Exhibit 10.35
EXECUTION VERSION
MASTER CREDIT FACILITY AGREEMENT
BY AND AMONG
THE PARTIES LISTED ON SCHEDULE I ATTACHED HERETO
AND
RED MORTGAGE CAPITAL, INC.
DATED AS OF
DECEMBER 31, 2008

i

EXHIBITS

EXHIBIT A	Schedule of Initial Mortgaged Properties and Initial Valuations
EXHIBIT B	RESERVED
EXHIBIT C	RESERVED
EXHIBIT D	RESERVED
EXHIBIT E	Confirmation of Guaranty
EXHIBIT F	Compliance Certificate
EXHIBIT G-1	Borrower Organizational Certificate
EXHIBIT G-2	Guarantor Organizational Certificate
EXHIBIT H	Conversion Request
EXHIBIT I	Master Credit Facility Agreement Conversion Amendment
EXHIBIT J	Rate Form
EXHIBIT K	RESERVED
EXHIBIT L	Advance Request
EXHIBIT M	Request (Addition/Release)
EXHIBIT N	Confirmation of Obligations
EXHIBIT O	Expansion Request
EXHIBIT P	Facility Termination Request
EXHIBIT Q	Amendment to Master Credit Facility Agreement
EXHIBIT R	Credit Facility Termination Request
EXHIBIT S	RESERVED
EXHIBIT T	RESERVED
EXHIBIT U	Cash Collateral, Security and Custody Agreement
EXHIBIT V	Letter of Credit
EXHIBIT W-1	Bank Legal Opinion (Foreign)
EXHIBIT W-2	Bank Legal Opinion (Domestic)
EXHIBIT X	Form of Rent Roll

APPENDIX I	Definitions

SCHEDULE I	List of Borrowers

v

MASTER CREDIT FACILITY AGREEMENT
THIS MASTER CREDIT FACILITY AGREEMENT is made as of the 31st day of December, 2008, by and among (i) the parties listed on Schedule I attached hereto, each as a Borrower hereunder; (ii) RED MORTGAGE CAPITAL, INC., an Ohio corporation; and (iii) EDUCATION REALTY TRUST, INC., a Maryland corporation, and EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as guarantor.
RECITALS
A. Borrower owns one (1) or more Rental Properties (unless otherwise defined or the context clearly indicates otherwise, capitalized terms shall have the meanings ascribed to such terms in Appendix I of this Agreement) as more particularly described in Exhibit A to this Agreement.
B. Borrower has requested that Lender establish a $222,411,000 Credit Facility in favor of Borrower, comprised initially of (a) a $74,550,000 Variable Facility, of which $49,874,000 will be advanced initially, all or part of which can be converted to a Fixed Facility in accordance with, and subject to, the terms and conditions of this Agreement and (b) a $147,861,000 Fixed Facility.
C. To secure the obligations of Borrower under this Agreement and the other Loan Documents issued in connection with the Credit Facility, Borrower shall create a Collateral Pool in favor of Lender. The Collateral Pool shall be comprised of (i) the Rental Properties listed on Exhibit A and (ii) any other collateral pledged to Lender from time to time by Borrower pursuant to this Agreement or any other Loan Documents.
D. Each Note and Security Document related to the Mortgaged Properties comprising the Collateral Pool shall be cross-defaulted (i.e., a default under any Note, Security Document relating to the Collateral Pool and under this Agreement, shall constitute a default under each Note, Security Document and this Agreement related to the Mortgaged Properties comprising the Collateral Pool) and cross-collateralized (i.e., each Security Instrument related to the Mortgaged Properties within the Collateral Pool shall secure all of Borrower’s obligations under this Agreement and the other Loan Documents) and it is the intent of the parties to this Agreement that, after an Event of Default, Lender may accelerate any Note without needing to accelerate any other Note and that in the exercise of its rights and remedies under the Loan Documents, Lender may, except as provided in this Agreement, exercise and perfect any and all of its rights in and under the Loan Documents with regard to any Mortgaged Property without needing to exercise and perfect its rights and remedies with respect to any other Mortgaged Property and that any such exercise shall be without regard to the Allocable Facility Amount assigned to such Mortgaged Property and that Lender may recover an amount equal to the full amount outstanding in respect of any of the Notes in connection with such exercise and any such amount shall be applied as determined by Lender pursuant to the terms of this Agreement, the Notes and the other Loan Documents.

E. Subject to the terms, conditions and limitations of this Agreement, Lender has agreed to establish the Credit Facility.
NOW, THEREFORE, Borrower, Lender, and Guarantor in consideration of the mutual promises and agreements contained in this Agreement, hereby agree as follows:
ARTICLE 1
THE COMMITMENT
Section 1.01. The Commitment.
Subject to the terms, conditions and limitations of this Agreement:
(a) Variable Facility Commitment.
(i) Subject to the provisions of subsection (a)(ii) below, Lender agrees to make Variable DMBS Advances and Variable Structured ARM Advances to Borrower from time to time during the Variable Facility Availability Period in accordance with the terms and provisions of this Agreement. The aggregate principal balance of the Variable Advances Outstanding at any time shall not exceed the Variable Facility Commitment. No Variable DMBS Advances shall be made, or be permitted to remain Outstanding unless the aggregate of Variable DMBS Advances Outstanding is at least $25,000,000. The borrowing of a Variable Advance shall permanently reduce the Variable Facility Commitment by the original principal amount of such Variable Advance. Borrower may not re-borrow any part of a Variable Advance which it has previously borrowed and repaid. Except as set forth in Section 2.06 of this Agreement, no Variable Advances shall be made as a result of increases in the Valuation of any Mortgaged Property. Any portion of the Variable Facility Commitment that is not advanced on the Initial Closing Date and which Lender determines may be advanced to Borrower, is available to be advanced to Borrower within ninety (90) days of the Initial Closing Date.
(ii) Limitation on Variable DMBS Advances. Fannie Mae, in its sole discretion, shall determine whether a Variable DMBS Advance execution is available to Borrower in connection with each proposed Variable DMBS Advance. The limitations set forth in this Section 1.01(a)(ii) do not apply to Rollover Variable Advances.
(b) Fixed Facility Commitment. Lender agrees to make Fixed Advances to Borrower from time to time during the Fixed Facility Availability Period. The aggregate original principal of the Fixed Advances shall not exceed the Fixed Facility Commitment. The borrowing of a Fixed Advance shall permanently reduce the Fixed Facility Commitment by the original principal amount of such Fixed Advance. Borrower may not re-borrow any part of a Fixed Advance which it has previously borrowed and repaid. Except as set forth in Section 2.06, no Fixed Advances shall be made as a result of increases in the Valuation of any Mortgaged Property. Any portion of the Fixed Facility Commitment that is not advanced on the Initial Closing Date and which Lender determines may be advanced to Borrower, is available to be advanced to Borrower within ninety (90) days of the Initial Closing Date.

Section 1.02. Requests for Advances.
Borrower shall request an Advance by giving Lender an Advance Request in accordance with Section 2.04. The Advance Request shall indicate whether the Request is for a Fixed Advance, a Variable DMBS Advance, a Variable Structured ARM Advance or more than one type of Advance.
Section 1.03. Maturity Date of Advances; Amortization.
(a) Variable Advances; Amortization. The maturity date of each Variable Advance shall be the earlier of (i) the Variable Facility Termination Date, (ii) the maturity date of the applicable outstanding DMBS (with respect to a Variable DMBS Advance), or (iii) such other maturity date referenced in any Variable Facility Note. Subject to the terms of the preceding sentence, the maturity date of any Variable Advance shall be specified by Borrower for such Variable Advance, provided that such maturity date shall be no earlier than the date five (5) years after the Closing Date of such Variable Advance and no later than the date ten (10) years after the Closing Date of such Variable Advance, provided that no maturity date shall exceed the Variable Facility Termination Date. Not less than thirty (30) Business Days prior to the maturity date of the applicable outstanding DMBS, the relevant Borrower may request that the Variable DMBS Advance backing the outstanding DMBS be (1) refinanced with a Rollover Variable Advance through the sale of a new DMBS using the DMBS Refinance Request Form (in the form attached to the applicable Variable Facility Note) which, shall take effect on the maturity date of the outstanding DMBS and shall be funded by the sale of a single DMBS, in an amount sufficient to fund the aggregate outstanding principal balance of such Variable DMBS Advance or (2) converted to a Fixed Advance which, shall take effect on the maturity date of the outstanding DMBS. No Borrower may refinance any Variable DMBS Advance on or after the Variable Facility Termination Date. The DMBS Issue Date shall be the first day of the month in which the DMBS is issued, and the maturity date of the DMBS funding each Variable DMBS Advance shall be specified by Borrower in its Advance Request, which date shall be three, six or nine full months after the DMBS Issue Date; provided, however, in connection with a release, an addition or a substitution of a Mortgaged Property and subject to Borrower’s payment to Lender of an administrative fee of $2,500, the maturity date of the DMBS funding a Variable DMBS Advance may be one or two full months after the DMBS Issue Date.
For these purposes, a year shall be deemed to consist of twelve (12) 30-day months. For example, the date which completes three full months after September 1 shall be December 1; and the date which completes three full months after January 1 shall be April 1. The initial Variable Advance will require amortization calculated over the Amortization Period. Any Future Advances that are Variable Advances may be payable interest only, in Lender’s sole and absolute discretion.
(b) Fixed Advances; Amortization. The maturity date of any Fixed Advance shall be specified by Borrower for such Fixed Advance, provided that such maturity date shall be no earlier than the date five (5) years after the Closing Date of such Fixed Advance and no later than the date ten (10) years after the Closing Date of such Fixed Advance, provided that no maturity date shall exceed the Fifteenth Anniversary. The initial Fixed Advance will require amortization calculated over the Amortization Period. Any Future Advances that are Fixed Advances may be payable interest only, in Lender’s sole and absolute discretion.

(c) Prepayment.
(i) Fixed Advances are not prepayable at any time, provided that, notwithstanding the foregoing, Borrower may prepay all or a portion of any Fixed Advance pursuant to the yield maintenance provisions of the Fixed Facility Note.
(ii) Subject to the terms and conditions of the Variable Facility Notes, the Indebtedness extended to Borrowers hereunder through Variable Advances is prepayable in whole or in part at any time pursuant to the fee maintenance provisions of the Variable Facility Notes.
Section 1.04. Interest on Advances.
(a) Partial Month Interest. Notwithstanding anything to the contrary in this Section 1.04, if an Advance is not made on the first day of a calendar month, and, with respect to a Variable DMBS Advance, the DMBS Issue Date is the first day of the month following the month in which the Advance is made, Borrower shall pay interest on the original stated principal amount of the Advance for the partial month period commencing on the Closing Date for the Advance and ending on the last day of the calendar month in which the Closing Date occurs. Borrower shall pay interest for such partial month on any (i) Variable DMBS Advance at a rate per annum equal to the greater of (1) the Coupon Rate as determined in accordance with Section 1.05 and (2) a rate determined by Lender, based on Lender’s cost of funds and approved at least three (3) Business Days prior to such Advance, in writing, by Borrower, (ii) Variable Structured ARM Advance at a rate per annum equal to a rate determined by Lender based on Lender’s cost of funds and approved at least three (3) Business Days prior to such Advance in writing by Borrower; and (iii) Fixed Advance at a rate, per annum equal to the greater of (1) the interest rate described in subsection (d)(i) of this Section 1.04 and (2) a rate determined by Lender, based on Lender’s cost of funds, and approved at least three (3) Business Days prior to such Advance, in writing, by Borrower.
(b) Variable DMBS Advances.
(i) Discount. Each Variable DMBS Advance shall be a discount loan. The original stated principal amount of a Variable DMBS Advance shall be the sum of the Price and the Discount. The Price and Discount of each Variable DMBS Advance shall be determined in accordance with the procedures set forth in Section 2.01. The proceeds of the Variable DMBS Advance made available by Lender to Borrower will equal the Price. Borrower shall pay to Lender, in advance of Lender making the initial Variable DMBS Advance requested by Borrower, the entire Discount for the Variable DMBS Advance. With respect to any subsequent Variable DMBS Advances, Borrower shall pay to Lender the Discount for the Variable DMBS Advance in monthly installments. Each monthly installment shall be equal to the product of (1) a fraction with one as the numerator and the number of months in the term of the applicable DMBS as the denominator, multiplied by (2) the Discount calculated on the applicable then Outstanding DMBS (for example, if the DMBS term is three (3) months and the entire Discount is $100,000, such monthly installments shall equal one third (1/3) of the entire Discount (i.e. $33,333). The first installment shall be payable on or prior to the Closing Date of such Variable DMBS Advance. Subsequent installments shall be payable on the first day of each calendar month, commencing on the first day of the second full calendar month following the DMBS Issue Date, to the first day of the month prior to the maturity date of such DMBS.

(ii) Variable Facility Fee. In addition to paying the Discount and the partial month interest, if any, Borrower shall pay monthly installments of the Variable Facility Fee to Lender for each Variable DMBS Advance Outstanding from the applicable DMBS Issue Date to its maturity date. The Variable Facility Fee shall be payable in advance, in accordance with the terms of the Variable Facility Note. The first installment shall be payable on or prior to the Closing Date for the Variable DMBS Advance and shall apply to the first full calendar month of the DMBS issued in connection with such Variable DMBS Advance. Subsequent installments shall be payable on the first day of each calendar month, commencing on the first day of the second full calendar month of such DMBS, to its maturity date. Each installment of the Variable Facility Fee shall be in an amount equal to the product of (1) the Variable Facility Fee, (2) the Variable DMBS Advance Outstanding, and (3) 1/12.
(c) Variable Structured ARM Advances.
(i) Adjustable Rate. Each Variable Structured ARM Advance shall bear interest at an Adjustable Rate which Adjustable Rate shall include the Margin. The Adjustable Rate with respect to each Variable Structured ARM Advance shall change on each Rate Change Date until such Variable Structured ARM Advance is repaid in accordance with the applicable Variable Facility Note.
(d) Fixed Advances.
(i) Annual Interest Rate. Each Fixed Advance shall bear interest at a rate, per annum, equal to the Cash Interest Rate for such Fixed Advance.
(ii) Monthly Payment. In addition to paying the partial month interest, if any, Borrower shall pay monthly installments of the Cash Interest Rate to Lender for each Fixed Advance from the first day of the month following the Closing Date for such Advance, to its maturity date. The Cash Interest Rate shall be payable in arrears, in accordance with the terms of the Fixed Facility Note. Installments shall be payable on the first day of each calendar month, commencing on the first day of the second full calendar month of such Advance, to its maturity date.
Section 1.05. Coupon Rates for Variable DMBS Advances.
The Coupon Rate applicable to a Variable DMBS Advance shall mean the sum of (1) an imputed interest rate as determined by Lender pursuant to Section 2.01 of this Agreement (rounded to three places) payable for the DMBS pursuant to the DMBS Commitment (“DMBS Imputed Interest Rate”) and (2) the Variable Facility Fee.

Section 1.06. Notes.
(a) Variable Advances. The obligation of Borrower to repay the Variable Advances shall be evidenced by the Variable Facility Notes. The Variable Facility Notes shall be payable to the order of Lender and shall be made in the original principal amount of each Variable Advance.
(b) Fixed Advances. The obligation of Borrower to repay the Fixed Advances shall be evidenced by the Fixed Facility Notes. The Fixed Facility Notes shall be payable to the order of Lender and shall be made in the original principal amount of each Fixed Advance.
Section 1.07. Reserved.
Section 1.08. Conversion from Variable Facility Commitment to Fixed Facility Commitment.
Except as provided in Section 1.09, Borrower shall have the right, from time to time prior to the Variable Facility Termination Date, to convert all or any portion of the Variable Facility Commitment to the Fixed Facility Commitment, provided that the maturity date for any such Fixed Advance shall be as required generally for Fixed Advances pursuant to Section 1.03(b). If any Variable Advances Outstanding under a Variable Facility Note are converted to a Fixed Advance, the Fixed Facility Note executed in connection with such Fixed Advance shall not have a maturity date beyond the maturity date set forth in the original Variable Facility Note. The Variable Facility Commitment shall be reduced by, and the Fixed Facility Commitment shall be increased by, the amount of each conversion.
(a) Request. To convert all or a portion of the Variable Facility Commitment to the Fixed Facility Commitment, Borrower shall deliver a Conversion Request to Lender. Each Conversion Request shall designate (i) the amount of the Variable Facility Commitment to be converted, and (ii) any Variable Advances Outstanding that will be prepaid on or before the Closing Date for the conversion as required by Section 1.09(c).
(b) Closing. Subject to Section 1.09 and provided that all conditions contained in Section 1.10 are satisfied, Lender shall permit the requested conversion to close at offices designated by Lender on a Closing Date selected by Lender, and, with respect to a Variable DMBS Advance, occurring on the maturity date of the applicable outstanding DMBS, within thirty (30) Business Days after Lender’s receipt of the Conversion Request (or on such other date as Borrower and Lender may agree). At the closing, Lender and Borrower shall execute and deliver, at the sole cost and expense of Borrower, in form and substance satisfactory to Lender, the Conversion Documents. Borrower shall be obligated to pay an interest rate and fees in connection with a conversion as determined in accordance with the applicable requirements of the Fannie Mae product line then in effect.
(c) Minimum Remaining Amount of Variable DMBS Advances. After the closing of any conversion, if any Variable DMBS Advances remain Outstanding, the minimum aggregate principal amount Outstanding of such remaining Variable DMBS Advances shall be not less than $25,000,000. If the aggregate principal amount Outstanding of Variable DMBS Advances is less than $25,000,000, such Variable DMBS Advances must be repaid or converted to Fixed Advances pursuant to the terms of this Section and Sections 1.09 and 1.10.

Section 1.09. Limitations on Right to Convert.
Borrower’s right to convert all or any portion of the Variable Facility Commitment to the Fixed Facility Commitment is subject to the following limitations:
(a) Reserved.
(b) Minimum Request. Each Conversion Request shall be in the minimum amount of $3,000,000.
(c) Obligation to Prepay Variable Advances. Borrower shall prepay any difference by which, after the conversion, the aggregate unpaid principal balance of all Variable Advances Outstanding will exceed the Variable Facility Commitment.
(d) Failure to Convert. In the event all or a portion of the amount of the Variable Facility Commitment set forth in the Conversion Request cannot be converted because the increased Fixed Facility Commitment does not satisfy the Underwriting Requirements, Borrower shall prepay the amount of the Variable Facility Commitment that cannot be converted to a Fixed Facility Commitment and shall pay all prepayment premiums and other fees associated with such prepayment.
Section 1.10. Conditions to Conversion.
The conversion of all or any portion of the Variable Facility Commitment to the Fixed Facility Commitment is subject to the satisfaction, on or before the Closing Date, of (a) the conditions precedent contained in Section 6.08 and Section 6.11 and (b) all applicable General Conditions contained in Section 6.01.
Section 1.11. Yield Maintenance.
At such time as Borrower requests the first Fixed Advance, or, if prior in time, elects to convert all or a portion of the Variable Facility Commitment to a Fixed Facility Commitment, Borrower shall select yield maintenance with respect to Fixed Advances. Borrower shall notify Lender of such selection on the Advance Request for the first Fixed Advance or on the first Conversion Request, as applicable. The terms and conditions of yield maintenance are contained in the Fixed Facility Notes. The selection of Borrower as to yield maintenance made at the time of the first Advance Request for a Fixed Advance or the first Conversion Request shall apply to all Fixed Advances made pursuant to this Agreement.

Section 1.12. Interest Rate Cap.
To protect against fluctuations in interest rates during the term, pursuant to the terms of the Pledge, Interest Rate Cap Agreement, Borrower shall make arrangements for a LIBOR-based interest rate cap in form and substance satisfactory to Lender with a counterparty satisfactory to Lender (“Interest Rate Cap”) to be in place and maintained at all times with respect to the portion of the Variable Facility Commitment which has been funded and remains Outstanding. As set forth in the Pledge, Interest Rate Cap Agreement, Borrower agrees to pledge its right, title and interest in the Interest Rate Cap to Lender as additional collateral for the Indebtedness.
ARTICLE 2
THE ADVANCES
Section 2.01. Rate Setting for an Advance.
Rates for an Advance shall be set in accordance with the following procedures:
(a) Preliminary, Nonbinding Quote. At Borrower’s request, Lender shall quote an estimate of the Cash Interest Rate (for a proposed Fixed Advance), or the Adjustable Rate (for a proposed Variable Structured ARM Advance) or the DMBS Imputed Interest Rate (for a proposed Variable DMBS Advance). Lender’s quote shall be based on (i) in the case of a proposed Variable DMBS Advance, a solicitation of bids from institutional investors selected by Lender in the case of a DMBS execution or, in the case of a Fixed Advance or a Variable Structured ARM Advance, the rate quoted by Fannie Mae for a cash execution and (ii) the proposed terms and amount of the Advance selected by Borrower. The quote shall not be binding upon Lender.
(b) Rate Setting. Borrower may submit to Lender, by facsimile transmission before 1:00 p.m. Washington, D.C. time on any Business Day (“Rate Setting Date”), a completed and executed Rate Form. The Rate Form shall specify the amount, term, DMBS Issue Date, Variable Facility Fee, any breakage fee deposit amount, the proposed maximum Coupon Rate (“Maximum Annual Coupon Rate”), the proposed Maximum Adjustable Rate or Cash Interest Rate, as applicable, and Closing Date for the Advance.
(c) Rate Confirmation. In the case of a DMBS execution, within one (1) Business Day after receipt of the Rate Form and upon satisfaction of all of the conditions to Lender’s obligation to make the Advance, Lender shall solicit bids from institutional investors selected by Lender based on the information in the Rate Form and, provided the actual Coupon Rate would be at or below the Maximum Annual Coupon Rate, shall obtain a commitment (“DMBS Commitment”) for the purchase of a DMBS having the bid terms described in the related Rate Form. In the case of a cash execution, within one (1) Business Day after receipt of the Rate Form, Lender shall obtain a commitment from Fannie Mae (“Fannie Mae Commitment”) for the purchase of the proposed Advance having the terms described in the related Rate Form. Lender shall then complete and countersign the Rate Form thereby confirming the amount, term, and Closing Date for the Advance, in the case of a Variable DMBS Advance, the DMBS Issue Date, DMBS Delivery Date, DMBS Imputed Interest Rate, Variable Facility Fee, Coupon Rate, Discount and Price, in the case of the Variable Structured ARM Advance, the Adjustable Rate, and in the case of a Fixed Advance, the Cash Interest Rate and shall immediately deliver by facsimile transmission the Rate Form to Borrower.

Section 2.02. DMBS Refinance Confirmation Form for Rollover Variable Advances.
Not later than four (4) Business Days before the Closing Date for a Rollover Variable Advance, Borrower shall execute and deliver to Lender a fully executed DMBS Refinance Confirmation Form (in the form attached to the applicable Variable Facility Note).
Section 2.03. Breakage and other Costs.
If Lender obtains, and then fails to fulfill, the DMBS Commitment or Fannie Mae Commitment because the Advance is not made (for a reason other than Lender’s default), Borrower shall pay all reasonable out-of-pocket costs payable to the potential investor and other reasonable costs, fees and damages incurred by Lender in connection with its failure to fulfill the DMBS Commitment or Fannie Mae Commitment. Lender reserves the right to require Borrower to post a deposit at the time the DMBS Commitment or Fannie Mae Commitment is obtained. Such deposit shall be refundable to Borrower upon the delivery of the related DMBS or the purchase of the Advance for cash by Fannie Mae.
Section 2.04. Advances.
Borrower may deliver an Advance Request to Lender:
(a) If the Advance Request is to obtain the Initial Advance and all conditions precedent contained in Section 6.02 and Section 6.11 and the General Conditions contained in Section 6.01 are satisfied on or before the Closing Date for the Initial Advance, Lender shall make the Initial Advance on the Initial Closing Date or on such other date as Borrower and Lender may agree.
(b) If the Advance Request is to obtain a Future Advance, such Advance Request shall be in the minimum amount of $3,000,000, except that any Request for a Variable DMBS Advance shall be in the minimum amount of $25,000,000. If all conditions precedent contained in Section 6.03 and Section 6.11 and the General Conditions contained in Section 6.01 are satisfied, Lender shall make the requested Future Advance, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, which date shall be not more than three (3) Business Days after Borrower’s receipt from Lender of the confirmed Rate Form (or on such other date as Borrower and Lender may agree).

Section 2.05. Determination of Allocable Facility Amount and Valuations.
(a) Initial Determinations. On the Initial Closing Date, Lender shall determine (i) the Allocable Facility Amount and Valuation for each Initial Mortgaged Property, (ii) the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio, (iii) the Advance Amount, and (iv) the Commitment amount. The determinations made as of the Initial Closing Date shall remain unchanged until the First Anniversary. Changes in Allocable Facility Amount, Valuations, the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio shall be made pursuant to Section 2.05(b).
(b) Monitoring Determinations. Once each Calendar Quarter within twenty (20) Business Days after Borrower has delivered to Lender the reports required in Section 8.03, Lender shall determine the Aggregate Debt Service Coverage Ratio, the Aggregate Loan to Value Ratio, the Valuations and the Allocable Facility Amounts and whether Borrower is in compliance with the other covenants set forth in the Loan Documents. With respect to the third Calendar Quarter during any Loan Year, monitoring determinations shall be calculated based on the prior twelve (12) month period. After the First Anniversary, on an annual basis, and if Lender decides that changed market or property conditions warrant, Lender shall redetermine Allocable Facility Amounts and Valuations. Lender shall also redetermine Allocable Facility Amounts to take account of any addition or release of Collateral or other event that invalidates the outstanding determinations. In determining Valuations, Lender shall use Cap Rates based on its internal survey and analysis of cap rates for comparable sales in the vicinity of the Mortgaged Property, with such adjustments as Lender deems appropriate and without any obligation to use any information provided by Borrower. If Lender is unable to determine a Cap Rate for a Mortgaged Property, Lender shall have the right, not more than once annually, to obtain, at Borrower’s expense, a market study in order to establish a Cap Rate. Lender shall promptly disclose its determinations to Borrower. Until redetermined, the outstanding Allocable Facility Amounts and Valuations shall remain in effect. Notwithstanding anything in this Agreement to the contrary, no change in Allocable Facility Amounts, Valuations, the Aggregate Loan to Value Ratio or the Aggregate Debt Service Coverage Ratio shall, unless resulting from the removal of Collateral from the Collateral Pool, (i) result in a Potential Event of Default or Event of Default, (ii) require the prepayment of any Advances, (iii) require the addition of Collateral to the Collateral Pool, or (iv) preclude the making of a Rollover Variable Advance.
Section 2.06. Future Advances Made on Increased Values.
Borrower may request, and Lender, in its sole discretion, may advance Future Advances based on decreases in the Aggregate Loan to Value Ratio and increases in the Aggregate Debt Service Coverage Ratio as determined by Lender in accordance with this Agreement and based on Lender’s determination that such Future Advance may be made pursuant to Lender’s Underwriting Requirements for the Fannie Mae “Supplemental Loan” product line then in effect, and pursuant to the terms and conditions of the Loan Documents, but only to the extent that such Future Advance and subsequent reallocation of the Allocable Facility Amounts do not cause the Geographical Diversification Requirements to be violated. Borrower shall pay all reasonable costs related to such Future Advance requested under this Section 2.06 (whether or not such Future Advance is actually made), including but not limited to Appraisal costs, environmental site assessment costs, physical needs assessment costs, Lender’s nonrefundable due diligence fee of $4,000 for each Mortgaged Property in the Collateral Pool at the time plus out-of-pocket expenses payable at the time a Request for a Future Advance is made, a reunderwriting fee in the amount equal to the greater of $50,000 or one percent (1%) of such proposed Future Advance, all legal fees incurred by Lender and Fannie Mae in connection with such proposed Future Advance and any other actual out of pocket third party costs incurred in connection with such proposed Future Advance. In relation to any Future Advance made pursuant to this Section 2.06, Borrower shall be obligated to pay an interest rate and fees, determined in accordance with the applicable requirements of the Fannie Mae “Supplemental Loan” product line then in effect. Borrower shall request such Future Advance by giving Lender an Advance Request in accordance with Section 2.04 and an Expansion Request, requesting an Expansion in the amount of such Future Advance in accordance with Section 4.01.

ARTICLE 3
COLLATERAL CHANGES
Section 3.01. Right to Add Collateral.
Subject to the terms and conditions of this Article, Borrower shall have the right, from time to time during the Fixed Facility Availability Period and the Variable Facility Availability Period, as applicable, to add Rental Properties to the Collateral Pool.
Section 3.02. Procedure for Adding Collateral.
The procedure for adding Collateral contained in this Section 3.02 shall apply to all additions of Collateral.
(a) Request. Subject to the limitations set forth in Section 15.17, Borrower may deliver to Lender an Addition Request to add one (1) or more Rental Properties to the Collateral Pool. Each Addition Request shall be accompanied by the following: (i) the quality and type of property-related information required by Lender in connection with the Initial Advances made hereunder and any additional information Lender may reasonably request; and (ii) the payment of all Additional Collateral Due Diligence Fees and the Additional Collateral Due Diligence Deposit.
(b) Underwriting. Borrower may add any Additional Mortgaged Property provided that, after such addition, the proposed Additional Mortgaged Property itself has a Debt Service Coverage Ratio of not less than 1.30:1.0 with respect to the amount of the Advance which equals the Allocated Facility Amount which is allocated to such Additional Mortgaged Property drawn from the Fixed Facility Commitment and 1.05:1.0 with respect to the amount of the Advance which equals the Allocated Facility Amount which is allocated to such Additional Mortgaged Property drawn from the Variable Facility Commitment, and its Loan to Value Ratio must not exceed seventy-five percent (75%), and, after such addition, the Collateral Pool must satisfy the Coverage and LTV Tests, provided, that if either of the tests described above are not met, Lender may permit the Additional Mortgaged Property to be added to the Collateral Pool. Lender shall evaluate the proposed Additional Mortgaged Property in accordance with the Underwriting Requirements and shall make underwriting determinations as to the Debt Service Coverage

Ratio and the Loan to Value Ratio of the proposed Additional Mortgaged Property and the Aggregate Debt Service Coverage Ratio and the Aggregate Loan to Value Ratio applicable to the Collateral Pool on the basis of the lesser of (i) the acquisition price of the proposed Additional Mortgaged Property if purchased by Borrower within twelve (12) months of the related Addition Request, and (ii) a Valuation made with respect to the proposed Additional Mortgaged Property. In addition, Lender shall determine whether an exit strategy acceptable to Lender is available with respect to such Additional Mortgaged Property. Within thirty (30) Business Days after receipt of (1) the Addition Request and (2) all reports, certificates and documents required by the Underwriting Requirements, including a zoning analysis required by Lender in connection with similar loans anticipated to be sold to Fannie Mae, Lender shall notify Borrower whether it has determined whether the proposed Additional Mortgaged Property meets the Underwriting Requirements and the other conditions for addition set forth in this Agreement. If Lender determines that the proposed Additional Mortgaged Property meets the Underwriting Requirements and the other conditions set forth in this Agreement, it shall set forth the Aggregate Debt Service Coverage Ratio, the Aggregate Loan to Value Ratio, and the Advance Amount that Lender estimates shall result from the addition of the proposed Additional Mortgaged Property. Within five (5) Business Days after receipt of Lender’s written consent to the Addition Request, Borrower shall notify Lender in writing whether it elects to add the proposed Additional Mortgaged Property to the Collateral Pool. If Borrower fails to respond within the period of five (5) Business Days, it shall be conclusively deemed to have elected not to add the proposed Additional Mortgaged Property to the Collateral Pool.
(c) Closing. If Lender determines that the proposed Additional Mortgaged Property meets the conditions set forth in this Agreement, Borrower timely elects to add the proposed Additional Mortgaged Property to a Collateral Pool and all conditions precedent contained in Section 6.04, Section 6.11 and Section 6.12 and all General Conditions contained in Section 6.01 are satisfied, the proposed Additional Mortgaged Property shall be added to the Collateral Pool, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, occurring within thirty (30) Business Days after Lender’s receipt of Borrower’s election (or on such other date as Borrower and Lender may agree).
Section 3.03. Right to Obtain Releases of Collateral.
Subject to the terms and conditions of this Article 3 and the limitations set forth in Section 15.17, Borrower shall have the right from time to time to obtain a release of Collateral from the Collateral Pool.
Section 3.04. Procedure for Obtaining Releases of Collateral.
(a) Request. To obtain a release of Collateral from the Collateral Pool, Borrower shall deliver a Release Request to Lender. The Release Request shall result in a termination of all or any part of the Credit Facility and Borrower shall lose the borrowing capacity associated with such release and all or a part of the Variable Facility Commitment and/or Fixed Facility Commitment comprising such borrowing capacity shall be terminated.

(b) Closing. If all conditions precedent contained in Section 6.05 and all General Conditions contained in Section 6.01 are satisfied, Lender shall cause the Release Mortgaged Property to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within thirty (30) days after Lender’s receipt of the Release Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Release Documents. Borrower shall prepare the Release Documents and submit them to Lender for its review.
(c) Release Price. The “Release Price” for each Release Mortgaged Property means the greater of (i) one hundred percent (100%) of the Allocable Facility Amount for the Release Mortgaged Property and (ii) one hundred percent (100%) of the amount, if any, of Advances Outstanding that are required to be repaid by Borrower to Lender in connection with the proposed release of the Release Mortgaged Property from the Collateral Pool so that, immediately after the release, the Coverage and LTV Tests will be satisfied. In addition to the Release Price, Borrower shall pay to Lender all associated prepayment premiums and other amounts due under the Notes being repaid. In connection with a non-simultaneous substitution of Collateral pursuant to Section 3.06(c)(ii) of this Agreement, Borrower shall be permitted, in lieu of paying the Release Price, to post a Letter of Credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to one hundred fifteen percent (115%) of the Allocable Facility Amount for the Release Mortgaged Property.
(d) Application of Release Price. The Release Price for the Release Mortgaged Property will be applied first against the Variable Advances Outstanding until there are no further Variable Advances Outstanding, then against the prepayment of Fixed Advances Outstanding, so long as the prepayment is permitted under the applicable Fixed Facility Note. The remainder of the Release Price, if any, shall be held by Lender (or its appointed collateral agent) as Additional Collateral, in accordance with a security agreement and other documents in form and substance acceptable to Lender. Any such Additional Collateral remaining will be returned to Borrower on the Termination Date. If, on the date Borrower pays the Release Price, Variable Advances are Outstanding but not then due and payable, Lender shall hold the Release Price as Additional Collateral, until the next date on which Variable Advances are due and payable, at which time Lender shall apply the appropriate portion of the Release Price to such Variable Advances.
(e) Release of Borrower and Guarantor. Upon the release of a Mortgaged Property, the Borrower that is the owner of such Release Mortgaged Property and the Guarantor shall be released of all obligations related to the Release Mortgaged Property under this Agreement and the other Loan Documents except for any provisions of this Agreement and the other Loan Documents that are expressly stated to survive any release or termination.

Section 3.05. Right to Substitutions.
Subject to the terms and conditions of this Article 3 and the limitations sets forth in Section 15.17, Borrower shall have the right to obtain the release of the Mortgaged Property securing the Advances made to such Borrower by replacing such Mortgaged Property with one or more Rental Properties that meet the requirements of this Agreement (the “Substitute Mortgaged Property”) thereby effecting a "Substitution” of Collateral.
Section 3.06. Procedure for Substitutions.
(a) Request. Borrower shall deliver to Lender a completed and executed Substitution Request. Each Substitution Request shall be accompanied by the following: (i) the information required by the Underwriting Requirements with respect to the proposed Substitute Mortgaged Property and any additional information Lender reasonably requests; and (ii) the payment of all Additional Collateral Due Diligence Fees and the Additional Collateral Due Diligence Deposit.
(b) Underwriting.
(i) Lender shall evaluate the proposed Substitute Mortgaged Property in accordance with the Underwriting Requirements.
(ii) A Substitution may be effected if (A) (1) the Substitute Mortgaged Property has a Valuation equal to or greater than the Valuation of the Release Mortgaged Property, and (2) the Substitute Mortgaged Property has Net Operating Income (as determined by Lender in its discretion) equal to or greater than the Net Operating Income (as determined by Lender in its discretion) of the Release Mortgaged Property and (3) Lender determines that the Substitute Mortgaged Property is of similar or better quality and located in a similar or better market as the Release Mortgaged Property and (B) after the Substitution, the Collateral Pool meets the Coverage and LTV Tests and the Substitute Mortgaged Property itself has a Debt Service Coverage Ratio of not less than 1.30:1.0 with respect to the amount of the Advance which equals the Allocated Facility Amount which is allocated to such Substitute Mortgaged Property drawn from the Fixed Facility Commitment and 1.05:1.0 with respect to the amount of the Advance which equals the Allocated Facility Amount which is allocated to such Substitute Mortgaged Property drawn from the Variable Facility Commitment and a Loan to Value Ratio of not more than seventy-five percent (75%). If any of the tests described in (A) and (B) are not met, Lender may, in its discretion, permit the substitution to be effected.
(iii) Within thirty (30) Business Days after receipt of (A) the Substitution Request and (B) all reports, certificates and documents required by the Underwriting Requirements and this Agreement, including a zoning analysis required by Lender in connection with similar loans anticipated to be sold to Fannie Mae, Lender shall notify the applicable Borrower whether the Substitute Mortgaged Property meets the requirements of this Section 3.06(b) and the Underwriting Requirements and the other requirements for the Substitution of a Mortgaged Property as set forth in this Agreement. Within five (5) Business Days after receipt of Lender’s written notice in response to the Substitution Request, Borrower shall notify Lender whether it elects to proceed with the Substitution. If Borrower fails to respond within the period of five (5) Business Days, it shall be conclusively deemed to have elected not to proceed with the Substitution.

(c) Closing. If Lender determines that the Substitution Request satisfies the conditions set forth herein, Borrower timely elects to proceed with the substitution, and all conditions precedent contained in Section 3.05, Section 3.06, Section 6.04, Section 6.05, Section 6.06, Section 6.11, Section 6.12 and all General Conditions contained in Section 6.01 are satisfied, the proposed Substitute Mortgaged Property shall be added in replacement of the Mortgaged Property being released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender and occurring —
(i) if the substitution of the proposed Substitute Mortgaged Property is to occur simultaneously with the release of the Release Mortgaged Property, within sixty (60) days after Lender’s receipt of the applicable Borrower’s election (or on such other date to which Borrower and Lender may agree); or
(ii) if the substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Mortgaged Property, within ninety (90) days after the release of such Release Mortgaged Property (provided such date may be extended an additional ninety (90) days if Borrower provides evidence satisfactory to Lender of Borrower’s diligent efforts in finding a suitable proposed Substitute Mortgaged Property) (the “Property Delivery Deadline”) in accordance with the terms of this Section 3.06(c).
Section 3.07. Substitution Deposit.
(a) The Deposit. If a Substitution of the proposed Substitute Mortgaged Property is to occur subsequent to the release of the Release Mortgaged Property pursuant to Section 3.06(c)(ii), at the Closing Date of the release of the Release Mortgaged Property, Borrower shall deposit with Lender the “Substitution Deposit” described in Section 3.07(b) in the form of cash or, in lieu of depositing cash for the Substitution Deposit, Borrower may post a Letter of Credit issued by a financial institution acceptable to Lender and having terms and conditions acceptable to Lender, having a face amount equal to the Substitution Deposit.
(b) Substitution Deposit Amount. The “Substitution Deposit” for each proposed substitution shall be an amount equal to the sum of (i) the Release Price, plus (ii) any and all of the fee maintenance for the DMBS, or the prepayment premium for a Note funded through a cash execution, calculated as of the end of the month in which the Property Delivery Deadline occurs, as if the Note (and applicable DMBS, if applicable) were to be prepaid in such month, plus (iii) interest on the Note (or Discount, if applicable, and if necessary as estimated by Lender) through the end of the month in which the Property Delivery Deadline occurs, if necessary as reasonably estimated by Lender, plus (iv) costs, expenses and fees of Lender pertaining to the substitution (the “Substitution Cost Deposit”). If a Substitution of the last remaining asset is taking place, the cash collateral or Letter of Credit must include, (A) any yield maintenance that would be due to the extent that the Fixed Advance must be prepaid to effect a Release at that time, (B) any Discount that would be due for any Variable DMBS Advance, as applicable, if necessary as reasonably estimated by Lender and (C) any fee maintenance that would be due to the extent that the Variable Structured ARM Advance must be prepaid to effect a Release at that time. The Substitution Cost Deposit shall be used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution whether such substitution actually closes. In the event that the Borrower elects to post a Letter of Credit in lieu of cash for the Substitution Deposit, Borrower shall also be obligated to make any regularly scheduled payments of principal and interest due under the applicable Note during any period between the closing of the Release Mortgaged Property and the earlier of the closing of the Substitute Mortgaged Property and the date of prepayment of the Note, or the applicable DMBS.

(c) Failure to Close Substitution. If the substitution of the proposed Substitute Mortgaged Property does not occur by the Property Delivery Deadline in accordance with Section 3.06(c)(ii), then such Borrower shall have irrevocably waived its right to substitute such Release Mortgaged Property with the proposed Substitute Mortgaged Property, and the release of the Release Mortgaged Property shall be deemed a prepayment of the Note and the DMBS, if applicable. The Property Delivery Deadline shall be no later than the date ninety (90) days (or one hundred eighty (180) days, if applicable) after the date the Lender’s lien on such Release Mortgaged Property is released. Any DMBS being prepaid shall be deemed to be prepaid as of the end of the month in which the Property Delivery Deadline falls, and the Lender, shall follow standard Fannie Mae procedures for the prepayment of the Note, or any applicable DMBS, including delivery of the Substitution Deposit (less the Substitution Cost Deposit) to Fannie Mae in accordance with such procedures. Any portion of the Substitution Deposit not needed to prepay the Note, or any applicable DMBS, all interest, and any prepayment fees (including any portion of the Substitution Cost Deposit not used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such Substitution) shall be promptly refunded to the applicable Borrower after the Property Delivery Deadline.
(d) Substitution Deposit Disbursement. At closing of the Substitution, the Lender shall disburse the Substitution Deposit (less any portion of the Substitution Cost Deposit used by Lender to cover all reasonable out-of-pocket costs and expenses incurred by Lender and Fannie Mae, including any out-of-pocket legal fees and expenses incurred by Fannie Mae and Lender in connection with such substitution) directly to the Borrower at such time as the conditions set forth in Sections 3.05, 3.06, 6.06, 6.11, 6.12 and all General Conditions contained in Section 6.01 have been satisfied, which must occur no later than the Property Delivery Deadline.

ARTICLE 4
INCREASE OF CREDIT FACILITY
Section 4.01. Request to Increase Commitment.
Subject to the terms, conditions and limitations of this Article and this Agreement, Borrower may request, during the Fixed Facility Availability Period, to increase the Fixed Facility Commitment, during the Variable Facility Availability Period, to increase the Variable Facility Commitment, or both (the “Expansion”). Lender has the right to agree to Borrower’s request in its sole discretion. Any Expansion is subject to the following limitations:
(a) Maximum Amount of Increase in Commitment. The maximum amount of the Expansion is $77,589,000 (for a maximum total Commitment of $300,000,000).
(b) Minimum Request. Each Request for an Expansion shall be in the minimum amount of $3,000,000, except that an Expansion that will result in a Variable DMBS Advance shall be in a minimum amount of $25,000,000.
(c) Terms and Conditions. The terms and conditions (including pricing) applicable to any Expansion shall be mutually agreed upon by Lender and Borrower at the time of the Expansion.
Section 4.02. Procedure for Obtaining Increases in Commitment.
To obtain an Expansion, Borrower shall deliver an Expansion Request to Lender. Each Expansion Request shall be accompanied by a nonrefundable deposit of $25,000 and shall include the following:
(a) the total amount of the proposed increase;
(b) a designation of the increase as being part of the Fixed Facility Commitment and/or the Variable Facility Commitment;
(c) a request that Lender inform Borrower of an indication of the interest rate and fees that will apply to Advances drawn from such Expansion; and
(d) a request that Lender inform Borrower of Net Worth and Liquidity requirements that will apply upon the Expansion.
Section 4.03. Closing.
If Lender in its sole discretion agrees to the Expansion Request and if all conditions precedent contained in Section 6.07 and Section 6.11 and all applicable General Conditions contained in Section 6.01 are satisfied, Lender shall permit the Expansion to occur, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, and occurring within fifteen (15) Business Days after Lender’s receipt of the Expansion Request (or on such other date as Borrower and Lender may agree).

ARTICLE 5
TERMINATION OF FACILITIES
Section 5.01. Right to Complete or Partial Termination of Facilities.
Subject to the terms and conditions of this Article, Borrower shall have the right from time to time to permanently reduce the Variable Facility Commitment and/or the Fixed Facility Commitment.
Section 5.02. Procedure for Complete or Partial Termination of Facilities.
(a) Request. To permanently reduce the Variable Facility Commitment or the Fixed Facility Commitment, Borrower shall deliver a Facility Termination Request to Lender. A permanent reduction of the Variable Facility Commitment to $0 shall be referred to as a “Complete Variable Facility Termination.” A permanent reduction of the Fixed Facility Commitment to $0 shall be referred to as a “Complete Fixed Facility Termination.” The Facility Termination Request shall include the following:
(i) The proposed amount of the reduction in the Variable Facility Commitment and/or Fixed Facility Commitment; and
(ii) Unless there is a Complete Variable Facility Termination or a Complete Fixed Facility Termination, a designation by Borrower of any Variable Advances that will be prepaid and/or any Fixed Advances that will be prepaid.
Any release of Collateral, whether or not made in connection with a Facility Termination Request, must comply with all conditions to a release that are contained in Section 6.05.
(b) Closing. If all conditions precedent contained in Section 6.09 and all General Conditions contained in Section 6.01 are satisfied, Lender shall reduce the Variable Facility Commitment or Fixed Facility Commitment, as the case may be, to the amount designated by Borrower, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, within thirty (30) Business Days after Lender’s receipt of the Facility Termination Request (or on such other date as Borrower and Lender may agree), by executing and delivering the Facility Termination Document evidencing the reduction in the Facility Commitment.
Section 5.03. Right to Terminate Credit Facility.
Subject to the terms and conditions of this Article, Borrower shall have the right to terminate this Agreement and the Credit Facility and receive a release of all of the Collateral.

Section 5.04. Procedure for Terminating Credit Facility.
(a) Request. To terminate this Agreement and the Credit Facility, Borrower shall deliver a Credit Facility Termination Request to Lender.
(b) Closing. If all conditions precedent contained in Section 6.10 are satisfied, this Agreement shall terminate, and Lender shall cause all of the Collateral to be released, at a closing to be held at offices designated by Lender on a Closing Date selected by Lender, within thirty (30) Business Days after Lender’s receipt of the Credit Facility Termination Request (or on such other date as Borrower and Lender may agree), by executing and delivering, and causing all applicable parties to execute and deliver, all at the sole cost and expense of Borrower, the Credit Facility Termination Documents.
ARTICLE 6
CONDITIONS PRECEDENT TO ALL REQUESTS
Section 6.01. Conditions Applicable to All Requests.
Borrower’s right to close the transaction requested in a Request shall be subject to Lender’s determination that all of the following general conditions precedent (“General Conditions”) have been satisfied, in addition to any other conditions precedent contained in this Agreement:
(a) Geographical Diversification. For each Request on or after the First Anniversary, the Geographical Diversification Requirements shall be satisfied. In the event Borrower decides to wind down the Credit Facility over a period no longer than six (6) months by releasing all of the Mortgaged Properties then currently remaining in the Collateral Pool, Borrower shall send a notice in writing to Lender, which notice shall include a statement that Borrower intends to wind down the Credit Facility and a timeline for each of the releases (the “Wind Down Notice”). After receipt of the Wind Down Notice, the Geographical Diversification Requirements for any Release may be waived in Lender’s discretion, provided that Borrower satisfies each of the following at the time of the Release: (x) all other conditions of a Release shall be met and (y) each Mortgaged Property then currently remaining in the Collateral Pool has a Debt Service Coverage Ratio of not less than 1.30:1.0 with respect to the amount of the Advance which equals the Allocated Facility Amount which is allocated to each such Mortgaged Property and drawn from the Fixed Facility Commitment and 1.05:1.0 with respect to the amount of the Advance which equals the Allocated Facility Amount which is allocated to each such Mortgaged Property and drawn from the Variable Facility Commitment and a Loan to Value Ratio of not more than seventy-five percent (75%). At Borrower’s request, Lender may in its discretion permit that the Geographical Diversification Requirements be waived in connection with any Request.
(b) Payment of Expenses. The payment by Borrower of Lender’s and Fannie Mae’s reasonable third party out-of-pocket fees and expenses payable in accordance with this Agreement, including, but not limited to, the legal fees and expenses described in Section 10.05.

(c) No Material Adverse Change. Except in connection with a Credit Facility Termination Request, there has been no material adverse change in the financial condition, business or prospects of Borrower or Guarantor or in the physical condition, operating performance or value of any of the Mortgaged Properties since the date of the most recent Compliance Certificate (or, with respect to the conditions precedent to the Initial Advance, from the condition, business or prospects reflected in the financial statements, reports and other information obtained by Lender during its review of Borrower and Guarantor and the Initial Mortgaged Properties).
(d) No Default. Except in connection with a Credit Facility Termination Request, there shall exist no Event of Default or Potential Event of Default on the Closing Date for the Request and, after giving effect to the transaction requested in the Request, no Event of Default or Potential Event of Default shall have occurred.
(e) No Insolvency. Except in connection with a Credit Facility Termination Request, receipt by Lender on the Closing Date for the Request of evidence satisfactory to Lender that neither Borrower nor Guarantor is insolvent (within the meaning of any applicable federal or state laws relating to bankruptcy or fraudulent transfers) or will be rendered insolvent by the transactions contemplated by the Loan Documents, including the making of a Future Advance, or, after giving effect to such transactions, will be left with an unreasonably small capital with which to engage in its business or undertakings, or will have intended to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature or will have intended to hinder, delay or defraud any existing or future creditor.
(f) No Untrue Statements. The Loan Documents shall not contain any untrue or misleading statement of a material fact and shall not fail to state a material fact necessary to make the information contained therein not misleading.
(g) Representations and Warranties. Except in connection with a Credit Facility Termination Request, all representations and warranties made by Borrower and Guarantor in the Loan Documents shall be true and correct in all material respects on the Closing Date for the Request with the same force and effect as if such representations and warranties had been made on and as of the Closing Date for the Request.
(h) No Condemnation or Casualty. Except in connection with a Credit Facility Termination Request or a Release Request or a Substitution Request, there shall not be pending or threatened any condemnation or other taking, whether direct or indirect, against the Mortgaged Property and there shall not have occurred any casualty to any improvements located on the Mortgaged Property, which casualty would have a Material Adverse Effect.

(i) Delivery of Closing Documents. The receipt by Lender of the following, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects:
(i) The Loan Documents relating to such Request;
(ii) A Compliance Certificate;
(iii) An Organizational Certificate; and
(iv) Such other documents, instruments, approvals (and, if requested by Lender, certified duplicates of executed copies thereof) and opinions as Lender may reasonably request.
(j) Covenants. Except in connection with a Credit Facility Termination Request, Borrower is in full compliance with each of the covenants contained in Article 8 and Article 9 of this Agreement, without giving effect to any notice and cure rights of Borrower.
(k) Execution. For any Advance, conversion of an Advance or any refinance of an Advance, Lender must confirm with Fannie Mae that Fannie Mae is purchasing Advances of the type requested by Borrower in the marketplace at the time of the Request and on the Closing Date for the requested Advance, conversion or refinance. Borrower acknowledges that if Lender does not confirm that Fannie Mae is purchasing Advances of the type requested by Borrower in the marketplace, Borrower will not be entitled to any Advance, conversion or refinance under this Agreement.
Section 6.02. Conditions Precedent to Initial Advance.
The obligation of Lender to make the Initial Advance is subject to the following conditions precedent:
(a) Receipt by Lender of the fully executed Advance Request;
(b) If the Initial Advance is a Variable Advance, receipt by Lender at least five (5) days prior to the Initial Closing Date, of the confirmation of an Interest Rate Cap commitment, in accordance with the Pledge, Interest Rate Cap Agreement, effective as of the Initial Closing Date;
(c) If the Initial Advance is a Variable Advance, receipt by Lender of Interest Rate Cap Documents in accordance with the Pledge, Interest Rate Cap Agreement, effective as of the Initial Closing Date;
(d) Delivery to the Title Company, for filing and/or recording in all applicable jurisdictions, of all applicable Loan Documents required by Lender, including duly executed and delivered original copies of the Variable Facility Note or Fixed Facility Note, as applicable, the Guaranty, the Initial Security Instruments covering the Initial Mortgaged Properties and UCC-1 Financing Statements covering the portion of the Collateral comprised of personal property, and other appropriate instruments, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Liens created by the applicable Security Instruments and any other Loan Documents creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(e) If the Initial Advance is a Variable DMBS Advance, receipt by Lender of the first installment of Variable Facility Fee and the entire Discount payable by Borrower pursuant to Section 1.04; and
(f) Receipt by Lender of the Initial Origination Fee pursuant to Section 10.03(a), the Initial Due Diligence Deposit pursuant to Section 10.03(a) and the Initial Due Diligence Fee pursuant to Section 10.04(a).
Section 6.03. Conditions Precedent to Future Advances.
A Future Advance is subject to the satisfaction of the following conditions precedent:
(a) Except in connection with a Rollover Variable Advance, receipt by Lender of the fully executed Advance Request;
(b) Except in connection with a Rollover Variable Advance, delivery by Lender to Borrower of the Rate Form for the Future Advance;
(c) Except in connection with a Rollover Variable Advance, after giving effect to the requested Future Advance, the Coverage and LTV Tests will be satisfied;
(d) If the Advance is a Fixed Advance, delivery of a Fixed Facility Note, duly executed by Borrower, in the amount and reflecting all of the terms of the Fixed Advance;
(e) If the Advance is a Variable DMBS Advance, delivery of the DMBS Refinance Confirmation Form, duly executed by Borrower and/or (in the case of a Variable Advance that is not a Rollover Variable Advance) a new Variable Facility Note, as applicable;
(f) For any Title Insurance Policy not containing a revolving credit or future advance endorsement, the receipt by Lender of an endorsement to the Title Insurance Policy, amending the effective date of the Title Insurance Policy to the applicable Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date and other exceptions approved by Lender;
(g) If the Advance is a Variable DMBS Advance, the receipt by Lender of the first installment of Variable Facility Fee for the Variable DMBS Advance and the entire Discount for the Variable DMBS Advance payable by Borrower pursuant to Section 1.04;
(h) If the Advance is a Variable Advance (and not a Rollover Variable Advance), receipt by Lender at least five (5) days prior to the applicable Closing Date, of the confirmation of an Interest Rate Cap commitment, in accordance with the Pledge, Interest Rate Cap Agreement, effective as of the Closing Date;
(i) If the Advance is a Variable Advance (and not a Rollover Variable Advance), receipt by Lender of Interest Rate Cap Documents, in accordance with the Pledge, Interest Rate Cap Agreement, effective as of the Closing Date;

(j) Except in connection with a Rollover Variable Advance, receipt by Lender of a Confirmation of Guaranty; and
(k) Receipt by Lender of one or more endorsements as specified by Lender increasing the amount of any or all Title Insurance Policies in the aggregate equal to the amount of Future Advances made pursuant to Section 2.06.
Section 6.04. Conditions Precedent to Addition of an Additional Mortgaged Property to the Collateral Pool.
The addition of an Additional Mortgaged Property to the Collateral Pool on the applicable Closing Date is subject to the satisfaction of the following conditions precedent:
(a) The proposed Additional Mortgaged Property itself has a Debt Service Coverage Ratio of not less than 1.30:1.0 with respect to the amount of the Advance which equals the Allocated Facility Amount which is allocated to such Additional Mortgaged Property drawn from the Fixed Facility Commitment and 1.05:1.0 with respect to the amount of the Advance which equals the Allocated Facility Amount which is allocated to such Additional Mortgaged Property drawn from the Variable Facility Commitment and a Loan to Value Ratio of not more than seventy-five percent (75%) and immediately after giving effect to the requested addition, the Coverage and LTV Tests will be satisfied, provided that if either of the tests described above are not met, Lender may permit the Additional Mortgaged Property to be added to the Collateral Pool;
(b) Receipt by Lender of the Additional Collateral Due Diligence Deposit, the Addition Fee, (provided that no such fee shall be due with respect to an Additional Mortgaged Property that is added in connection with an Expansion and the payment of an Expansion Origination Fee) and the Additional Collateral Due Diligence Fees, or if the Additional Mortgaged Property is being added in connection with a substitution made pursuant to Section 3.05 of this Agreement, receipt by Lender of the Substitution Fee and the Additional Collateral Due Diligence Deposit and the Additional Collateral Due Diligence Fees;
(c) Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Addition Loan Documents required by Lender, including duly executed and delivered original copies of any Security Instruments and UCC-1 Financing Statements covering the portion of the Additional Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance satisfactory to Lender and in form proper for recordation, as may be necessary in the opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other Addition Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(d) If required by Lender, amendments to the Notes and the Security Instruments, reflecting the addition of the Additional Mortgaged Property to the Collateral Pool and, as to any Note or Security Instrument so amended or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy insuring the Security Instruments, amending the effective date of each Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender;
(e) If the Title Insurance Policy for the Additional Mortgaged Property contains a tie-in endorsement, an endorsement to each other Title Insurance Policy containing a tie-in endorsement, adding a reference to the Additional Mortgaged Property;
(f) Any proposed Additional Borrower meets and satisfies all of the requirements and conditions of Section 14.02;
(g) Receipt by Lender on the Closing Date of a Confirmation of Obligations; and
(h) For any Addition on or after the First Anniversary, the Mortgaged Properties in the Collateral Pool after the Addition shall satisfy the Geographical Diversification Requirements.
Section 6.05. Conditions Precedent to Release of Property from the Collateral Pool .
The release of a Mortgaged Property from the Collateral Pool is subject to the satisfaction of the following conditions precedent on or before the Closing Date:
(a) Receipt by Lender of the fully executed Release Request;
(b) Immediately after giving effect to the requested release the Coverage and LTV Tests will be satisfied;
(c) Receipt by Lender of the Release Price;
(d) Receipt by Lender of the Release Fee and all other amounts owing under Section 3.04(c);
(e) Receipt by Lender on the Closing Date of one (1) or more counterparts of each Release Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Release Document;

(f) If required by Lender, amendments to the Notes and the Security Instruments, reflecting the release of the Release Mortgaged Property from the Collateral Pool and, as to any Security Instrument or Note so amended or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy insuring the Security Instruments, amending the effective date of each Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender;
(g) If Lender determines the Release Mortgaged Property to be one (1) phase of a project, and one (1) or more other phases of the project are Mortgaged Properties which will remain in the Collateral Pool (“Remaining Mortgaged Properties”), Lender must determine that the Remaining Mortgaged Properties can be operated separately from the Release Mortgaged Property and any other phases of the project which are not Mortgaged Properties and whether any cross use agreements or easements are necessary. In making this determination, Lender shall evaluate access, utilities, marketability, community services, ownership and operation of the Release Properties and any other issues identified by Lender in connection with similar loans anticipated to be sold to Fannie Mae;
(h) Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the release;
(i) Receipt by Lender on the Closing Date of a Confirmation of Obligations; and
(j) For any Release on or after the First Anniversary, the remaining Mortgaged Properties in the Collateral Pool shall satisfy the Geographical Diversification Requirements.
Section 6.06. Conditions Precedent to Substitutions.
The obligation of Lender to make a requested Substitution is subject to Lender’s determination that each of the following conditions precedent has been met:
(a) Receipt by Lender of the fully executed Substitution Request;
(b) Receipt by Lender of the Substitution Deposit to the extent necessary under Section 3.07;
(c) Receipt by Lender of the Additional Collateral Due Diligence Fees, Additional Collateral Due Diligence Deposit and Substitution Fee;
(d) Such Substitute Mortgaged Property securing such Advance shall comply with the provisions of Section 3.06(b) of this Agreement;
(e) Delivery to the Title Company, with fully executed instructions directing the Title Company to file and/or record in all applicable jurisdictions, all applicable Loan Documents reasonably required by Lender to be filed or recorded, including duly executed and delivered original copies of any Security Instrument and UCC-1 Financing Statements covering the portion of the Substitute Mortgaged Property comprised of personal property, and other appropriate documents, in form and substance reasonably satisfactory to Lender and in form proper for recordation, as may be necessary in the reasonable opinion of Lender to perfect the Lien created by the applicable additional Security Instrument, and any other relevant Loan Document creating a Lien in favor of Lender, and the payment of all taxes, fees and other charges payable in connection with such execution, delivery, recording and filing;

(f) Receipt by Lender of endorsements to the tie-in endorsements of the Title Insurance Policies, if deemed necessary by Lender, to reflect the substitution;
(g) Receipt of all documents required for the addition of the Substitute Mortgaged Property pursuant to the Underwriting Requirements;
(h) Any proposed Additional Borrower meets and satisfies all of the requirements and conditions of Section 14.02;
(i) Receipt by Lender on the Closing Date of a Confirmation of Obligations;
(j) If required by Lender, amendments to the Notes and the Security Instruments, reflecting the Substitution and, as to any Security Instrument or Note so amended or if Lender determines that such endorsement is necessary to maintain the priority of the Lien created in favor of Lender with respect to the Outstanding Indebtedness or to maintain the validity of any Title Insurance Policy, the receipt by Lender of an endorsement to each Title Insurance Policy insuring the Security Instruments, amending the effective date of each Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date, Permitted Liens and other exceptions approved by Lender;
(k) For any Substitution on or after the First Anniversary, the Mortgaged Properties in the Collateral Pool after the Substitution shall satisfy the Geographical Diversification Requirements.
Section 6.07. Conditions Precedent to Increase in Commitment.
Any Expansion is subject to Lender’s consent in its sole discretion and to the satisfaction of the following conditions precedent on or before the Closing Date:
(a) Receipt by Lender of the fully executed Expansion Request;
(b) Receipt by Lender of the Expansion Origination Fee;
(c) Receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date, increasing the limits of liability to the Commitment, as increased under this Article, showing no additional exceptions to coverage other than the exceptions shown on the applicable Title Insurance Policy and other exceptions approved by Lender, together with any reinsurance agreements required by Lender; and
(d) Receipt by Lender of fully executed original copies of all Expansion Loan Documents, each of which shall be in full force and effect, and in form and substance satisfactory to Lender in all respects.

Section 6.08. Conditions Precedent to Conversion.
The conversion of all or a portion of the Variable Facility Commitment to the Fixed Facility Commitment is subject to the satisfaction of the following conditions precedent on or before the Closing Date:
(a) Receipt by Lender of the fully executed Conversion Request;
(b) After giving effect to the requested conversion, the Coverage and LTV Tests will be satisfied;
(c) Prepayment by Borrower in full of any Variable Advances Outstanding that Borrower has designated for payment solely with respect to the conversion; provided, however, no associated prepayment premiums and other amounts due with respect to the prepayment of such Variable Advances shall be payable by Borrower;
(d) If required by Lender, receipt by Lender of an endorsement to each Title Insurance Policy, amending the effective date of the Title Insurance Policy to the Closing Date and showing no additional exceptions to coverage other than the exceptions shown on the Initial Closing Date and other exceptions approved by Lender; and
(e) Receipt by Lender of one (1) or more counterparts of each Conversion Document, dated as of the Closing Date, signed by each of the parties (other than Lender) to such Conversion Document.
Section 6.09. Conditions Precedent to Complete or Partial Termination of Facilities.
The right of Borrower to reduce the Commitment and the obligation of Lender to execute the Facility Termination Document, are subject to the satisfaction of the following conditions precedent on or before the Closing Date:
(a) Receipt by Lender of the fully executed Facility Termination Request;
(b) Payment by Borrower in full of all of the Variable Advances Outstanding and Fixed Advances Outstanding, as the case may be, required to reduce the aggregate unpaid principal balance of all Variable Advances Outstanding and Fixed Advances Outstanding, as the case may be, to not greater than the Variable Facility Commitment and Fixed Facility Commitment, as the case may be, including any associated prepayment premiums or other amounts due under the Notes (but if Borrower is not required to prepay all of the Variable Advances Outstanding or Fixed Advances Outstanding, as the case may be, Borrower shall have the right to select which of the Variable Advances or Fixed Advances, as the case may be, shall be repaid); and
(c) Receipt by Lender on the Closing Date of one (1) or more counterparts of the Facility Termination Document, dated as of the Closing Date, signed by each of the parties (other than Lender) who is a party to such Facility Termination Document.

Section 6.10. Conditions Precedent to Termination of Credit Facility.
The right of Borrower to terminate this Agreement and the Credit Facility and to receive a release of all of the Collateral from the Collateral Pool and Lender’s obligation to execute and deliver the Credit Facility Termination Documents on the Closing Date are subject to the following conditions precedent:
(a) Receipt by Lender of the fully executed Credit Facility Termination Request; and
(b) Payment by Borrower in full of all of the Notes Outstanding on the Closing Date, including any associated prepayment premiums or other amounts due under the Notes and all other amounts owing by Borrower to Lender under this Agreement.
Section 6.11. Delivery of Opinion Relating to Advance Request, Addition Request, Substitution Request, Conversion Request or Expansion Request.
With respect to the closing of an Advance Request, an Addition Request, a Substitution Request, a Conversion Request or an Expansion Request, it shall be a condition precedent that Lender receives favorable opinions of counsel (including local counsel, as applicable) to Borrower, as to the due organization and qualification of Borrower, the due authorization, execution, delivery and enforceability of each Loan Document executed in connection with the Request and such other matters as Lender may reasonably require, each dated as of the Closing Date for the Request, in form and substance satisfactory to Lender in all respects.
Section 6.12. Delivery of Property-Related Documents.
With respect to each of the Initial Mortgaged Properties or an Additional Mortgaged Property or a Substitute Mortgaged Property, it shall be a condition precedent that Lender receive from Borrower each of the documents and reports required by Lender pursuant to the Underwriting Requirements in connection with the addition of such Mortgaged Property to the Collateral Pool and, each of the following, each dated as of the applicable Closing Date for the Initial Mortgaged Property or an Additional Mortgaged Property or a Substitute Mortgaged Property, as the case may be, if applicable, in form and substance satisfactory to Lender in all respects:
(a) A commitment for the Title Insurance Policy applicable to the Mortgaged Property and a pro forma Title Insurance Policy based on the Commitment;
(b) the Insurance Policy (or a certified copy of the Insurance Policy) applicable to the Mortgaged Property;
(c) The Survey applicable to the Mortgaged Property;

(d) Evidence satisfactory to Lender of compliance of the Mortgaged Property with Applicable Laws;
(e) A Replacement Reserve Agreement or an amendment thereto, providing for the establishment of a replacement reserve account, to be pledged to Lender, in which the owner shall (unless waived by Lender) periodically deposit amounts for replacements for improvements at the Mortgaged Property and as additional security for Borrower’s obligations under the Loan Documents;
(f) If required by Lender, a Completion/Repair and Security Agreement or an amendment thereto, together with required escrows, on the standard form required by Lender;
(g) An Assignment of Management Agreement or an amendment thereto, on the standard form required by Lender;
(h) An Assignment of Leases and Rents, if Lender determines one to be necessary or desirable, provided that the provisions of any such assignment shall be substantively identical to those in the Security Instrument covering the Collateral, with such modifications as may be necessitated by applicable state or local law;
(i) In relation to each Initial Mortgaged Property, a Security Instrument to effectuate the addition of such Initial Mortgaged Property to the Collateral Pool, in relation to each Additional Mortgaged Property, a Security Instrument to effectuate the addition of such Additional Mortgaged Property to the Collateral Pool, and in relation to each Substitute Mortgaged Property, a Security Instrument to effectuate the addition of such Substitute Mortgaged Property to the Collateral Pool and a Note relating to the Mortgaged Properties. The amount secured by each Security Instrument shall be equal to the Commitment in effect from time to time;
(j) A Certificate of Borrower Parties;
(k) A Confirmation of Guaranty by each party providing a guaranty to Lender; and
(l) A Contribution Agreement or an amendment thereto.

Section 6.13. Additional Collateral.
If Lender determines that, with respect to the addition, release or substitution of Mortgaged Properties, the Coverage and LTV Tests are not met when required to be satisfied by the terms of this Agreement, Borrower shall have the option of either (A) providing to Lender a Letter of Credit which shall either have a term equal to the Term of this Agreement or shall have a term of at least 364 days and provide for a drawing 30 days prior to its date of termination in the event it is not renewed; (B) depositing cash or Cash Equivalents to the Cash Collateral Account; (C) adding an Additional Mortgaged Property to the Collateral Pool in a manner which meets the requirements of Article 3 but which Additional Mortgaged Property is to be encumbered solely by a Security Instrument in favor of Lender securing all of the Obligations (any of the above constituting “Additional Collateral”); or (D) to the extent permitted under the Loan Documents, prepaying in part or in whole the outstanding principal amount of Advances designated by Lender, in each case in an amount or, in relation to an Additional Mortgaged Property, with value equal to that amount which Lender determines will cause the Coverage and LTV Tests to be satisfied. For purposes of making such calculation, Lender shall deduct the amount of cash and Cash Equivalents deposited to the Cash Collateral Account or the amount available under the Letter of Credit from the outstanding principal balance of all Advances (the “Assumed Mortgage Principal Amount”) and (i) calculate the interest component of debt service based on such Assumed Mortgage Principal Amount and (ii) calculate the principal component of debt service by multiplying the actual amount of principal times a fraction with a numerator equal to the Assumed Mortgage Principal Amount and a denominator equal to the actual outstanding principal amount of all of the Advances. In the event such Borrower exercises either of the options set forth in clauses (A) or (B) of this paragraph, Borrower shall execute and deliver a Cash Collateral Agreement. Lender shall agree at the request of Borrower to exchange one type of Additional Collateral for another type of Additional Collateral provided such other type of Additional Collateral is of equivalent value and which meets the requirements of this Agreement. Notwithstanding any provision hereof to the contrary, except for any Substitution Deposit delivered in accordance with Section 3.07 (the amount and application of which shall be determined in accordance with said Section 3.07), (i) the value of any Additional Collateral delivered pursuant to this Section 6.13 (other than Substitution Deposits) shall not exceed ten percent (10%) of the aggregate Valuation of all Mortgaged Properties in the Collateral Pool, and (ii) in the event the Coverage and LTV Tests (without regard to the Additional Collateral) are not satisfied within one year after delivery of the Additional Collateral, Borrower shall be required to prepay the Advances Outstanding in an amount determined by Lender to cause the Coverage and LTV Tests to be satisfied, and the Lender may draw on such Additional Collateral and use the monies to make such prepayment. Any Advances required to be prepaid pursuant to the preceding sentence shall be selected by the Borrower and, in addition to the prepayment of the related Notes, Borrower shall pay all associated prepayment premiums and other amounts due under the Notes being prepaid.
Section 6.14. Letters of Credit.
(a) Letter of Credit Requirements. If Borrower provides Lender with a Letter of Credit pursuant to this Agreement, the Letter of Credit shall be in form and substance satisfactory to Lender and Lender shall be entitled to draw under such Letter of Credit solely upon presentation of a sight draft to the LOC Bank. Any Letter of Credit shall be for a term of at least 364 days. Any Letter of Credit shall be issued by a financial institution satisfactory to Lender and shall have its long-term debt obligations and its short-term debt obligations rated in accordance with the requirements of Fannie Mae then in effect.

(b) Draws Under Letter of Credit. Lender shall have the right to draw monies under the Letter of Credit:
(i) upon the occurrence of (A) an Event of Default; or (B) a Potential Event of Default of which the Borrower has knowledge has occurred and continued for two (2) Business Days;
(ii) if 30 days prior to the expiration of the Letter of Credit, the Letter of Credit has not been extended for a term of at least 364 days or has not been substituted with a replacement Letter of Credit which satisfies the requirements of this Agreement; or
(iii) upon the downgrading of the ratings of the long-term or short term debt obligations of the LOC Bank below the requirements of Fannie Mae then in effect, provided Borrower does not immediately take action to substitute the Letter of Credit with a replacement Letter of Credit which satisfies the requirements of this Agreement and does not deliver such replacement Letter of Credit within thirty (30) days of such downgrading.
(c) Deposit to Cash Collateral Agreement. If Lender draws under the Letter of Credit pursuant to Section 6.15(b)(ii) or (iii) above, Lender shall deposit such draw monies into the Cash Collateral Account, pursuant to the terms of the Cash Collateral Agreement.
(d) Default Draws. If Lender draws under the Letter of Credit pursuant to Section 6.15(b)(i) above, Lender shall have the right to use monies drawn under the Letter of Credit for any of the following purposes:
(i) to pay any amounts required to be paid by Borrower under the Loan Documents (including, without limitation, any amounts required to be paid to Lender under this Agreement);
(ii) to (on such Borrower’s behalf, or on its own behalf if Lender becomes the owner of the Mortgaged Property) prepay any Note;
(iii) to make improvements or repairs to any Mortgaged Property which Lender determines are necessary to ensure that the Mortgaged Property meets the requirements set forth in the Loan Documents; or
(iv) to deposit monies into the Cash Collateral Account.
(e) Legal Opinion. Prior to or simultaneous with the delivery of any new Letter of Credit (but not the extension of any existing Letter of Credit), such Borrower shall cause the LOC Bank’s counsel to deliver a legal opinion substantially in the form of Exhibit W-1 or Exhibit W-2, as applicable, and in any event satisfactory in form and substance to the Lender in the Lender’s reasonable discretion.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES
Section 7.01. Representations and Warranties of Borrower.
The representations and warranties of Borrower Parties are contained in the Certificate of Borrower Parties.
Section 7.02. Representations and Warranties of Lender.
Lender hereby represents and warrants to Borrower as follows as of the date hereof:
(a) Due Organization. Lender is a corporation duly organized, validly existing and in good standing under the laws of Ohio.
(b) Power and Authority. Lender has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.
(c) Due Authorization. The execution and delivery by Lender of this Agreement, and the consummation by it of the transactions contemplated thereby, and the performance by it of its obligations thereunder, have been duly and validly authorized by all necessary action and proceedings by it or on its behalf.
ARTICLE 8
AFFIRMATIVE COVENANTS OF BORROWER AND GUARANTOR
Borrower agrees and covenants with Lender that, at all times during the Term of this Agreement:
Section 8.01. Compliance with Agreements.
(a) Borrower and Guarantor shall comply with all the terms and conditions of each Loan Document to which it is a party or by which it is bound; provided, however, that Borrower’s or Guarantor’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable Loan Document.
(b) Borrower shall comply with all the material terms and conditions of any building permits or any conditions, easements, rights-of-way or covenants of record, restrictions of record or any recorded or, to the extent Borrower has knowledge thereof, unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority; provided, however, that Borrower’s failure to comply with such terms and conditions shall not be an Event of Default until the expiration of the applicable notice and cure periods, if any, specified in the applicable document.

Section 8.02. Maintenance of Existence.
(a) Each Borrower Party shall maintain its existence and continue to be organized under the laws of the state of its organization. Borrower shall continue to be duly qualified to do business in each jurisdiction in which such qualification is necessary to the conduct of its business and where the failure to be so qualified would adversely affect the validity of, the enforceability of, or the ability to perform, its obligations under this Agreement or any other Loan Document.
(b) During the Term of this Agreement, REIT Guarantor shall qualify, and be taxed as, a real estate investment trust under Subchapter M of the Internal Revenue Code and will not be engaged in any activities which would reasonably be anticipated to jeopardize such qualification and tax treatment.
Section 8.03. Financial Statements; Accountants’ Reports; Other Information.
(a) Each Borrower Party shall keep and maintain at all times at the address set forth in Section 15.08 of this Agreement, and upon Lender’s request shall make available at the Mortgaged Property, complete and accurate books of accounts and records (including copies of supporting bills and invoices) in sufficient detail to correctly reflect (i) all of Borrower’s and Guarantor’s financial transactions and assets, and (ii) the results of the operation of each Mortgaged Property, and copies of all written contracts, Leases and other instruments which affect each Mortgaged Property (including all bills, invoices and contracts for electrical service, gas service, water and sewer service, waste management service, telephone service and management services, if any). The books, records, contracts, Leases and other instruments shall be subject to examination and inspection at any reasonable time by Lender.
(b) In addition, each Borrower and Guarantor (with respect to clauses (i), (ii), (iii), (ix) and (xi) set forth below) shall furnish, or cause to be furnished, to Lender:
(i) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the close of its fiscal year during the Term of this Agreement, the balance sheet showing all assets and liabilities of Borrower and REIT Guarantor as of the end of such fiscal year, the statement of income, expenses, equity and retained earnings of Borrower’s operation and REIT Guarantor’s operation for such fiscal year, and the statement of changes in financial position and cash flows of Borrower and REIT Guarantor for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year, prepared in accordance with GAAP consistently applied and accompanied by a certificate of REIT Guarantor’s independent certified public accountants to the effect that such financial statements have been reviewed by such accountants, and that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated, with such certification to be free of exceptions and qualifications as to the scope of the audit as to the going concern nature of the business and accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender stating that such financial statements fairly present the results of its operations and financial condition for the periods and dates indicated;

(ii) Quarterly Financial Statements. As soon as available, and in any event within forty five (45) days after each of the first three fiscal quarters of each fiscal year during the Term of this Agreement, the unaudited balance sheet showing all assets and liabilities of Borrower as of the end of such fiscal quarter, the unaudited statement of income, expenses, equity and retained earnings of Borrower and the unaudited statement of changes in financial position and cash flows of Borrower for the portion of the fiscal year ended with the last day of such quarter, and if required by Lender, a statement of income and expenses of each Mortgaged Property for the prior month, all prepared in accordance with GAAP and in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year, accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender stating that such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the results of its operations and financial condition for the periods and dates indicated, subject to year end adjustments in accordance with GAAP;
(iii) Quarterly Property Statements. As soon as available, and in any event within forty five (45) days after each Calendar Quarter, a statement of income and expenses of each Mortgaged Property prepared in accordance with GAAP and accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated;
(iv) Annual Property Statements. On an annual basis within forty five (45) days after the close of its fiscal year, an annual statement of income and expenses of each Mortgaged Property accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such statement of income and expenses fairly, accurately and completely presents the operations of each such Mortgaged Property for the period indicated;
(v) Monthly Property Statements. Upon Lender’s request, a monthly property management report for each Mortgaged Property, showing the number of inquiries made and rental applications received from tenants or prospective tenants and deposits received from tenants and any other information requested by Lender;
(vi) Updated Rent Rolls. Within 120 days after the end of each fiscal year of each Borrower, and at any other time upon Lender’s request, a current Rent Roll for each Mortgaged Property, showing the name of each tenant, and for each tenant, the space occupied, the lease expiration date, the rent payable for the current month, the date through which rent has been paid and any other information requested by Lender and accompanied by a certificate of an authorized representative of Borrower reasonably acceptable to Lender to the effect that each such Rent Roll fairly, accurately and completely presents the information required therein;

(vii) Security Deposit Information. Within 120 days after the end of each fiscal year of Borrower, and at any other time upon Lender’s request, an accounting of all security deposits held in connection with any Lease of any part of any Mortgaged Property, including the name and identification number of the accounts in which such security deposits are held, the name and address of the financial institutions in which such security deposits are held and the name and telephone number of the person to contact at such financial institution, along with any authority or release necessary for Lender to access information regarding such accounts;
(viii) Accountants’ Reports; Other Reports. Promptly upon receipt thereof: (1) copies of any reports or management letters submitted to Borrower by its independent certified public accountants in connection with the examination of its financial statements made by such accountants (except for reports otherwise provided pursuant to subsection (a) above); provided, however, that Borrower shall only be required to deliver such reports and management letters to the extent that they relate to Borrower or any Mortgaged Property; and (2) all schedules, financial statements or other similar reports delivered by Borrower pursuant to the Loan Documents or requested by Lender with respect to Borrower’s business affairs or condition (financial or otherwise) or any of the Mortgaged Properties;
(ix) Ownership Interests. Within 120 days after the end of each fiscal year of Borrower and REIT Guarantor, and at any other time upon Lender’s request, a statement that identifies all owners of any interest in Borrower and the interest held by each, if Borrower is a corporation, all officers and directors of Borrower, and if Borrower is a limited liability company, all managers who are not members;
(x) Annual Budgets. Prior to the start of its fiscal year, an annual budget for each Mortgaged Property for such fiscal year, setting forth an estimate of all of the costs and expenses, including capital expenses, of maintaining and operating each Mortgaged Property; and
(xi) Federal Tax Returns. Within thirty (30) days of filing, the Federal tax return of Borrower and REIT Guarantor.
(c) Each of the statements, schedules and reports required by Section 8.03 shall be certified to be complete and accurate by an individual having authority to bind Borrower, and shall be in such form and contain such detail as Lender may reasonably require. Lender also may require that any statements, schedules or reports be audited at Borrower’s expense by independent certified public accountants acceptable to Lender.
(d) If Borrower fails to provide in a timely manner the statements, schedules and reports required by Section 8.03, Lender shall have the right to have Borrower’s books and records audited, at Borrower’s expense, by independent certified public accountants selected by Lender in order to obtain such statements, schedules and reports, and all related costs and expenses of Lender shall become immediately due and payable and shall become an additional part of the Indebtedness as provided in Section 12 of each Security Instrument.

(e) If an Event of Default has occurred and is continuing, Borrower shall deliver to Lender upon written demand all books and records relating to the Mortgaged Property or its operation.
(f) Borrower irrevocably authorizes Lender to obtain a credit report on Borrower at any time.
(g) If an Event of Default has occurred and Lender has not previously required Borrower to furnish a quarterly statement of income and expense for the Mortgaged Property, Lender may require Borrower to furnish such a statement within forty five (45) days after the end of each fiscal quarter of Borrower following such Event of Default.
Section 8.04. Access to Records; Discussions With Officers and Accountants.
To the extent permitted by law and in addition to the applicable requirements of the Security Instruments, Borrower shall permit Lender to:
(a) inspect, make copies and abstracts of, and have reviewed or audited, such of Borrower’s books and records as may relate to the Obligations or any Mortgaged Property;
(b) at any time discuss Borrower’s affairs, finances and accounts with Borrower’s senior management or property managers and independent public accountants; after an Event of Default, discuss Borrower’s affairs, finances and account with Guarantor’s officers, partners and employees;
(c) discuss the Mortgaged Properties’ conditions, operations or maintenance with the managers of such Mortgaged Properties, the officers and employees of Borrower and/or the Guarantor; and
(d) receive any other information that Lender reasonably deems necessary or relevant in connection with any Advance, any Loan Document or the Obligations from the officers and employees of such Borrower or third parties.
Notwithstanding the foregoing, prior to an Event of Default or Potential Event of Default and in the absence of an emergency, all inspections shall be conducted at reasonable times during normal business hours upon reasonable notice to Borrower.
Section 8.05. Certificate of Compliance.
Borrower shall deliver to Lender concurrently with the delivery of the financial statements and/or reports required by Section 8.03(a) and Section 8.03(b) a certificate signed by an authorized representative of Borrower reasonably acceptable to Lender (i) setting forth in reasonable detail the calculations required to establish whether Borrower and Guarantor were in compliance with the requirements of Article 8 of this Agreement on the date of such financial statements, and (ii) stating that, to the best knowledge of such individual following reasonable inquiry, no Event of Default or Potential Event of Default has occurred, or if an Event of Default or Potential Event of Default has occurred, specifying the nature thereof in reasonable detail and the action Borrower is taking or proposes to take. Any certificate required by this Section shall run directly to and be for the benefit of Lender and Fannie Mae.

Section 8.06. Maintain Licenses.
Borrower shall procure and maintain in full force and effect all licenses, Permits, charters and registrations which are material to the conduct of its business and shall abide by and satisfy all terms and conditions of all such licenses, Permits, charters and registrations.
Section 8.07. Inform Lender of Material Events.
Borrower shall promptly inform Lender in writing of any of the following (and shall deliver to Lender copies of any related written communications, complaints, orders, judgments and other documents relating to the following) of which Borrower has actual knowledge:
(a) Defaults. The occurrence of any Event of Default or any Potential Event of Default under this Agreement or any other Loan Document;
(b) Regulatory Proceedings. The commencement of any rulemaking or disciplinary proceeding or the promulgation of any proposed or final rule which would have, or may reasonably be expected to have, a Material Adverse Effect; the receipt of notice from any Governmental Authority having jurisdiction over Borrower that (i) Borrower is being placed under regulatory supervision, (ii) any license, Permit, charter, membership or registration material to the conduct of Borrower’s business or the Mortgaged Properties is to be suspended or revoked or (iii) Borrower is to cease and desist any practice, procedure or policy employed by
Borrower in the conduct of its business, and such cessation would have, or may reasonably be expected to have, a Material Adverse Effect;
(c) Bankruptcy Proceedings. The commencement of any proceedings by or against Borrower or Guarantor under any applicable bankruptcy, reorganization, liquidation, insolvency or other similar law now or hereafter in effect or of any proceeding in which a receiver, liquidator, trustee or other similar official is sought to be appointed for it;
(d) Environmental Claim. The receipt from any Governmental Authority or other Person of any notice of violation, claim, demand, abatement, order or other order or direction (conditional or otherwise) for any damage, including personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, indemnity, indirect or consequential damages, damage to the environment, pollution, contamination or other adverse effects on the environment, removal, cleanup or remedial action or for fines, penalties or restrictions, resulting from or based upon (i) the existence or occurrence, or the alleged existence or occurrence, of a Hazardous Substance Activity on any Mortgaged Property in violation of any law or (ii) the violation, or alleged violation, of any Hazardous Materials Laws in connection with any Mortgaged Property or any of the other assets of Borrower;

(e) Material Adverse Effects. The occurrence of any act, omission, change or event (including the commencement or written threat of any proceedings by or against Borrower in any Federal, state or local court, or before any Governmental Authority, or before any arbitrator), that has, or would have, a Material Adverse Effect, subsequent to the date of the most recent audited financial statements of Borrower delivered to Lender pursuant to Section 8.03;
(f) Accounting Changes. Any material change in Borrower’s accounting policies or financial reporting practices;
(g) Legal and Regulatory Status. The occurrence of any act, omission, change or event, including any Governmental Approval, the result of which is to change or alter in any way the legal or regulatory status of Borrower; and
(h) Change in Senior Management. Any change in the identity of Senior Management.
Section 8.08. Compliance with Applicable Law.
Borrower shall comply in all material respects with all Applicable Laws now or hereafter affecting any Mortgaged Property or any part of any Mortgaged Property or requiring any alterations, repairs or improvements to any Mortgaged Property. Borrower shall procure and continuously maintain in full force and effect, and shall abide by and satisfy all material terms and conditions of all Permits, and shall comply with all written notices from Governmental Authorities.
Section 8.09. Alterations to the Mortgaged Properties.
Except as otherwise provided in the Loan Documents, Borrower shall have the right to undertake any alteration, improvement, demolition, removal or construction (collectively, “Alterations”) to the Mortgaged Property which it owns without the prior consent of Lender; provided, however, that in any case, no such Alteration shall be made to any Mortgaged Property without the prior written consent of Lender if (i) such Alteration could reasonably be expected to adversely affect the value of such Mortgaged Property or its operation as a multifamily housing facility in substantially the same manner in which it is being operated on the date such property became Collateral, (ii) the construction of such Alteration could reasonably be expected to result in interference to the occupancy of tenants of such Mortgaged Property such that tenants in occupancy with respect to five percent (5%) or more of the Leases would be permitted to terminate their Leases or to abate the payment of all or any portion of their rent, or (iii) such Alteration will be completed in more than twelve (12) months from the date of commencement or in the last year of the Term of this Agreement. Notwithstanding the foregoing, Borrower must obtain Lender’s prior written consent to construct Alterations with respect to the Mortgaged Property costing in excess of, with respect to any Mortgaged Property, the number of bedrooms in such Mortgaged Property multiplied by $2,000, but in any event, costs in excess of $250,000 and Borrower must give prior written notice to Lender of its intent to construct Alterations with respect to such Mortgaged Property costing in excess of $100,000; provided, however, that the preceding requirements shall not be applicable to Alterations made, conducted or undertaken by Borrower as part of Borrower’s routine maintenance and repair of the Mortgaged Properties as required by the Loan Documents.

Section 8.10. Loan Document Taxes.
If any tax, assessment or Imposition (other than a franchise tax or excise tax imposed on or measured by, the net income or capital (including branch profits tax) of Lender (or any transferee or assignee thereof, including a participation holder)) (“Loan Document Taxes”) is levied, assessed or charged by the United States, or any State in the United States, or any political subdivision or taxing authority thereof or therein upon any of the Loan Documents or the obligations secured thereby, the interest of Lender in the Mortgaged Properties, or Lender by reason of or as holder of the Loan Documents, Borrower shall pay all such Loan Document Taxes to, for, or on account of Lender (or provide funds to Lender for such payment, as the case may be) as they become due and payable and shall promptly furnish proof of such payment to Lender, as applicable. In the event of passage of any law or regulation permitting, authorizing or requiring such Loan Document Taxes to be levied, assessed or charged, which law or regulation in the opinion of counsel to Lender may prohibit Borrower from paying the Loan Document Taxes to or for Lender, Borrower shall enter into such further instruments as may be permitted by law to obligate Borrower to pay such Loan Document Taxes.
Section 8.11. Further Assurances.
Borrower, at the request of Lender, shall execute and deliver and, if necessary, file or record such statements, documents, agreements, UCC financing and continuation statements and such other instruments and take such further action as Lender from time to time may reasonably request as reasonably necessary, desirable or proper to carry out more effectively the purposes of this Agreement or any of the other Loan Documents or to subject the Collateral to the lien and security interests of the Loan Documents or to evidence, perfect or otherwise implement, to assure the lien and security interests intended by the terms of the Loan Documents or in order to exercise or enforce its rights under the Loan Documents. If Lender believes that an “all-asset” collateral description, as contemplated by Section 9-504(2) of the UCC, is appropriate as to any Collateral under any Loan Document, the Lender is irrevocably authorized to use such a collateral description, whether in one or more separate filings or as part of the collateral description in a filing that particularly describes the collateral.
Section 8.12. Transfer of Ownership Interests in Borrower or Guarantor.
(a) Prohibition on Transfers. Subject to paragraph (b) of this Section, no Targeted Entity shall cause or permit a Transfer or a Change of Control.
(b) Permitted Transfers. Notwithstanding the provisions of paragraph (a) of this Section, the following Transfers by a Targeted Entity, upon thirty (30) days’ prior written notice to Lender, in the case of subclause (ii), (iii) and (iv) below, are permitted without the consent of Lender (except that with respect to subclauses (iii) and (iv) below, changes to the Organizational Documents must be approved by Lender):
(i) The issuance by REIT Guarantor of stock and the subsequent Transfer of such stock; provided, however, that no Change of Control occurs as the result of such Transfer.
(ii) A merger with or acquisition of another entity by Guarantor, provided that (1) such Guarantor is the surviving entity after such merger or acquisition, (2) no Change of Control occurs, and (3) such merger or acquisition does not result in an Event of Default, as such terms are defined in this Agreement.

(iii) A Transfer of no greater than 49% of the limited partnership interest or membership interests in any of the Borrowers to a Person, provided, however, after such Transfer, (A) there shall be no Change of Control, (B) such Transfer shall not be to a Prohibited Person, (C) no Borrower shall be in any manner Controlled by such Person and such Person shall not have consent rights over decisions and (D) any changes to the Borrower Organizational Documents are satisfactory to Lender.
(iv) A Transfer of no greater than 49% of the limited partnership interest in the EROP Guarantor to a Person, provided, however, after such Transfer, (A) there shall be no Change of Control, (B) such Transfer shall not be to a Prohibited Person, (C) the EROP Guarantor shall not be in any manner Controlled by such Person and such Person shall not have consent rights over decisions and (D) any changes to the EROP Guarantor Organizational Documents are satisfactory to Lender.
Section 8.13. Transfer of Ownership of Mortgaged Property.
(a) Prohibition on Transfers. Subject to paragraph (b) of this Section, neither Borrower nor Guarantor shall cause or permit a Transfer of all or any part of a Mortgaged Property or interest in any Mortgaged Property.
(b) Permitted Transfers. Notwithstanding provision (a) of this Section, the following Transfers of a Mortgaged Property by Borrower or Guarantor, upon thirty (30) days prior written notice to Lender, are permitted without the consent of Lender:
(i) The grant of a leasehold interest in individual dwelling units or commercial spaces in accordance with the Security Instrument.
(ii) A sale or other disposition of obsolete or worn out personal property which is contemporaneously replaced by comparable personal property of equal or greater value which is free and clear of liens, encumbrances and security interests other than those created by the Loan Documents or Permitted Liens.

(iii) The creation of a mechanic’s or materialmen’s lien or judgment lien against a Mortgaged Property which is released of record or otherwise remedied to Lender’s satisfaction within thirty (30) days of the date of creation.
(iv) The grant of an easement if, prior to the granting of the easement, Borrower causes to be submitted to Lender all information required by Lender to evaluate the easement, and if Lender consents to such easement based upon Lender’s determination that the easement will not materially affect the operation of the Mortgaged Property or Lender’s interest in the Mortgaged Property and Borrower pays to Lender, on demand, all reasonable third party out-of-pocket costs and expenses incurred by Lender in connection with reviewing Borrower’s request. Lender shall not unreasonably withhold its consent to or withhold its agreement to subordinate the lien of a Security Instrument to (1) the grant of a utility easement serving a Mortgaged Property to a publicly operated utility, or (2) the grant of an easement related to expansion or widening of roadways, provided that any such easement is in form and substance reasonably acceptable to Lender and does not materially and adversely affect the access, use or marketability of a Mortgaged Property.
(c) Assumption of Collateral Pool. Notwithstanding paragraph (a) of this Section, a Transfer of the entire Collateral Pool may be permitted with the prior written consent of Lender if each of the following requirements is satisfied:
(i) the transferee (“New Collateral Pool Borrower”) is a Single Purpose entity, and executes an assumption agreement that is acceptable to Lender pursuant to which such New Collateral Pool Borrower assumes all obligations of a Borrower under all the applicable Loan Documents and Borrower and Guarantor are released from their obligations in a manner satisfactory to Lender;
(ii) the applicable Loan Documents shall be amended and restated as deemed necessary or appropriate by Lender to meet the then-applicable requirements of Fannie Mae; provided, however, any waivers granted in connection with the Initial Advances will not be reinstated unless specifically approved by Lender and Fannie Mae, and provided further, the interest rates and pricing in connection with any Outstanding Notes shall remain unchanged, subject to the terms of the Loan Documents;
(iii) after giving effect to the assumption, the requirements of Section 6.05 and the General Conditions contained in Section 6.01 shall be satisfied;
(iv) New Collateral Pool Borrower shall make such deposits to the reserves or escrow funds established under the Loan Documents, including replacement reserves, completion/repair reserves, and all other required escrow and reserve funds at such times and in such amounts as determined by Lender at the time of the assumption;
(v) New Collateral Pool Borrower shall propose a guarantor acceptable to Lender, which guarantor executes and delivers a guaranty acceptable to Lender;
(vi) Lender shall be the servicer of the loan; and
(vii) the requirements of Section 8.14 are satisfied.

Section 8.14. Consent to Prohibited Transfers.
(a) Consent to Prohibited Transfers. Lender may, in its sole and absolute discretion, consent to a Transfer that would otherwise violate Sections 8.12 and 8.13 if, prior to the Transfer, Borrower or Guarantor, as the case may be, has satisfied each of the following requirements:
(i) the submission to Lender of all information required by Lender to make the determination required by this Section;
(ii) the absence of any Event of Default;
(iii) the transferee meets all of the eligibility, credit, management and other standards (including any standards with respect to previous relationships between Lender and the transferee and the organization of the transferee) customarily applied by Lender at the time of the proposed Transfer to the approval of borrowers or guarantors, as the case may be, in connection with the origination or purchase of similar mortgages, deeds of trust or deeds to secure debt on multifamily properties;
(iv) in the case of a Transfer of direct or indirect ownership interests in Borrower or Guarantor, as the case may be, if transferor or any other person has obligations under any Loan Documents, the execution by the transferee of one (1) or more individuals or entities acceptable to Lender and/or Fannie Mae of an assumption agreement that is acceptable to Lender and that, among other things, requires the transferee to perform all obligations of transferor or such person set forth in such Loan Document, and may require that the transferee comply with any provisions of this Instrument or any other Loan Document which previously may have been waived by Lender;
(v) if a Variable DMBS Advance is Outstanding, the Transfer shall not cause any adverse consequences in the taxes or accounting of the trust pursuant to which the DMBS is issued as determined by Fannie Mae;
(vi) Lender’s receipt of all of the following:
(1) a transfer fee equal to one (1) percent of the Commitment immediately prior to the transfer.
(2) In addition, Borrower shall be required to reimburse Lender for all of Lender’s reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred in reviewing the Transfer request.

Section 8.15. Date-Down Endorsements.
Before the release or substitution of a Mortgaged Property and at any time and from time to time that Lender has reason to believe that an additional lien may encumber a Mortgaged Property, Lender may obtain an endorsement to each Title Insurance Policy containing a revolving credit endorsement, amending the effective date of each such Title Insurance Policy to the date of the title search performed in connection with the endorsement. Borrower shall pay for the cost and expenses incurred by Lender to the Title Company in obtaining such endorsement, provided that, for each Title Insurance Policy, it shall not be liable to pay for more than one (1) such endorsement in any consecutive twelve (12) month period.
Section 8.16. Ownership of Mortgaged Properties.
Borrower shall be the sole owner of each of the Mortgaged Properties free and clear of any Liens other than Permitted Liens.
Section 8.17. Compliance with Net Worth Test.
Guarantor and Borrower shall at all times maintain its Net Worth so that it is not less than $135,000,000.
Section 8.18. Compliance with Liquidity Test.
Guarantor and Borrower shall at all times maintain cash and Cash Equivalents in an amount not less than an amount that equals six (6) months of Facility Debt Service based upon the actual Outstanding principal amount of Advances calculated for the prior six (6) month period.
Section 8.19. Change in Property Manager.
Borrower shall give Lender notice of any change in the identity of the property manager of each Mortgaged Property, and except with respect to property managers which are Affiliates of the applicable Borrower, no such change shall be made without the prior consent of Lender.
Any management agreement must be in form and substance satisfactory to Lender. Borrower agrees to enter into and cause any property manager to enter into an assignment and subordination of property management agreement in form and substance satisfactory to Lender and any other documents or agreements Lender shall deem necessary in connection with the execution of any property management agreement.
Section 8.20. Single Purpose Entity.
Borrower and each general partner or managing member of Borrower shall maintain itself as a Single Purpose entity.

Section 8.21. ERISA.
Borrower shall at all times remain in compliance in all material respects with all applicable provisions of ERISA, if any, and shall not incur any liability to the PBGC on a Plan under Title IV of ERISA. Neither the Borrower, nor any member of the Controlled Group is or ever has been obligated to contribute to any Multiemployer Plan. The assets of the Borrower do not constitute plan assets within the meaning of Department of Labor Regulation §2510.3-101 of any employee benefit plan subject to Title I of ERISA.
Section 8.22. Consents or Approvals.
Borrower shall obtain any required consent or approval of any creditor of Borrower, any Governmental Authority or any other Person to perform its obligations under this Agreement and any other Loan Documents.
Section 8.23. Prepayment of Rents.
Subject to the terms of the Security Instruments, Borrower may collect or accept payment of any Rents for not more than six (6) months prior to the due dates of such Rents, provided that the aggregate amount of such Rents at any time does not exceed an amount equal to ten percent (10%) of the aggregate amount of Rents payable for the entire Collateral Pool during the preceding twelve (12) month period.
Section 8.24. Affiliate Contracts.
Borrower will cause the parties to the Purchasing Agency Agreement dated as of October 1, 2007 between Allen & O’Hara, Inc. and Allen & O’Hara Education Services, Inc., both Affiliates of Borrower, to not amend, restate, modify or extend such agreement, unless (a) Borrower delivers to Lender a copy of any such amendment, restatement, modification or extension of such agreement or within ten (10) days of execution and (b) the terms of the agreement (including the fee) are consistent with and no worse than the then prevailing market conditions for a similar arms-length transaction. The fee paid pursuant to the Purchasing Agency Agreement, will at all times be a market or below market fee.
Section 8.25. Post Closing Obligation.
Borrower acknowledges that EDR Lubbock Limited Partnership is in “Temporary Good Standing” with the Texas Comptroller of Public Accounts, because, for administrative reasons, on the Initial Closing Date, the Texas Comptroller of Public Accounts will only indicate that entities are in “Temporary Good Standing”. On or prior to February 1, 2009, Borrower shall deliver evidence reasonably satisfactory to Lender indicating that EDR Lubbock Limited Partnership has achieved “Good Standing”, “Permanent Good Standing” or a similar status according to the Texas Comptroller of Public Accounts.

Section 8.26. Geographical Diversification Requirements.
On or prior to the First Anniversary, the Geographical Diversification Requirements shall be satisfied, unless Lender otherwise consents in its discretion.
ARTICLE 9
NEGATIVE COVENANTS OF BORROWER
Borrower and Guarantor, as applicable, agree and covenant with Lender that, at all times during the Term of this Agreement:
Section 9.01. Other Activities.
(a) No Targeted Entity shall amend its Organizational Documents in any material respect, including without limitation the allocation of decision-making rights among the members and/or partners, without the prior written consent of Lender;
(b) No Targeted Entity shall dissolve or liquidate in whole or in part;
(c) No Targeted Entity shall, except as otherwise provided in this Agreement, without the prior written consent of Lender, merge or consolidate with any Person; or
(d) Borrower shall not use, or permit to be used, any Mortgaged Property for any uses or purposes other than as a Rental Property and ancillary uses consistent with Rental Properties.
Section 9.02. Liens.
Borrower shall not create, incur, assume or suffer to exist any Lien on Borrower’s interest in any Mortgaged Property or any part of any Mortgaged Property, except the Permitted Liens.
Section 9.03. Indebtedness.
Borrower shall not incur or be obligated at any time with respect to any Indebtedness (other than Advances) in connection with any of the Mortgaged Properties. Neither Borrower nor any owner of Borrower shall incur any “mezzanine debt,” issue any preferred equity or incur any similar Indebtedness or equity with respect to any Mortgaged Property.
Section 9.04. Principal Place of Business.
Borrower shall not change its principal place of business, state of formation, legal name or the location of its books and records, each as set forth in the Certificate of Borrower Parties, without first giving thirty (30) days’ prior written notice to Lender.

Section 9.05. Condominiums.
Borrower shall not submit any Mortgaged Property to a condominium regime during the Term of this Agreement.
Section 9.06. Restrictions on Distributions.
Borrower shall not make any distributions of any nature or kind whatsoever to the owners of its Ownership Interests as such if, at the time of such distribution, a Potential Event of Default or an Event of Default has occurred and remains uncured.
Section 9.07. No Hedging Arrangements.
Without the prior written consent of Lender, or unless otherwise required by the Pledge, Interest Rate Cap Agreement, Borrower will not enter into or guarantee, provide security for or otherwise undertake any form of contingent obligation with respect to any Hedging Arrangement.
Section 9.08. Confidentiality of Certain Information.
Borrower Parties shall not disclose any terms, conditions, underwriting requirements or underwriting procedures of the Credit Facility or any of the Loan Documents; provided, however, that such confidential information may be disclosed (A) as required by law or pursuant to generally accepted accounting procedures, (B) to officers, directors, employees, agents, partners, attorneys, accountants, engineers and other consultants of Borrower Parties who need to know such information, provided such Persons are instructed to treat such information confidentially, (C) to any regulatory authority having jurisdiction over a Borrower Party, (D) in connection with any filings with the Securities and Exchange Commission or other Governmental Authorities, or (E) to any other Person to which such delivery or disclosure may be necessary or appropriate (1) in compliance with any law, rule, regulation or order applicable to a Borrower Party, or (2) in response to any subpoena or other legal process or information investigative demand. Borrower permits Lender to disclose all financial and other information received from or on behalf of Borrower to Fannie Mae in connection with the assignment of the Loan.
ARTICLE 10
FEES
Section 10.01. Reserved.
Section 10.02. Occupancy Deficiency Origination Fee.
(a) Borrower shall pay the Occupancy Deficiency Origination Fee in the amount of $28,125 for all of the Deficient Mortgaged Properties prior to or on the Initial Closing Date. Borrower shall pay the Occupancy Deficiency Origination Fee in an amount as calculated by Lender on the Closing Date of any addition of a Deficient Mortgaged Property.

(b) If on the First Anniversary, Lender determines that any of the Deficient Mortgaged Properties have failed to achieve economic equivalent occupancy of at least eighty percent (80%) (taking into account any physical vacancy, bad debts and rental concessions) for the prior three (3) consecutive months, Lender shall notify Borrower in writing of the status of the Deficient Mortgaged Properties and whether Borrower shall have the option to pay the Occupancy Deficiency Origination Fee (the “Deficiency Notice”). Upon receipt of the Deficiency Notice, Borrower must: (i) deliver a Release Request to Lender within thirty (30) days of receipt of the Deficiency Notice, pay the Release Price and the Release Fee with respect to the non-compliant Deficient Mortgaged Properties (together with any prepayment premiums and other amounts due) and comply with the other conditions for a Release and Lender shall release such non-compliant Deficient Mortgage Properties from the Collateral Pool in accordance with the terms of this Agreement, (ii) deliver a Substitution Request to Lender within thirty (30) days of receipt of the Deficiency Notice and cause the Substitution of the non-compliant Deficient Mortgaged Properties with Substitute Mortgaged Properties in accordance with the terms of this Agreement or (iii) if Borrower is given the option pursuant to the Deficiency Notice, pay an additional Occupancy Deficiency Origination Fee with respect to one or more of the non-compliant Deficient Mortgaged Properties, for which Lender decides to permit an Occupancy Deficiency Origination Fee to be paid, within thirty (30) days of receipt of the Deficiency Notice.
(c) In the event the additional Occupancy Deficiency Origination Fee is paid pursuant to Section 10.02(b), on the date that is two (2) years from the Initial Closing Date, if Lender determines that any of the Deficient Mortgaged Properties have failed to achieve economic equivalent occupancy of at least eighty percent (80%) (taking into account any physical vacancy, bad debts and rental concessions) for the prior three (3) consecutive months, Borrower shall not have the option to pay the Occupancy Deficiency Origination Fee and Lender shall notify Borrower in writing of the status of the Deficient Mortgaged Properties (the “Second Deficiency Notice”). Upon receipt of the Second Deficiency Notice, Borrower must (i) deliver a Release Request to Lender within thirty (30) days of receipt of the Second Deficiency Notice, pay the Release Price and the Release Fee with respect to the non-compliant Deficient Mortgaged Properties (together with any prepayment premiums and other amounts due) and comply with the other conditions for a Release and Lender shall release such non-compliant Deficient Mortgage Properties from the Collateral Pool in accordance with the terms of this Agreement or (ii) deliver a Substitution Request to Lender within thirty (30) days of receipt of the Second Deficiency Notice and cause the Substitution of the non-compliant Mortgaged Properties with Substitute Mortgaged Properties in accordance with the terms of this Agreement.
Section 10.03. Origination Fees.
(a) Initial Origination Fee. Borrower shall pay to Lender on or before the Initial Closing Date an origination fee (“Initial Origination Fee”) equal to $790,940 (40 basis points (.40%) multiplied by the Initial Advance).
(b) Expansion Origination Fee. Upon the closing of a Expansion Request under Article 4, Borrower shall pay to Lender an origination fee (“Expansion Origination Fee”) equal to the product obtained by multiplying (i) the Expansion made on the Closing Date for the Expansion Request, by (ii) 40 basis points (.40%). Borrower shall pay the Expansion Origination Fee on or before the Closing Date for the Expansion Request.

Section 10.04. Due Diligence Fees.
(a) Initial Due Diligence Fees. Borrower shall pay to Lender non-refundable due diligence fees (“Initial Due Diligence Fees”) with respect to each Initial Mortgaged Property in an amount equal to $4,000 per Initial Mortgaged Property. Borrower shall also deposit with Lender an amount equal to $10,000 for each Initial Mortgaged Property (“Initial Due Diligence Deposit”) to be used for the payment of third party costs and out-of-pocket fees and expenses incurred by Lender. All Initial Due Diligence Fees shall have been paid prior to the Initial Closing Date and all third party costs and out-of-pocket fees and expenses (not otherwise covered by the Initial Due Diligence Deposit) incurred by Lender and Fannie Mae shall be paid by Borrower on the Initial Closing Date (or, if the proposed Initial Mortgaged Properties do not become part of the Collateral Pool, on demand). Any portion of the Initial Due Diligence Fee Deposit deposited with Lender and not actually used by Lender to cover due diligence expenses shall be refunded to Borrower on the Initial Closing Date.
(b) Additional Due Diligence Fees for Additional Collateral. Borrower shall pay to Lender non-refundable additional due diligence fees (the “Additional Collateral Due Diligence Fees”) with respect to each proposed Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, in an amount equal to $4,000 per Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, which represents the estimated cost for due diligence expenses. Borrower shall also deposit with Lender an amount equal to $10,000 for each proposed Additional Mortgaged Property or Substitute Mortgaged Property, as applicable (“Additional Collateral Due Diligence Deposit”) to be used for the payment of third party costs and out-of-pocket expenses incurred by Lender and Fannie Mae. All Additional Collateral Due Diligence Fees, third party costs and out-of-pocket fees and expenses (not otherwise covered by the Additional Collateral Due Diligence Deposit) incurred by Lender and Fannie Mae shall be paid by Borrower on the applicable Closing Date (or if the relevant proposed Additional Mortgaged Property or Substitute Mortgaged Property, as applicable, does not become part of a Collateral Pool, on demand) for the Additional Mortgaged Property or Substitute Mortgaged Property, as applicable. Any portion of the Additional Collateral Due Diligence Deposit deposited with Lender and not actually used by Lender to cover due diligence expenses shall be refunded to Borrower on the applicable Closing Date.

Section 10.05. Legal Fees and Expenses.
(a) Initial Legal Fees. Borrower shall pay, or reimburse Lender for, all out-of-pocket third party legal fees and expenses incurred by Lender and by Fannie Mae in connection with the preparation, review and negotiation of this Agreement and any other Loan Documents executed on the date of this Agreement.
(b) Fees and Expenses Associated with Requests. Borrower shall pay, or reimburse Lender for, all reasonable out-of-pocket third party costs and expenses incurred by Lender, including the out-of-pocket legal fees and expenses incurred by Lender in connection with the preparation, review and negotiation of all documents, instruments and certificates to be executed and delivered in connection with each Request, the performance by Lender of any of its obligations with respect to the Request, the satisfaction of all conditions precedent to Borrower’s rights or Lender’s obligations with respect to the Request, and all transactions related to any of the foregoing, including the cost of title insurance premiums and applicable recordation and transfer taxes and charges and all other reasonable costs and expenses in connection with a Request. The obligations of Borrower under this subsection shall be absolute and unconditional, regardless of whether the transaction requested in the Request actually occurs. Borrower shall pay such costs and expenses to Lender on the Closing Date for the Request, or, as the case may be, after demand by Lender when Lender determines that such Request will not close.
Section 10.06. Failure to Close any Request.
If Borrower makes a Request and fails to close on the Request for any reason other than the default by Lender, then Borrower shall pay to Lender and Fannie Mae all damages incurred by Lender and Fannie Mae in connection with the failure to close.
ARTICLE 11
EVENTS OF DEFAULT
Section 11.01. Events of Default.
Each of the following events shall constitute an “Event of Default” under this Agreement, whatever the reason for such event and whether it shall be voluntary or involuntary, or within or without the control of Borrower or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority:
(a) the occurrence of a default under any Loan Document beyond the cure period, if any, set forth therein or an Event of Default under and as defined in any Loan Document; or
(b) the failure by Borrower to pay when due any amount payable by Borrower, under any Note, any Security Instrument, this Agreement or any other Loan Document, including any fees, costs or expenses; or
(c) the failure by Borrower to perform or observe any covenant contained in Sections 8.02, 8.07, 8.12, 8.13, 8.14, 8.16, 8.17, 8.18, 8.20, 8.23 and Article 9; or
(d) any warranty, representation or other written statement made by or on behalf of any Targeted Entity contained in this Agreement, any other Loan Document or in any instrument furnished in compliance with or in reference to any of the foregoing, is false or misleading in any material respect on any date when made or deemed made; or

(e) (i) any Targeted Entity shall (A) commence a voluntary case (or, if applicable, or joint case) under any Chapter of the Bankruptcy Code (as now or hereafter in effect) or otherwise, (B) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, debt adjustment, winding up or composition or adjustment of debts, (C) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (D) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of a substantial part of its property, domestic or foreign, (E) admit in writing its inability to pay, or generally not be paying, its debts as they become due, (F) make a general assignment for the benefit of creditors, (G) assert that any Borrower or Guarantor (solely with respect to the Guaranty), has no liability or obligations under this Agreement or any other Loan Document to which it is a party; or (H) take any action for the purpose of effecting any of the foregoing; or
(ii) a case or other proceeding shall be commenced against any Targeted Entity in any court of competent jurisdiction seeking (A) relief under the Federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding upon or composition or adjustment of debts, or (B) the appointment of a trustee, receiver, custodian, liquidator or the like of any Targeted Entity or of all or a substantial part of the property, domestic or foreign, of any Targeted Entity and any such case or proceeding shall continue undismissed or unstayed for a period of sixty (60) consecutive calendar days, or any order granting the relief requested in any such case or proceeding against any Targeted Entity (including an order for relief under such Federal bankruptcy laws) shall be entered; or
(iii) any Targeted Entity files an involuntary petition against Borrower under any Chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement or readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower under the laws of any jurisdiction.
(f) both (i) an involuntary petition under any Chapter of the Bankruptcy Code is filed against Borrower or Borrower directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Targeted Entity has acted in concert or conspired with such creditors of Borrower (other than Lender) to cause the filing thereof.
(g) if any provision of this Agreement or any other Loan Document or the lien and security interest purported to be created hereunder or under any Loan Document shall at any time for any reason cease to be valid and binding in accordance with its terms on Borrower or Guarantor, or shall be declared to be null and void, or the validity or enforceability hereof or thereof or the validity or priority of the lien and security interest created hereunder or under any other Loan Document shall be contested by any Targeted Entity seeking to establish the invalidity or unenforceability hereof or thereof, or Borrower or Guarantor (only with respect to the Guaranty) shall deny that it has any further liability or obligation hereunder or thereunder; or

(h) (i) the execution by Borrower of a chattel mortgage or other security agreement on any materials, fixtures or articles used in the construction or operation of the improvements located on any Mortgaged Property or on articles of personal property located therein (other than in connection with any Permitted Liens), or (ii) if any such materials, fixtures or articles are purchased pursuant to any conditional sales contract or other security agreement or otherwise so that the Ownership thereof will not vest unconditionally in Borrower free from encumbrances, or (iii) if Borrower does not furnish to Lender upon request the contracts, bills of sale, statements, receipted vouchers and agreements, or any of them, under which Borrower claim title to such materials, fixtures, or articles; or
(i) the failure by Borrower to comply with any requirement of any Governmental Authority within thirty (30) days after written notice of such requirement shall have been given to Borrower by such Governmental Authority; provided that, if action is commenced and diligently pursued by Borrower within such thirty (30) days, then Borrower shall have an additional thirty (30) days to comply with such requirement; or
(j) a dissolution or liquidation for any reason (whether voluntary or involuntary) of any Targeted Entity; or
(k) any judgment against Borrower or Guarantor, any attachment or other levy against any portion of Borrower’s or Guarantor’s assets with respect to a claim or claims in an amount in excess of $250,000 in the aggregate remains unpaid, unstayed on appeal undischarged, unbonded, not fully insured or undismissed for a period of ninety (90) days; or
(l) the failure by Borrower or Guarantor to perform or observe any material term, covenant, condition or agreement hereunder, other than as contained in subsections (a) through (k) above, or in any other Loan Document, within thirty (30) days after receipt of notice from Lender identifying such failure, provided such period shall be extended for up to thirty (30) additional days if Borrower, in the discretion of Lender, is diligently pursuing a cure of such default within thirty (30) days after receipt of notice from Lender.
ARTICLE 12
REMEDIES
Section 12.01. Remedies; Waivers.
Upon the occurrence of an Event of Default, Lender may do any one or more of the following (without presentment, protest or notice of protest, all of which are expressly waived by Borrower Party):
(a) by written notice to Borrower, to be effective upon dispatch, terminate the Commitment and declare the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents forthwith due and payable, whereupon the Commitment will terminate and the principal of, and interest on, the Advances and all other sums owing by Borrower to Lender under any of the Loan Documents will become forthwith due and payable.
(b) Lender shall have the right to pursue any other remedies available to it under any of the Loan Documents.
(c) Lender shall have the right to pursue all remedies available to it at law or in equity, including obtaining specific performance and injunctive relief.

Section 12.02. Waivers; Rescission of Declaration.
Lender shall have the right, to be exercised in its complete discretion, to waive any breach hereunder (including the occurrence of an Event of Default), by a writing setting forth the terms, conditions, and extent of such waiver signed by Lender and delivered to Borrower. Unless such writing expressly provides to the contrary, any waiver so granted shall extend only to the specific event or occurrence which gave rise to the waiver and not to any other similar event or occurrence which occurs subsequent to the date of such waiver.
Section 12.03. Lender’s Right to Protect Collateral and Perform Covenants and Other Obligations.
If Borrower or Guarantor fails to perform the covenants and agreements contained in this Agreement or any of the other Loan Documents, then Lender at Lender’s option may make such appearances, disburse such sums and take such action as Lender deems necessary, in its sole discretion, to protect Lender’s interest, including (i) disbursement of reasonable attorneys’ fees, (ii) entry upon the Mortgaged Property to make repairs and replacements, (iii) procurement of satisfactory insurance as provided in Section 5 of the Security Instrument encumbering the Mortgaged Property, and (iv) if the Security Instrument is on a leasehold, exercise of any option to renew or extend the ground lease on behalf of Borrower and the curing of any default of Borrower in the terms and conditions of the ground lease. Any amounts disbursed by Lender pursuant to this Section, with interest thereon, shall become additional indebtedness of Borrower secured by the Loan Documents. Unless Borrower and Lender agree to other terms of payment, such amounts shall be immediately due and payable and shall bear interest from the date of disbursement at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. Nothing contained in this Section shall require Lender to incur any expense or take any action hereunder.
Section 12.04. No Remedy Exclusive.
Unless otherwise expressly provided, no remedy herein conferred upon or reserved is intended to be exclusive of any other available remedy, but each remedy shall be cumulative and shall be in addition to other remedies given under the Loan Documents or existing at law or in equity.

Section 12.05. No Waiver.
No delay or omission to exercise any right or power accruing under any Loan Document upon the happening of any Event of Default or Potential Event of Default shall impair any such right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.
Section 12.06. No Notice.
To entitle Lender to exercise any remedy reserved to Lender in this Article, it shall not be necessary to give any notice, other than such notice as may be required under the applicable provisions of this Agreement or any of the other Loan Documents.
ARTICLE 13
INSURANCE, REAL ESTATE TAXES AND REPLACEMENT RESERVES
Section 13.01. Insurance and Real Estate Taxes.
(a) Insurance and Tax Escrow; Waiver; Real Estate Tax Letter of Credit. Borrower shall establish funds for taxes, insurance premiums and certain other charges for each Mortgaged Property in accordance with Section 7(a) of the Security Instrument for each Mortgaged Property. Notwithstanding the foregoing, so long as no Event of Default or Potential Event of Default has occurred, Lender hereby waives the obligations of Borrower under Section 7(a) of each Security Instrument with respect to the escrow of premiums for insurance (the “Required Escrow Payments”). Furthermore, Borrower may satisfy its obligation to establish a fund for taxes by delivering to Lender: (1) a Real Estate Tax Letter of Credit that satisfies the requirements set forth in Section 6.14(a) of this Agreement and (2) a legal opinion pursuant to Section 6.14(e) of this Agreement. During any period in which the obligation to pay the Required Escrow Payments has been waived, pursuant to this Section 13.01, each Borrower shall: (i) pay insurance premiums by or on behalf of Borrower with respect to the insurance policy meeting the requirements of the Security Instrument for each Mortgaged Property, (ii) make the deliveries to Lender with respect to insurance policies as required in Section 19(b) of the Security Instrument for each Mortgaged Property, and (iii) include all payments of insurance premiums in its monthly and annual property income and expense data. During any period in which Borrower has delivered to Lender a Real Estate Tax Letter of Credit pursuant to this Section 13.01, each Borrower shall: (i) pay taxes by or on behalf of Borrower, (ii) send Lender invoices and paid receipts, or other documentation satisfactory to Lender, evidencing payment of such taxes on the date such taxes are due and payable, and (iii) include all payments of taxes in its monthly and annual property income and expense data.

(b) Revocation of Waiver. Lender’s waiver of the Required Escrow Payments shall, at the option of Lender, be revoked upon the occurrence of any of the following events:
(i) the occurrence of an Event of Default or a Potential Event of Default; or
(ii) any Borrower shall fail to perform its obligations under Section 13.01(a).
(iii) failure by any Borrower to (A) participate in a blanket insurance policy that complies with Fannie Mae’s insurance requirements and (B) annually furnish evidence of insurance to Lender in accordance with Section 19(b) of the Security Instrument for each Mortgaged Property.
(c) Upon Lender’s revocation of its waiver of the Required Escrow Payments, Borrower’s obligations under Section 7(a) of each of the Security Instruments shall immediately be reinstated.
(d) Real Estate Tax Letter of Credit.
(i) On the Initial Closing Date, the Real Estate Tax Letter of Credit shall be in an amount equal to the amount of annual taxes as estimated by Lender. On an annual basis, Lender shall determine the amount of estimated taxes for the next tax year and shall send a notice to Borrower at least forty-five (45) days prior to the expiration of the Real Estate Tax Letter of Credit. Within fifteen (15) days of Lender’s notice, Borrower shall deliver a replacement Real Estate Tax Letter of Credit in an amount equal to Lender’s estimate of taxes for such tax year in accordance with the terms of this Agreement.
(ii) Lender shall have the right to draw monies under the Real Estate Tax Letter of Credit:
(1)	if any Borrower shall fail to perform its obligations under Section 13.01(a); or
(2)	upon the occurrence of (A) an Event of Default; or (B) a Potential Event of Default of which the Borrower has knowledge has occurred and continued for two (2) Business Days; or
(3)
if 30 days prior to the expiration of the Real Estate Tax Letter of Credit, the Real Estate Tax Letter of Credit has not been extended for a term of at least 364 days or has not been substituted with a replacement Real Estate Tax Letter of Credit which satisfies the requirements of this Agreement; or

(4)
upon the downgrading of the ratings of the long-term or short term debt obligations of the LOC Bank below the requirements of Fannie Mae then in effect, provided Borrower does not immediately take action to substitute the Real Estate Tax Letter of Credit with a replacement Real Estate Tax Letter of Credit which satisfies the requirements of this Agreement and does not deliver such replacement Real Estate Tax Letter of Credit within thirty (30) days of such downgrading.

(iii) If Lender draws under the Real Estate Tax Letter of Credit for any reason set forth above, Lender shall have the right to use monies drawn under such Real Estate Tax Letter of Credit for any purpose permitted under this Agreement or any other Loan Documents.

Section 13.02. Replacement Reserves.
Borrower shall execute a Replacement Reserve Agreement for the Mortgaged Properties and shall (unless waived by Lender) make all deposits for replacement reserves in accordance with the terms of the Replacement Reserve Agreement.
Section 13.03. Completion/Repair Reserves.
Borrower shall execute a Completion/Repair and Security Agreement for the Mortgaged Properties and shall (unless waived by Lender) make all deposits for reserves in accordance with the terms of the Completion/Repair and Security Agreement.
ARTICLE 14
LIMITS ON PERSONAL LIABILITY
Section 14.01. Personal Liability to Borrower.
Except as otherwise provided in this Article 14, Borrower shall have no personal liability under the Loan Documents for the repayment of any Indebtedness or for the performance of any other Obligations of Borrower under the Loan Documents or for deficiency judgments for the Indebtedness, and Lender’s only recourse for the satisfaction of such Indebtedness and the performance of such Obligations shall be Lender’s exercise of its rights and remedies with respect to the Mortgaged Properties and any other Collateral held by Lender as security for such Indebtedness.
(a) Exceptions to Limits on Personal Liability. Borrower shall be personally liable to Lender for the repayment of a portion of the Advances and other amounts due under the Loan Documents equal to any loss, expense, cost, liability or damage suffered by Lender as a result of or in any manner relating to (i) failure of Borrower to pay to Lender upon demand after an Event of Default all Rents to which Lender is entitled under Section 3(a) of the Security Instrument encumbering the Mortgaged Property and the amount of all security deposits held by Borrower from tenants then in residence; (ii) failure of Borrower to apply all insurance proceeds, condemnation proceeds or security deposits from tenants as required by the Security Instrument encumbering the Mortgaged Property; (iii) failure of such Borrower to comply with its obligations under the Loan Documents with respect to the delivery of books and records and financial statements; (iv) fraud or written material misrepresentation by Borrower or any officer, director, partner, member or employee of Borrower in connection with the application for or creation of the Obligations or any request for any action or consent by Lender; or (v) failure to apply Rents, first, to the payment of reasonable operating expenses and then to amounts (“Debt Service Amounts”) payable under the Loan Documents (except that Borrower will not be personally liable (1) to the extent that Borrower lacks the legal right to direct the disbursement of such sums because of a bankruptcy, receivership or similar judicial proceeding, or (2) with respect to Rents of a Mortgaged Property that are distributed in any Calendar Quarter if Borrower has paid all operating expenses and Debt Service Amounts for that Calendar Quarter). For purposes of this subsection (a), the term “Rents” shall have the meaning given to such term in the Security Instrument.

(b) Full Recourse. Borrower shall be personally liable to Lender for the payment and performance of all Obligations upon the occurrence of any of the following Events of Default: (i) Borrower’s acquisition of any property or operation of any business not permitted by Section 33 of any Security Instrument; or (ii) a Transfer that is an Event of Default under Section 21 of any Security Instrument; or (iii) any and all indemnification obligations contained in Section 18 of any Security Instrument; or (iv) a Bankruptcy Event.
As used in this Subsection, the term “Bankruptcy Event” means any one or more of the following events:
(A)
Any Borrower (i) commences a voluntary case (or, if applicable, a joint case) under any chapter of the Bankruptcy Code or otherwise or consents to or fails to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any chapter of the Bankruptcy Code or otherwise, (ii) institutes (by petition, application, answer, consent or otherwise) any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, (iii) makes a general assignment for the benefit of creditors, (iv) applies for, consents to or acquiesces in the appointment of any receiver, liquidator, custodian, sequestrator, trustee or similar officer for it or for all or any substantial part of the Mortgaged Properties or (v) admits in writing its inability to pay its debts generally as they mature.

(B)
Any Borrower, any Affiliate of Borrower, any Guarantor or any Affiliate of Guarantor files an involuntary petition against any Borrower under any chapter of the Bankruptcy Code or under any other bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to Borrower under the laws of any jurisdiction.

(C)
Both (1) an involuntary petition under any chapter of the Bankruptcy Code is filed against any Borrower, or any Borrower directly or indirectly becomes the subject of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or in equity, and (ii) any Borrower, any Affiliate of Borrower, any Guarantor or any Affiliate of Guarantor has acted in concert or conspired with such creditors of Borrower (other than Fannie Mae or Lender) to cause the filing thereof.

(c) Miscellaneous. To the extent that Borrower has personal liability under this Section, or Guarantor has liability under the Guaranty, such liability shall be joint and several and Lender may exercise its rights against Borrower or Guarantor personally without regard to whether Lender has exercised any rights against the Mortgaged Property or any other security, or pursued any rights against any guarantor, or pursued any other rights available to Lender under the Loan Documents or Applicable Law. For purposes of this Article, the term “Mortgaged Property” shall not include any funds that (i) have been applied by Borrower as required or permitted by the Loan Documents prior to the occurrence of an Event of Default, or (ii) are owned by Borrower or Guarantor and which Borrower was unable to apply as required or permitted by the Loan Documents because of a bankruptcy, receivership, or similar judicial proceeding.
Section 14.02. Additional Borrowers.
If the owner of an Additional Mortgaged Property or a Substitute Mortgaged Property is an Additional Borrower, the owner of such Additional Mortgaged Property or Substitute Mortgaged Property, as the case may be, must demonstrate to the satisfaction of Lender that:
(i) the Additional Borrower is a Single-Purpose entity; and
(ii) the Additional Borrower is directly or indirectly wholly-owned by Guarantor.
In addition, on the Closing Date of the addition of an Additional Mortgaged Property or a Substitute Mortgaged Property, the owner of such Additional Mortgaged Property or such Substitute Mortgaged Property, as the case may be, if such owner is an Additional Borrower, shall become a party to the Contribution Agreement in a manner satisfactory to Lender, shall deliver a Certificate of Borrower Parties in form and substance satisfactory to Lender, and execute and deliver, along with the other Borrowers, Variable Facility Notes and/or Fixed Facility Notes. Any Additional Borrower of an Additional Mortgaged Property or a Substitute Mortgaged Property which becomes added to the Collateral Pool shall be a Borrower for purposes of this Agreement and shall execute and deliver to Lender an amendment adding such Additional Borrower as a party to this Agreement and revising the Exhibits hereto, as applicable, to reflect the Additional Mortgaged Property or Substitute Mortgaged Property and Additional Borrower, in each case satisfactory to Lender.
Upon the release of a Mortgaged Property, the Borrower that owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement and the other Loan Documents except for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release.

Section 14.03. Borrower Agency Provisions.
(a) In the event an Additional Borrower becomes a party to this Agreement, each Borrower shall irrevocably designate the Borrower Agent to be its agent and in such capacity to receive on behalf of the Borrower all proceeds, receive all notices on behalf of Borrower under this Agreement, make all requests under this Agreement, and execute, deliver and receive all instruments, certificates, requests, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Borrower, and hereby authorizes the Lender to pay over all loan proceeds hereunder in accordance with the request of the Borrower Agent. Each Borrower hereby acknowledges that all notices required to be delivered by Lender to any Borrower shall be delivered to the Borrower Agent and thereby shall be deemed to have been received by such Borrower.
(b) The handling of this credit facility as a co-borrowing facility with a Borrower Agent in the manner set forth in this Agreement is solely as an accommodation to each of Borrower and Guarantor and is at their mutual request. Lender shall not incur liability to Borrower or Guarantor as a result thereof. To induce Lender to do so and in consideration thereof, each Borrower hereby indemnifies the Lender and holds Lender harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Lender by any Person arising from or incurred by reason of the Borrower Agent handling of the financing arrangements of Borrower as provided herein, reliance by Lender on any request or instruction from Borrower Agent or any other action taken by the Lender with respect to this Section 14.03 except due to willful misconduct or gross negligence of the indemnified party.
Section 14.04. Joint and Several Obligation; Cross-Guaranty.
Notwithstanding anything contained in this Agreement or the other Loan Documents to the contrary (but subject to the provisions of Section 14.01, the last sentence of this Section 14.04 and the provisions of Section 14.11), each Borrower shall have joint and several liability for all Obligations. Notwithstanding the intent of all of the parties to this Agreement that all Obligations of each Borrower under this Agreement and the other Loan Documents shall be joint and several Obligations of each Borrower but subject to the provisions of Section 14.01, each Borrower, on a joint and several basis, hereby irrevocably guarantees to Lender and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Lender by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is an unconditional guaranty of payment and performance and not merely a guaranty of collection. The Obligations of each Borrower under this Agreement shall not be subject to any counterclaim, set-off, recoupment, deduction, cross-claim or defense based upon any claim any Borrower may have against Lender or any other Borrower; provided, however, that upon the release of a Mortgaged Property, the Borrower which owns such Release Mortgaged Property shall automatically without further action be released from its obligations under this Agreement for the Obligations, except for any liabilities or obligations of such Borrower which arose prior to the Closing Date of such release.

Section 14.05. Waivers With Respect to Other Borrower Secured Obligation.
To the extent that a Security Instrument or any other Loan Document executed by one Borrower secures an Obligation of another Borrower (the “Other Borrower Secured Obligation”), and/or to the extent that a Borrower has guaranteed the debt of another Borrower pursuant to Article 14, Borrower who executed such Loan Document and/or guaranteed such debt (the “Waiving Borrower”) hereby agrees as follows:
(a) The Waiving Borrower hereby waives any right it may now or hereafter have to require the beneficiary, assignee or other secured party under such Loan Document, as a condition to the exercise of any remedy or other right against it thereunder or under any other Loan Document executed by the Waiving Borrower in connection with the Other Borrower Secured Obligation: (i) to proceed against the other Borrower or any other person, or against any other collateral assigned to Lender by either Borrower or any other person; (ii) to pursue any other right or remedy in Lender’s power; (iii) to give notice of the time, place or terms of any public or private sale of real or personal property collateral assigned to Lender by the other Borrower or any other person (other than the Waiving Borrower), or otherwise to comply with Section 9615 of the California Commercial Code (as modified or recodified from time to time) with respect to any such personal property collateral located in the State of California; or (iv) to make or give (except as otherwise expressly provided in the Security Documents) any presentment, demand, protest, notice of dishonor, notice of protest or other demand or notice of any kind in connection with the Other Borrower Secured Obligation or any collateral (other than the Collateral described in such Security Document) for the Other Borrower Secured Obligation.
(b) The Waiving Borrower hereby waives any defense it may now or hereafter have that relates to: (i) any disability or other defense of the other Borrower or any other person; (ii) the cessation, from any cause other than full performance, of the Other Borrower Secured Obligation; (iii) the application of the proceeds of the Other Borrower Secured Obligation, by the other Borrower or any other person, for purposes other than the purposes represented to the Waiving Borrower by the other Borrower or otherwise intended or understood by the Waiving Borrower or the other Borrower; (iv) any act or omission by Lender which directly or indirectly results in or contributes to the release of the other Borrower or any other person or any collateral for any Other Borrower Secured Obligation; (v) the unenforceability or invalidity of any Security Document or Loan Document (other than the Security Instrument executed by the Waiving Borrower that secures the Other Borrower Secured Obligation) or guaranty with respect to any Other Borrower Secured Obligation, or the lack of perfection or continuing perfection or lack of priority of any Lien (other than the Lien of such Security Instrument) which secures any Other Borrower Secured Obligation; (vi) any failure of Lender to marshal assets in favor of the Waiving Borrower or any other person; (vii) any modification of any Other Borrower Secured Obligation, including any renewal, extension, acceleration or increase in interest rate; (viii) any and all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Waiving Borrower’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the California Code of Civil Procedure or otherwise; (ix) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation; (x) any failure of Lender to file or enforce a claim in any bankruptcy or other proceeding with respect to any person;

(xi) the election by Lender, in any bankruptcy proceeding of any person, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code; (xii) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code; (xiii) any use of cash collateral under Section 363 of the Bankruptcy Code; or (xiv) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any person. The Waiving Borrower further waives any and all rights and defenses that it may have because the Other Borrower Secured Obligation is secured by real property; this means, among other things, that: (A) Lender may collect from the Waiving Borrower without first foreclosing on any real or personal property collateral pledged by the other Borrower; (B) if Lender forecloses on any real property collateral pledged by the other Borrower, then (1) the amount of the Other Borrower Secured Obligation may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (2) Lender may foreclose on the real property encumbered by the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation even if Lender, by foreclosing on the real property collateral of the Other Borrower, has destroyed any right the Waiving Borrower may have to collect from the Other Borrower. Subject to the last sentence of Section 14.04, the foregoing sentence is an unconditional and irrevocable waiver of any rights and defenses the Waiving Borrower may have because the Other Borrower Secured Obligation is secured by real property. These rights and defenses being waived by the Waiving Borrower include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure. Without limiting the generality of the foregoing or any other provision hereof, the Waiving Borrower further expressly waives, except as provided in Section 14.05(g) below, to the extent permitted by law any and all rights and defenses that might otherwise be available to it under California Civil Code Sections 2787 to 2855, inclusive, 2899 and 3433, or under California Code of Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.
(c) The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so the Security Instrument executed by the Waiving Borrower and securing the Other Borrower Secured Obligation shall be and remain in full force and effect even if the other Borrower had no liability at the time of incurring the Other Borrower Secured Obligation, or thereafter ceases to be liable. The Waiving Borrower hereby waives any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so the Waiving Borrower’s liability may be larger in amount and more burdensome than that of the other Borrower. The Waiving Borrower hereby waives the benefit of all principles or provisions of law that are or might be in conflict with the terms of any of its waivers, and agrees that the Waiving Borrower’s waivers shall not be affected by any circumstances that might otherwise constitute a legal or equitable discharge of a surety or a guarantor. The Waiving Borrower hereby waives the benefits of any right of discharge and all other rights under any and all statutes or other laws relating to guarantors or sureties, to the fullest extent permitted by law, diligence in collecting the Other Borrower Secured Obligation, presentment, demand for payment, protest, all notices with respect to the Other Borrower Secured Obligation that may be required by statute, rule of law or otherwise to preserve Lender’s rights against the Waiving Borrower hereunder, including notice of acceptance, notice of any amendment of the Loan Documents evidencing the Other Borrower Secured Obligation, notice of the occurrence of any default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, notice of the incurring by the other Borrower of any obligation or indebtedness and all rights to require Lender to (i) proceed against the other Borrower, (ii) proceed against any general partner of the other Borrower, (iii) proceed against or exhaust any collateral held by Lender to secure the Other Borrower Secured Obligation, or (iv) if the other Borrower is a partnership, pursue any other remedy it may have against the other Borrower, or any general partner of the other Borrower, including any and all benefits under California Civil Code Sections 2845, 2849 and 2850.

(d) The Waiving Borrower understands that the exercise by Lender of certain rights and remedies contained in a Security Instrument executed by the Other Borrower (such as a nonjudicial foreclosure sale) may affect or eliminate the Waiving Borrower’s right of subrogation against the Other Borrower and that the Waiving Borrower may therefore incur a partially or totally nonreimburseable liability. Nevertheless, the Waiving Borrower hereby authorizes and empowers Lender to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, that may then be available, since it is the intent and purpose of the Waiving Borrower that its waivers shall be absolute, independent and unconditional under any and all circumstances.
(e) In accordance with Section 2856 of the California Civil Code, the Waiving Borrower also waives any right or defense based upon an election of remedies by Lender, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by Lender to secure repayment of the Other Borrower Secured Obligation) destroys or otherwise impairs the subrogation rights of the Waiving Borrower to any right to proceed against the other Borrower for reimbursement, or both, by operation of Section 580d of the California Code of Civil Procedure or otherwise.
(f) Subject to the last sentence of Section 14.04, in accordance with Section 2856 of the California Civil Code, the Waiving Borrower waives any and all other rights and defenses available to the Waiving Borrower by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses the Waiving Borrower may have by reason of protection afforded to the other Borrower with respect to the Other Borrower Secured Obligation pursuant to the antideficiency or other laws of the State of California limiting or discharging the Other Borrower Secured Obligation, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure.
(g) In accordance with Section 2856 of the California Civil Code and pursuant to any other Applicable Law, the Waiving Borrower agrees to withhold the exercise of any and all subrogation, contribution and reimbursement rights against Borrower, against any other person, and against any collateral or security for the Other Borrower Secured Obligation, including any such rights pursuant to Sections 2847 and 2848 of the California Civil Code, until the Other Borrower Secured Obligation has been indefeasibly paid and satisfied in full, all obligations owed to Lender under the Loan Documents have been fully performed, and Lender has released, transferred or disposed of all of its right, title and interest in such collateral or security.

(h) Each Borrower hereby irrevocably and unconditionally agrees that, notwithstanding Section 14.05(g) hereof, in the event, and to the extent, that its agreement and waiver set forth in Section 14.05(g) is found by a court of competent jurisdiction to be void or voidable for any reason and such Borrower has any subrogation or other rights against any other Borrower, any such claims, direct or indirect, that such Borrower may have by subrogation rights or other form of reimbursement, contribution or indemnity, against any other Borrower or to any security or any such Borrower, shall be, and such rights, claims and indebtedness are hereby, deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations. Until payment and performance in full with interest (including post-petition interest in any case under any chapter of the Bankruptcy Code) of the Obligations, each Borrower agrees not to accept any payment or satisfaction of any kind of Indebtedness of any other Borrower in respect of any such subrogation rights arising by virtue of payments made pursuant to this Article 14, and hereby assigns such rights or indebtedness to Lender, including (i) the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code and (ii) the right to vote on any plan of reorganization. In the event that any payment on account of any such subrogation rights shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected should be turned over to Lender for application to the Obligations.
(i) At any time without notice to the Waiving Borrower, and without affecting or prejudicing the right of Lender to proceed against the Collateral described in any Loan Document executed by the Waiving Borrower and securing the Other Borrower Secured Obligation, (i) the time for payment of the principal of or interest on, or the performance of, the Other Borrower Secured Obligation may be extended or the Other Borrower Secured Obligation may be renewed in whole or in part; (ii) the time for the other Borrower’s performance of or compliance with any covenant or agreement contained in the Loan Documents evidencing the Other Borrower Secured Obligation, whether presently existing or hereinafter entered into, may be extended or such performance or compliance may be waived; (iii) the maturity of the Other Borrower Secured Obligation may be accelerated as provided in the related Note or any other related Loan Document; (iv) the related Note or any other related Loan Document may be modified or amended by Lender and the Other Borrower in any respect, including an increase in the principal amount; and (v) any security for the Other Borrower Secured Obligation may be modified, exchanged, surrendered or otherwise dealt with or additional security may be pledged or mortgaged for the Other Borrower Secured Obligation.
(j) It is agreed among each Borrower and Lender that all of the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the Loan Documents and that but for the provisions of this Article 14 and such waivers Lender would decline to enter into this Agreement.
Section 14.06. No Impairment.
Each Borrower agrees that the provisions of this Article 14 are for the benefit of Lender and their successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Lender, the obligations of such other Borrower under the Loan Documents.

Section 14.07. Election of Remedies.
(a) Lender, in its discretion, may (a) bring suit against any one or more Borrowers, jointly and severally, without any requirement that Lender first proceed against any other Borrower or any other Person; (b) compromise or settle with any one or more Borrowers, or any other Person, for such consideration as Lender may deem proper; (c) release one or more Borrowers, or any other Person, from liability; and (d) otherwise deal with any Borrower and any other Person, or any one or more of them, in any manner, or resort to any of the Collateral at any time held by it for performance of the Obligations or any other source or means of obtaining payment of the Obligations, and no such action shall impair the rights of Lender to collect from any Borrower any amount guaranteed by any Borrower under this Article 14.
(b) Subject to the provisions of Section 14.01 of this Agreement, if, in the exercise of any of its rights and remedies, Lender shall forfeit any of its rights or remedies, including its rights to enter a deficiency judgment against any Borrower or any other Person, whether because of any Applicable Law pertaining to “election of remedies” or the like, each Borrower hereby consents to such action by Lender and waives any claim based upon such action, even if such action by Lender shall result in a full or partial loss of any rights of subrogation that each Borrower might otherwise have had but for such action by Lender. Subject to the provisions of Section 14.01 of this Agreement, any election of remedies that results in the denial or impairment of the right of Lender to seek a deficiency judgment against any Borrower shall not impair any other Borrower’s obligation to pay the full amount of the Obligations. In the event Lender shall bid at any foreclosure or trustee’s sale or at any private sale permitted by law or any of the Loan Documents, Lender may bid all or less than the amount of the Obligations and the amount of such bid need not be paid by Lender but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Lender or any other party is the successful bidder, shall be conclusively deemed to be fair market value of the Collateral and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be amount of the Obligations guaranteed under this Article 14, notwithstanding that any present or future law or court decision or ruling may have the effect of reducing the amount of any deficiency claim to which Lender might otherwise be entitled but for such bidding at any such sale.

Section 14.08. Subordination of Other Obligations.
(a) Each Borrower hereby irrevocably and unconditionally agrees that all amounts payable from time to time to such Borrower by any other Borrower pursuant to any agreement, whether secured or unsecured, whether of principal, interest or otherwise, other than the amounts referred to in this Article 14 (collectively, the “Subordinated Obligations”), shall be and such rights, claims and indebtedness are, hereby deferred, postponed and fully subordinated in time and right of payment to the prior payment, performance and satisfaction in full of the Obligations; provided, however, that payments may be received by any Borrower in accordance with, and only in accordance with, the provisions of Section 14.08(b) hereof.
(b) Until the Obligations under all the Loan Documents have been finally paid in full or fully performed and all the Loan Documents have been terminated, each Borrower irrevocably and unconditionally agrees it will not ask, demand, sue for, take or receive, directly or indirectly, by set-off, redemption, purchase or in any other manner whatsoever, any payment with respect to, or any security or guaranty for, the whole or any part of the Subordinated Obligations, and in issuing documents, instruments or agreements of any kind evidencing the Subordinated Obligations, each Borrower hereby agrees that it will not receive any payment of any kind on account of the Subordinated Obligations, so long as any of the Obligations under all the Loan Documents are outstanding or any of the terms and conditions of any of the Loan Documents are in effect; provided, however, that, notwithstanding anything to the contrary contained herein, if no Potential Event of Default or Event of Default has occurred and is continuing under any of the Loan Documents, then payments may be received by such Borrower in respect of the Subordinated Obligations in accordance with the stated terms thereof. Except as aforesaid, each Borrower agrees not to accept any payment or satisfaction of any kind of indebtedness of any other Borrower in respect of the Subordinated Obligations and hereby assigns such rights or indebtedness to Fannie Mae, including the right to file proofs of claim and to vote thereon in connection with any case under any chapter of the Bankruptcy Code, including the right to vote on any plan of reorganization. In the event that any payment on account of Subordinated Obligations shall be received by any Borrower in violation of the foregoing, such payment shall be held in trust for the benefit of Lender, and any amount so collected shall be turned over to Lender upon demand.
Section 14.09. Insolvency and Liability of Other Borrower.
So long as any of the Obligations are outstanding, if a petition under any chapter of the Bankruptcy Code is filed by or against any Borrower (the “Subject Borrower”), each other Borrower (each, an “Other Borrower”) agrees to file all claims against the Subject Borrower in any bankruptcy or other proceeding in which the filing of claims is required by law in connection with indebtedness owed by the Subject Borrower and to assign to Lender all rights thereunder up to the amount of such indebtedness. In all such cases, the Person or Persons authorized to pay such claims shall pay to Lender the full amount thereof and Lender agrees to pay such Other Borrower any amounts received in excess of the amount necessary to pay the Obligations. Each Other Borrower hereby assigns to Lender all of such Other Borrower’s rights to all such payments to which such Other Borrower would otherwise be entitled but not to exceed the full amount of the Obligations. In the event that, notwithstanding the foregoing, any such payment shall be received by any Other Borrower before the Obligations shall have been finally paid in full, such payment shall be held in trust for the benefit of and shall be paid over to Lender upon demand. Furthermore, notwithstanding the foregoing, the liability of each Borrower hereunder shall in no way be affected by:
(a) the release or discharge of any other Borrower in any creditors’, receivership, bankruptcy or other proceedings; or
(b) the impairment, limitation or modification of the liability of any other Borrower or the estate of any other Borrower in bankruptcy resulting from the operation of any present or future provisions of any chapter of the Bankruptcy Code or other statute or from the decision in any court.
Section 14.10. Preferences, Fraudulent Conveyances, Etc.
If Lender is required to refund, or voluntarily refunds, any payment received from any Borrower because such payment is or may be avoided, invalidated, declared fraudulent, set aside or determined to be void or voidable as a preference, fraudulent conveyance, impermissible setoff or a diversion of trust funds under the bankruptcy laws or for any similar reason, including without limitation any judgment, order or decree of any court or administrative body having jurisdiction over any Borrower or any of its property, or upon or as a result of the appointment of a receiver, intervenor, custodian or conservator of, or trustee or similar officer for, any Borrower or any substantial part of its property, or otherwise, or any statement or compromise of any claim effected by Lender with any Borrower or any other claimant (a “Rescinded Payment”), then each other Borrower’s liability to Lender shall continue in full force and effect, or each other Borrower’s liability to Lender shall be reinstated and renewed, as the case may be, with the same effect and to the same extent as if the Rescinded Payment had not been received by Lender, notwithstanding the cancellation or termination of any of the Loan Documents, and regardless of whether Lender contested the order requiring the return of such payment. In addition, each other Borrower shall pay, or reimburse Lender for, all expenses (including all reasonable attorneys’ fees, court costs and related disbursements) incurred by Lender in the defense of any claim that a payment received by Lender in respect of all or any part of the Obligations must be refunded. The provisions of this Section 14.10 shall survive the termination of the Loan Documents and any satisfaction and discharge of any Borrower by virtue of any payment, court order or any federal or state law.

Section 14.11. Maximum Liability of Each Borrower.
Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary, if the obligations of any Borrower under this Agreement or any of the other Loan Documents or any Security Instruments granted by any Borrower are determined to exceed the reasonably equivalent value received by such Borrower in exchange for such obligations or grant of such Security Instruments under any Fraudulent Transfer Law (as hereinafter defined), then the liability of such Borrower shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations under this Agreement or all the other Loan Documents subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Borrower, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Borrower in respect of Indebtedness to any other Borrower or any other Person that is an Affiliate of the other Borrower to the extent that such Indebtedness would be discharged in an amount equal to the amount paid by such Borrower in respect of the Obligations) and after giving effect (as assets) to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Borrower pursuant to Applicable Law or pursuant to the terms of any agreement including the Contribution Agreement.
Section 14.12. Liability Cumulative.
The liability of each Borrower under this Article 14 is in addition to and shall be cumulative with all liabilities of such Borrower to Lender under this Agreement and all the other Loan Documents to which such Borrower is a party or in respect of any Obligations of any other Borrower.
ARTICLE 15
MISCELLANEOUS PROVISIONS
Section 15.01. Counterparts.
To facilitate execution, this Agreement may be executed in any number of counterparts. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart, but it shall be sufficient that the signature of, or on behalf of, each party, appear on one (1) or more counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.
Section 15.02. Amendments, Changes and Modifications.
This Agreement may be amended, changed, modified, altered or terminated only by written instrument or written instruments signed by all of the parties hereto.

Section 15.03. Payment of Costs, Fees and Expenses.
In addition to the payments required by Section 10.05 of this Agreement, Borrower shall pay, on demand, all reasonable third party out-of-pocket fees, costs, charges or expenses (including the fees and expenses of attorneys, accountants and other experts) incurred by Lender in connection with:
(a) Any amendment, consent or waiver to this Agreement or any of the Loan Documents (whether or not any such amendments, consents or waivers are entered into).
(b) Defending or participating in any litigation arising from actions by third parties and brought against or involving Lender with respect to (i) any Mortgaged Property, (ii) any event, act, condition or circumstance in connection with any Mortgaged Property or (iii) the relationship between Lender and Borrower and Guarantor in connection with this Agreement or any of the transactions contemplated by this Agreement.
(c) The administration or enforcement of, or preservation of rights or remedies under, this Agreement or any other Loan Documents or in connection with the foreclosure upon, sale of or other disposition of any Collateral granted pursuant to the Loan Documents.
(d) Any disclosure documents, including the reasonable fees and expenses of Lender’s attorneys and accountants.
Borrower shall also pay, on demand, any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution, delivery, filing, recordation, performance or enforcement of any of the Loan Documents or the Advances. However, Borrower will not be obligated to pay any franchise, excise, estate, inheritance, income, excess profits or similar tax on Lender. Any attorneys’ fees and expenses payable by Borrower pursuant to this Section shall be recoverable separately from and in addition to any other amount included in such judgment, and such obligation is intended to be severable from the other provisions of this Agreement and to survive and not be merged into any such judgment. Any amounts payable by Borrower pursuant to this Section, with interest thereon if not paid when due, shall become additional indebtedness of Borrower secured by the Loan Documents. Such amounts shall bear interest from the date such amounts are due until paid in full at the weighted average, as determined by Lender, of the interest rates in effect from time to time for each Advance unless collection from Borrower of interest at such rate would be contrary to Applicable Law, in which event such amounts shall bear interest at the highest rate which may be collected from Borrower under Applicable Law. The provisions of this Section are cumulative with, and do not exclude the application and benefit to Lender of, any provision of any other Loan Document relating to any of the matters covered by this Section.
Section 15.04. Payment Procedure.
All payments to be made to Lender pursuant to this Agreement or any of the Loan Documents shall be made in lawful currency of the United States of America and in immediately available funds by wire transfer to an account designated by Lender before 1:00 p.m. (Eastern Standard Time) on the date when due.

Section 15.05. Payments on Business Days.
In any case in which the date of payment to Lender or the expiration of any time period hereunder occurs on a day which is not a Business Day, then such payment or expiration of such time period need not occur on such date but may be made on the next succeeding Business Day with the same force and effect as if made on the day of maturity or expiration of such period, except that interest shall continue to accrue for the period after such date to the next Business Day.
Section 15.06. Choice of Law; Consent to Jurisdiction; Waiver of Jury Trial.
NOTWITHSTANDING ANYTHING IN THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS TO THE CONTRARY, EACH OF THE TERMS AND PROVISIONS, AND RIGHTS AND OBLIGATIONS OF BORROWER UNDER THIS AGREEMENT AND THE NOTES, GUARANTOR UNDER THE GUARANTY, AND BORROWER AND GUARANTOR UNDER THE OTHER LOAN DOCUMENTS, SHALL BE GOVERNED BY, INTERPRETED, CONSTRUED AND ENFORCED PURSUANT TO AND IN ACCORDANCE WITH THE LAWS OF THE DISTRICT OF COLUMBIA (EXCLUDING THE LAW APPLICABLE TO CONFLICTS OR CHOICE OF LAW) EXCEPT TO THE EXTENT OF PROCEDURAL AND SUBSTANTIVE MATTERS RELATING ONLY TO (i) THE CREATION, PERFECTION AND FORECLOSURE OF LIENS AND SECURITY INTERESTS, AND ENFORCEMENT OF THE RIGHTS AND REMEDIES, AGAINST THE MORTGAGED PROPERTIES, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED, (ii) THE PERFECTION, THE EFFECT OF PERFECTION AND NON-PERFECTION AND FORECLOSURE OF SECURITY INTERESTS ON PERSONAL PROPERTY, WHICH MATTERS SHALL BE GOVERNED BY THE LAWS OF THE JURISDICTION DETERMINED BY THE CHOICE OF LAW PROVISIONS OF THE UNIFORM COMMERCIAL CODE IN EFFECT FOR THE JURISDICTION IN WHICH THE BORROWERS’ ARE ORGANIZED. BORROWER AND GUARANTOR AGREE THAT ANY CONTROVERSY ARISING UNDER OR IN RELATION TO THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER LOAN DOCUMENT SHALL BE, EXCEPT AS OTHERWISE PROVIDED HEREIN, LITIGATED IN THE DISTRICT OF COLUMBIA. THE LOCAL AND FEDERAL COURTS AND AUTHORITIES WITH JURISDICTION IN THE DISTRICT OF COLUMBIA SHALL, EXCEPT AS OTHERWISE PROVIDED HEREIN, HAVE JURISDICTION OVER ALL CONTROVERSIES WHICH MAY ARISE UNDER OR IN RELATION TO THE LOAN DOCUMENTS, INCLUDING THOSE CONTROVERSIES RELATING TO THE EXECUTION, JURISDICTION, BREACH, ENFORCEMENT OR COMPLIANCE WITH THE NOTES, THE SECURITY DOCUMENTS (OTHER THAN THE SECURITY INSTRUMENTS) OR ANY OTHER ISSUE ARISING UNDER, RELATING TO, OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS. EACH OF BORROWER AND GUARANTOR IRREVOCABLY CONSENTS TO SERVICE, JURISDICTION, AND VENUE OF SUCH COURTS FOR ANY LITIGATION ARISING FROM THE NOTES, THE SECURITY DOCUMENTS OR ANY OF THE OTHER LOAN DOCUMENTS, AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE. NOTHING CONTAINED HEREIN, HOWEVER, SHALL PREVENT LENDER FROM BRINGING ANY SUIT, ACTION OR PROCEEDING OR EXERCISING ANY RIGHTS AGAINST EITHER OR BOTH OF BORROWER AND GUARANTOR AND AGAINST THE COLLATERAL IN ANY

OTHER JURISDICTION. INITIATING SUCH SUIT, ACTION OR PROCEEDING OR TAKING SUCH ACTION IN ANY OTHER JURISDICTION SHALL IN NO EVENT CONSTITUTE A WAIVER OF THE AGREEMENT CONTAINED HEREIN THAT THE LAWS OF THE DISTRICT OF COLUMBIA SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF EACH OF BORROWER AND GUARANTOR AND LENDER AS PROVIDED HEREIN OR THE SUBMISSION HEREIN BY EACH OF BORROWER AND GUARANTOR TO PERSONAL JURISDICTION WITHIN THE DISTRICT OF COLUMBIA. BORROWER AND GUARANTOR (I) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING UNDER ANY OF THE LOAN DOCUMENTS TRIABLE BY A JURY AND (II) WAIVE ANY RIGHT TO TRIAL BY JURY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. FURTHER, EACH OF BORROWER AND GUARANTOR HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING, BUT NOT LIMITED TO, LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER AND/OR GUARANTOR THAT LENDER WILL NOT SEEK TO ENFORCE THE PROVISIONS OF THIS SECTION. THE FOREGOING PROVISIONS WERE KNOWINGLY, WILLINGLY AND VOLUNTARILY AGREED TO BY BORROWER AND GUARANTOR UPON CONSULTATION WITH INDEPENDENT LEGAL COUNSEL SELECTED BY BORROWER’S AND GUARANTOR’S FREE WILL.
Section 15.07. Severability.
In the event any provision of this Agreement or in any other Loan Document shall be held invalid, illegal or unenforceable in any jurisdiction, such provision will be severable from the remainder hereof as to such jurisdiction and the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired in any jurisdiction.
Section 15.08. Notices.
(a) Manner of Giving Notice. Each notice, direction, certificate or other communication hereunder (in this Section referred to collectively as “notices” and singly as a “notice”) which any party is required or permitted to give to the other party pursuant to this Agreement shall be in writing and shall be deemed to have been duly and sufficiently given if:
(i) personally delivered with proof of delivery thereof (any notice so delivered shall be deemed to have been received at the time so delivered);
(ii) sent by Federal Express (or other similar reputable overnight courier) designating morning delivery (any notice so delivered shall be deemed to have been received on the Business Day it is delivered by the courier);
(iii) sent by telecopier or facsimile machine which automatically generates a transmission report that states the date and time of the transmission, the length of the document transmitted, and the telephone number of the recipient’s telecopier or facsimile machine (to be confirmed with a copy thereof sent in accordance with paragraphs (i) or (ii) above within two Business Days) (any notice so delivered shall be deemed to have been received (1) on the date of transmission, if so transmitted before 5:00 p.m. (local time of the recipient) on a Business Day, or (2) on the next Business Day, if so transmitted on or after 5:00 p.m. (local time of the recipient) on a Business Day or if transmitted on a day other than a Business Day);

addressed to the parties as follows:

As to Borrower:	Education Realty Operating Partnership, LP
530 Oak Court Drive, Suite 300
Memphis, TN 38117
Attention: Paul Bower and Olan Brevard
Telecopy: (901) 259-2594

with a copy to:	Bass, Berry & Sims PLC
The Tower at Peabody Place
100 Peabody Place, Suite 900
Memphis, TN 38103
Attention: John A. Stemmler
Telecopy: (901) 543-5999

As to Lender:	Red Mortgage Capital, Inc.
Two Miranova Place, 12th Floor
Columbus, Ohio 43215
Attention: Servicing Manager
Telecopy: (614) 857-1620

with a copy to Servicer:	Red Mortgage Capital, Inc.
Two Miranova Place, 12th Floor
Columbus, Ohio 43215
Attention: Director, Loan Servicing and Asset Management
Telecopy: (614) 857-1610

with a copy to:	Arent Fox LLP
1675 Broadway
New York, New York 10019
Attention: David L. Dubrow, Esq.
Telecopy: (212) 484-3990

As to Fannie Mae:	Fannie Mae
3900 Wisconsin Avenue, N.W.
Washington, D.C. 20016-2899
Attention: Vice President for Multifamily Asset Management
Telecopy No.: (301) 280-2064

with a copy to Servicer:	Red Mortgage Capital, Inc.
Two Miranova Place, 12th Floor
Columbus, Ohio 43215
Attention: Director, Loan Servicing and Asset Management
Telecopy: (614) 857-1610

with a copy to:	Arent Fox LLP
1675 Broadway
New York, NY 10019
Attention: David L. Dubrow, Esq.
Telecopy No.: (212) 484-3990
(b) Change of Notice Address. Any party may, by notice given pursuant to this Section, change the person or persons and/or address or addresses, or designate an additional person or persons or an additional address or addresses, for its notices, but notice of a change of address shall only be effective upon receipt. Each party agrees that it shall not refuse or reject delivery of any notice given hereunder, that it shall acknowledge, in writing, receipt of the same upon request by the other party and that any notice rejected or refused by it shall be deemed for all purposes of this Agreement to have been received by the rejecting party on the date so refused or rejected, as conclusively established by the records of the U.S. Postal Service, the courier service or facsimile.
Section 15.09. Further Assurances and Corrective Instruments.
(a) Further Assurances. To the extent permitted by law, the parties hereto agree that they shall, from time to time, execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such supplements hereto and such further instruments as Lender or Borrower may reasonably request and as may be required in the opinion of Lender or its counsel to effectuate the intention of or facilitate the performance of this Agreement or any Loan Document.
(b) Further Documentation. Without limiting the generality of subsection (a), in the event any further documentation or information is required by Lender to correct patent mistakes in the Loan Documents, materials relating to the Title Insurance Policies or the funding of the Advances, Borrower shall provide, or cause to be provided to Lender, at Borrower’s cost and expense, such documentation or information. Borrower shall execute and deliver to Lender such documentation, including but not limited to any amendments, corrections, deletions or additions to the Notes, the Security Instruments or the other Loan Documents as is reasonably required by Lender.
(c) Compliance with Investor Requirements. Without limiting the generality of subsection (a), Borrower shall do anything necessary to comply with the reasonable requirements of Lender to enable Lender to sell the DMBS backed by an Advance.

Section 15.10. Term of this Agreement.
This Agreement shall continue in effect until the Termination Date.
Section 15.11. Assignments; Third-Party Rights.
No Borrower shall assign this Agreement, or delegate any of its obligations hereunder, without the prior written consent of Lender. Lender may assign its rights and/or obligations under this Agreement separately or together, without Borrower’s consent, only to Fannie Mae or other entity if such assignment is made with the intent that such entity will further assign such rights to Fannie Mae, but may not delegate its obligations under this Agreement unless it first receives Fannie Mae’s written approval. Lender shall first assign its rights under this Agreement separately or together, without Borrower’s consent, to Fannie Mae. Upon assignment to Fannie Mae, Fannie Mae shall be permitted to further assign its rights under this Agreement separately or together, without Borrower’s consent.
Section 15.12. Headings.
Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 15.13. General Interpretive Principles.
For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in Appendix I and elsewhere in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other genders; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (iii) references herein to “Articles,” “Sections,” “subsections,” “paragraphs” and other subdivisions without reference to a document are to designated Articles, Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) a reference to an Exhibit or a Schedule without a further reference to the document to which the Exhibit or Schedule is attached is a reference to an Exhibit or Schedule to this Agreement; (vi) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision; and (vii) the word “including” means “including, but not limited to.”

Section 15.14. Interpretation.
The parties hereto acknowledge that each party and their respective counsel have participated in the drafting and revision of this Agreement and the Loan Documents. Accordingly, the parties agree that any rule of construction that disfavors the drafting party shall not apply in the interpretation of this Agreement and the Loan Documents or any amendment or supplement or exhibit hereto or thereto.
Section 15.15. Standards for Decisions, Etc.
Unless otherwise provided herein, if Lender’s approval is required for any matter hereunder, such approval may be granted or withheld in Lender’s sole and absolute discretion. Unless otherwise provided herein, if Lender’s designation, determination, selection, estimate, action or decision is required, permitted or contemplated hereunder, such designation, determination, selection, estimate, action or decision shall be made in Lender’s sole and absolute discretion.
Section 15.16. Decisions in Writing.
Any approval, designation, determination, selection, action or decision of Lender or Borrower must be in writing to be effective.
Section 15.17. Requests.
Borrower may submit up to a total of eight (8) Requests per Calendar Year, subject to the provisions of Section 2.06.
Section 15.18. Conflicts Between Agreements.
Any terms and conditions contained in this Agreement that may also be contained in another Loan Document are not, to the extent reasonably practicable, to be construed to be in conflict with each other but rather is construed as duplicative, confirming, additional, or cumulative provisions. To the extent that, in the interpretation of this Agreement, any ultimate conflict between the terms and conditions of this Agreement and those set forth in another Loan Document is determined to exist, the terms and conditions of this Agreement are to control.

Section 15.19. Timing of Decisions.
(a) In the event a Variable DMBS Advance is Outstanding and Lender receives a request from Borrower concerning a subsequent Variable DMBS Advance, Conversion, Addition, Release, Substitution, Future Advance pursuant to Section 2.06 of this Agreement and/or Expansion (“Activity”), the rollover date for all Variable DMBS Advances Outstanding shall be the effective date for the following: (i) all decisions on the availability of an Activity, (ii) any designation, determination, selection, estimate, action, or decision made by Lender or Fannie Mae in connection with any such Activity, including but not limited to one pertaining to the Geographical Diversification Requirements and (iii) the Activity itself.
(b) In the event a Variable DMBS Advance is Outstanding, Lender and Fannie Mae reserves the right to make any decision, designation, determination, selection, estimate or take any action required of them individually or collectively under this Agreement, and require any activity resulting from the above, to be effective on the rollover date for all Variable DMBS Advances Outstanding.
(Signatures appear on following pages)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BORROWER:

EDR TAMPA LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Tampa, LLC, a Delaware limited liability company, its general partner

	By:	EDR Tampa, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard

Name: Olan Brevard
Title: Vice President

EDR STILLWATER LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Stillwater, LLC, a Delaware limited liability company, its general partner

	By:	EDR Stillwater, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard Name: Olan Brevard
Title: Vice President

EDR WESTERN MICHIGAN LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Western Michigan, LLC, a Delaware limited liability company, its general partner

	By:	EDR Western Michigan, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard Name: Olan Brevard
Title: Vice President

EDR WABASH LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Wabash, LLC, a Delaware limited liability company, its general partner

	By:	EDR Wabash, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard Name: Olan Brevard
Title: Vice President

EDR COLUMBUS LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Columbus, LLC, a Delaware limited liability company, its general partner

	By:	EDR Columbus, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard Name: Olan Brevard
Title: Vice President

EDR STATE COLLEGE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR State College, LLC, a Delaware limited liability company, its general partner

	By:	EDR State College, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard Name: Olan Brevard
Title: Vice President

EDR COLUMBIA LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Columbia, LLC, a Delaware limited liability company, its general partner

	By:	EDR Columbia, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard Name: Olan Brevard
Title: Vice President

EDR KNOXVILLE LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Knoxville, LLC, a Delaware limited liability company, its general partner

	By:	EDR Knoxville, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard Name: Olan Brevard
Title: Vice President

EDR LUBBOCK LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Lubbock, LLC, a Delaware limited liability company, its general partner

	By:	EDR Lubbock, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard
Name: Olan Brevard Title: Vice President

EDR TUCSON PHASE II LIMITED PARTNERSHIP, a Delaware limited partnership

By:	EDR Tucson, LLC, a Delaware limited liability company, its general partner

	By:	EDR Tucson, Inc., a Delaware corporation, its manager

		By:	/s/ Olan Brevard
Name: Olan Brevard Title: Vice President

EDR MURFREESBORO, LLC, a Delaware limited liability company

By:	EDR Manager, LLC, a Delaware limited liability company, its Manager

	By:	Education Realty Operating Partnership, LP, a Delaware limited partnership, its Manager

		By:	Education Realty OP GP, Inc., a Delaware corporation, its General Partner

		By:	/s/ Olan Brevard

Name: Olan Brevard Title: Vice President

EDR AUBURN, LLC, a Delaware limited liability company

By:	EDR Manager, LLC, a Delaware limited liability company, its Manager

	By:	Education Realty Operating Partnership, LP, a Delaware limited partnership, its Manager

		By:	Education Realty OP GP, Inc., a Delaware corporation, its General Partner

		By:	/s/ Olan Brevard
Name: Olan Brevard Title: Vice President

EDR STATESBORO, LLC, a Delaware limited liability company

By:	EDR Manager, LLC, a Delaware limited liability company, its Manager

	By:	Education Realty Operating Partnership, LP, a Delaware limited partnership, its Manager

		By:	Education Realty OP GP, Inc., a Delaware corporation, its General Partner

		By:	/s/ Olan Brevard
Name: Olan Brevard Title: Vice President
[Signatures continue on following page.]

GUARANTOR:

EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Education Realty OP GP, Inc. a Delaware corporation, its general partner

	By:	/s/ Olan Brevard
Name: Olan Brevard Title: Vice President

EDUCATION REALTY TRUST, INC., a Maryland corporation

By:	/s/ Olan Brevard
Name: Olan Brevard Title: Vice President
[Signatures continue on following page.]

LENDER: RED MORTGAGE CAPITAL, INC., an Ohio corporation
By:	/s/ R. Barth Kallmerten
	Name:	R. Barth Kallmerten
	Title:	Senior Managing Director

Schedule 1
List of Borrowers
EDR Wabash Limited Partnership
EDR Stillwater Limited Partnership
EDR Lubbock Limited Partnership
EDR Columbus Limited Partnership
EDR Columbia Limited Partnership
EDR Western Michigan Limited Partnership
EDR Knoxville Limited Partnership
EDR Murfreesboro, LLC
EDR State College Limited Partnership
EDR Tampa Limited Partnership
EDR Tucson Phase II Limited Partnership
EDR Auburn, LLC
EDR Statesboro, LLC

Schedule 1-1

APPENDIX I
DEFINITIONS
For all purposes of the Agreement, the following terms shall have the respective meanings set forth below:
“Acquiring Person” means a “person” or “group of persons” within the meaning of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended.
“Addition Fee” means, with respect to an Additional Mortgaged Property added to the Collateral Pool in accordance with Section 3.02, the product of —
(i)	40 basis points, multiplied by

(ii)	the Allocable Facility Amount of the Additional Mortgaged Property, as determined by Lender.
“Addition Loan Documents” means the Security Instrument covering an Additional Mortgaged Property and any other documents, instruments or certificates reasonably required by Lender in form and substance satisfactory to Lender and Borrower in connection with the addition of the Additional Mortgaged Property to the Collateral Pool pursuant to Article 3.
“Addition Request” means a written request, substantially in the form of Exhibit M to the Agreement, to add Additional Mortgaged Properties to the Collateral Pool as set forth in Section 3.02(a).
“Additional Borrower” means the owner of an Additional Mortgaged Property or a Substitute Mortgaged Property, which entity has been approved by Lender and becomes a Borrower under the Agreement and the applicable Loan Documents and their permitted successors and assigns.
“Additional Collateral” shall have the meaning given that term in Section 6.13.
“Additional Collateral Due Diligence Deposit” shall have the meaning given that term in Section 10.04(b).
“Additional Collateral Due Diligence Fees” means the due diligence fees paid by Borrower to Lender with respect to each Additional Mortgaged Property, as set forth in Section 10.04(b).
“Additional Mortgaged Property” means each Rental Property owned by Borrower (either in fee simple or as tenant under a ground lease meeting all of Lender’s requirements for similar loans anticipated to be sold to Fannie Mae) and added to the Collateral Pool after the Initial Closing Date pursuant to Article 3.

Appendix I-1

“Adjustable Rate” in connection with a particular Variable Structured ARM Advance has the meaning given such term in the applicable Variable Facility Note.
“Advance” means a Variable Advance (including a Rollover Variable Advance) and/or a Fixed Advance.
“Advance Amount” means the lesser of (a) the amount that would result in an Aggregate Loan to Value Ratio of 75% or (b) (i) if a Variable Advance, the amount that would result in an Aggregate Debt Service Coverage Ratio as permitted under the Coverage and LTV Test for the portion of the Commitment that will be the Variable Facility Commitment (using a prorated portion of the Net Operating Income and using the Facility Debt Service for only the Variable Facility Commitment in making such determination of Aggregate Debt Service Coverage Ratio), provided that such amount shall not exceed 103% of the amount that would result using the calculation set forth in (ii) below, and (ii) if a Fixed Advance, the amount that would result in an Aggregate Debt Service Coverage Ratio as permitted under the Coverage and LTV Test for the portion of the Commitment that will be the Fixed Facility Commitment (using a prorated portion of the Net Operating Income and using the Facility Debt Service for only the Fixed Facility Commitment in making such determination of Debt Service Coverage Ratio) or (c) the amount determined by Lender which is based upon an exit strategy analysis pursuant to the Underwriting Requirements.
“Advance Request” means a written request, substantially in the form of Exhibit L to the Agreement, for an Advance made pursuant to Section 2.04.
“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.
“Aggregate Debt Service Coverage Ratio” means, for any specified date, the ratio (expressed as a percentage) of —
(a) the aggregate of the Net Operating Income for the Mortgaged Properties
to
(b) the Facility Debt Service on the specified date.
“Aggregate Loan to Value Ratio” means, for any specified date, the ratio (expressed as a percentage) of —
(a) the Advances Outstanding on the specified date,
to
(b) the aggregate of the Valuations most recently obtained prior to the specified date for all of the Mortgaged Properties.

Appendix I-2

“Agreement” means this Master Credit Facility Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, including all Recitals and Exhibits to the Agreement, each of which is hereby incorporated into the Agreement by this reference.
“Allocable Facility Amount” means the portion of the Credit Facility allocated to a particular Mortgaged Property by Lender in accordance with the Agreement.
“Amortization Period” means a period of thirty (30) years.
“Applicable Law” means (a) all applicable provisions of all constitutions, statutes, rules, regulations and orders of all governmental bodies, all Governmental Approvals and all orders, judgments and decrees of all courts and arbitrators, (b) all zoning, building, environmental and other laws, ordinances, rules, regulations and restrictions of any Governmental Authority affecting the ownership, management, use, operation, maintenance or repair of any Mortgaged Property, including the Americans with Disabilities Act (if applicable), the Fair Housing Amendment Act of 1988 and Hazardous Materials Laws (as defined in the Security Instrument), (c) any building permits or any conditions, easements, rights-of-way, covenants, restrictions of record or any recorded or unrecorded agreement affecting or concerning any Mortgaged Property including planned development permits, condominium declarations, and reciprocal easement and regulatory agreements with any Governmental Authority, (d) all laws, ordinances, rules and regulations, whether in the form of rent control, rent stabilization or otherwise, that limit or impose conditions on the amount of rent that may be collected from the units of any Mortgaged Property, and (e) requirements of insurance companies or similar organizations, affecting the operation or use of any Mortgaged Property or the consummation of the transactions to be effected by the Agreement or any of the other Loan Documents.
“Appraisal” means an appraisal of Rental Property conforming to the requirements of Lender for similar loans anticipated to be sold to Fannie Mae and accepted by Lender.
“Appraised Value” means the value set forth in an Appraisal.
“Assignment and Subordination of Management Agreement” means the Master Assignment and Subordination of Management Agreement required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.
“Assignment of Leases and Rents” means an Assignment of Leases and Rents, required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.

Appendix I-3

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute.
“Bankruptcy Event” shall have the meaning set forth in Section 14.01(b).
“Borrower” means individually and collectively, the Initial Borrower and any Additional Borrower becoming a party to the Agreement and any other Loan Documents, together with their permitted successors and assigns.
“Borrower Agent” means EROP Guarantor.
“Borrower Parties” means collectively, Borrower and Guarantor.
“Business Day” means a day on which Fannie Mae and Servicer is open for business.
“Calendar Quarter” means, with respect to any year, any of the following three month periods: (a) January-February-March; (b) April-May-June; (c) July-August-September; and (d) October-November-December.
“Calendar Year” means the 12-month period from the first day of January to and including the last day of December, and each 12-month period thereafter.
“Cap Rate” means, for each Mortgaged Property, a capitalization rate selected by Lender for use in determining the Valuations, which rate is determined as set forth in Section 2.05(b).
“Cash Collateral Account” means the cash collateral account established pursuant to the Cash Collateral Agreement.
“Cash Collateral Agreement” means a cash collateral, security and custody agreement by and among Fannie Mae, Borrower and a collateral agent for Fannie Mae in the form attached as Exhibit U to the Agreement, as the same may be amended, modified or supplemented from time to time.
“Cash Equivalents” means
(a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof and backed by the full faith and credit of the United States having maturities of not more than twelve (12) months from the date of acquisition; and
(b) certificates of deposit, time deposits, demand deposits, eurodollar time deposits, repurchase agreements, reverse repurchase agreements, or bankers’ acceptances, having in each case a term of not more than twelve (12) months, issued by any commercial bank having membership in the FDIC, or by any U.S. commercial lender (or any branch or agency of a non-U.S. bank licensed to conduct business in the U.S.) having combined capital and surplus of not less than $100,000,000 whose short-term securities are rated at least A-1 by S&P or P-1 by Moody’s;

Appendix I-4

(c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s and in either case having a term of not more than twelve (12) months; and
(d) the amount that a borrower has the right to draw under any line of credit, pursuant to its terms on any specified date.
“Cash Interest Rate” means a rate of interest, per annum, established by Fannie Mae for cash loans of similar characteristics then offered by Fannie Mae.
“Certificate of Borrower Parties” means that certain Master Certificate of Borrower Parties executed by the Borrower Parties as of the date hereof, and which must be executed and delivered by the Borrower Parties to Lender from time to time in accordance with the terms of this Agreement, the form of which certificate shall be the same or substantially similar to which the Borrower Parties execute as of the date hereof.
“Change of Control” means the earliest to occur of: (a) the date on which an Acquiring Person becomes (by acquisition, consolidation, merger or otherwise), directly or indirectly, the beneficial owner of more than twenty five percent (25%) of the total ownership interest of Borrower or Guarantor then outstanding, or (b) the replacement (other than solely by reason of retirement at age sixty-five or older, death or disability) of more than fifty percent (50%) (or such lesser percentage as is required for decision-making by the board of directors or an equivalent governing body) of the members of the board of directors (or an equivalent governing body) of Borrower or Guarantor over a one-year period from the directors who constituted such board of directors at the beginning of such period and such replacement shall not have been approved by a vote of at least a majority of the board of directors of Borrower or Guarantor then still in office who either were members of such board of directors at the beginning of such one-year period or whose election as members of the board of directors was previously so approved (it being understood and agreed that in the case of any entity governed by a trustee, board of managers, or other similar governing body, the foregoing clause (b) shall apply thereto by substituting such governing body and the members thereof for the board of directors and members thereof, respectively) or (c) (i) both Paul O. Bower and Randall H. Brown are no longer part of the Senior Management of Guarantor or (ii) both Thomas J. Hickey and Craig L. Cardwell are no longer part of the Senior Management of Guarantor or (iii) any two of Paul O. Bower, Randall H. Brown, Thomas J. Hickey and Craig L. Cardwell are no longer part of the Senior Management of Guarantor.
“Closing Date” means the Initial Closing Date and each date after the Initial Closing Date on which the funding or other transaction requested in a Request is required to take place.
“Collateral” means the Mortgaged Properties and other collateral from time to time or at any time encumbered by the Security Instruments, or any other property securing Borrower’s obligations under the Loan Documents.

Appendix I-5

“Collateral Pool” means all of the Collateral.
“Commitment” means, at any time, the sum of the Fixed Facility Commitment and the Variable Facility Commitment.
“Complete Fixed Facility Termination” shall have the meaning set forth in Section 5.02(a).
“Complete Variable Facility Termination” shall have the meaning set forth in Section 5.02(a).
“Compliance Certificate” means a certificate of Borrower substantially in the form of Exhibit F to the Agreement.
“Completion/Repair and Security Agreement” means a Master Completion/Repair and Security Agreement required by Lender and satisfying Lender’s requirements, as the same may be amended, restated, modified or supplemented from time to time.
“Confirmation of Guaranty” means a confirmation of the Guaranty executed by Guarantor in connection with any Request after the Initial Closing, substantially in the form of Exhibit E to the Agreement.
“Confirmation of Obligations” means a Confirmation of Obligations delivered in connection with the addition of an Additional Mortgaged Property or a Substitute Mortgaged Property to the Collateral Pool or a release of a Release Mortgaged Property from the Collateral Pool, dated as of the Closing Date for each such addition, signed by Borrower and Guarantor, pursuant to which Borrower and Guarantor confirm their obligations under the Loan Documents, substantially in the form of Exhibit N to the Agreement.
“Contribution Agreement” means the Contribution Agreement by and among Initial Borrower and each Additional Borrower, as the same may be amended, restated, modified or supplemented from time to time.
“Controlled” (or any variation of such term) of one entity (the “controlled entity”) by another (the “controlling entity”) means that the controlling entity has the power and authority, directly or indirectly, to direct or cause the direction of the management and policies of the controlled entity, by contract or otherwise.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Internal Revenue Code.
“Conversion Amendment” means the Master Credit Facility Agreement Conversion Amendment, substantially in the form of Exhibit I to the Agreement, reflecting the conversion of all or any portion of the Variable Facility Commitment to the Fixed Facility Commitment as set forth in Section 1.08.

Appendix I-6

“Conversion Documents” means the Conversion Amendment, together with an amendment to each Security Document if required by Lender and other applicable Loan Documents, in form and substance satisfactory to Lender, reflecting the change in the Fixed Facility Commitment and the Variable Facility Commitment pursuant to Section 1.08.
“Conversion Request” means a written request, substantially in the form of Exhibit H to the Agreement, to convert all or any portion of the Variable Facility Commitment to the Fixed Facility Commitment pursuant to Section 1.08.
“Coupon Rate” means, with respect to a Variable DMBS Advance, the imputed interest rate determined by Lender pursuant to Section 1.05.
“Coverage and LTV Tests” mean, each of the following financial tests:
(a) The Aggregate Debt Service Coverage Ratio is not less than (i) 1.30:1.0 during the period of time from the Initial Closing Date to (and including) the Third Anniversary, 1.35:1.0 during the period of time from the Third Anniversary to (and including) the Sixth Anniversary and 1.40:1 during the period of time from the Sixth Anniversary to (and including) the Fifteenth Anniversary with respect to the amount of the Advances drawn from the Fixed Facility Commitment, and (ii) 1.05:1.0 during the period of time from the Initial Closing Date to (and including) the Third Anniversary, 1.10:1.0 during the period of time from the Third Anniversary to (and including) the Sixth Anniversary, and 1.15:1.0 during the time of time from the Sixth Anniversary to (and including) the Fifteenth Anniversary with respect to the amount of the Advances drawn from the Variable Facility Commitment.
(b) The Aggregate Loan to Value Ratio, on any date, does not exceed seventy-five percent (75%).
“Credit Facility” means the Fixed Facility and the Variable Facility.
“Credit Facility Termination Documents” means the instruments releasing the Security Instruments as liens on the Mortgaged Properties, UCC-3 Termination Statements terminating the UCC-1 Financing Statements in favor of Lender, and such other documents and instruments necessary to evidence the release of the Collateral from any lien securing the Obligations, and the Notes, all in connection with the termination of the Agreement and the Credit Facility pursuant to Article 5.
“Credit Facility Termination Request” means a written request, substantially in the form of Exhibit R to the Agreement, to terminate the Agreement and the Credit Facility pursuant to Section 5.04(a).
“Debt Service Amounts” shall have the meaning set forth in Section 14.01(a).

Appendix I-7

“Debt Service Coverage Ratio” means, for any Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —
(a) the Net Operating Income for the specified period for the subject Mortgaged Property, as determined in accordance with this Agreement to
(b) the Facility Debt Service on the specified date, assuming, for the purpose of calculating the Facility Debt Service for this definition, that Advances Outstanding shall be the Allocable Facility Amount for the subject Mortgaged Property.
“Dedicated Student Housing Property” means a residential property, located in the United States, containing five or more dwelling units in which not more than twenty percent (20%) of the net rentable area is or will be rented to non-residential tenants, and conforming to Fannie Mae’s then current guidelines, provided that eighty percent (80%) or more of the dwelling units are leased to undergraduate and/or graduate students.
“Deficient Mortgaged Properties” means the Mortgaged Property known as The Pointe at Western.
“Discount” means, with respect to any Variable DMBS Advance, an amount equal to the excess of —
(i)	the face amount of the DMBS backed by the Variable DMBS Advance, over

(ii)	the Price of the DMBS backed by the Variable DMBS Advance.
“DMBS” means a mortgage-backed security issued by Fannie Mae which is “backed” by an Advance and has an interest in the Notes and the Collateral Pool securing the Notes, which interest permits the holder of the DMBS to participate in the Notes and the Collateral Pool to the extent of such Advance.
“DMBS Commitment” shall have the meaning set forth in Section 2.01(c).
“DMBS Imputed Interest Rate” shall have the meaning set forth in Section 1.05.
“DMBS Issue Date” means the date on which an DMBS is issued by Fannie Mae.
“DMBS Delivery Date” means the date on which an DMBS is delivered by Fannie Mae.
“DUS Guide” means the Fannie Mae Delegated Underwriting and Servicing Guide in its present form and as amended, modified, supplemented or reissued from time to time (all references to Parts, Chapters, Sections and other subdivisions of the DUS Guide shall be deemed references to (i) the Parts, Chapters, Sections and other subdivisions in effect on the date of the Agreement and (ii) any successor provisions to such Parts, Chapters, Sections and other subdivisions.

Appendix I-8

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.
“EROP Guarantor” means Education Realty Operating Partnership, LP.
“Event of Default” means any event defined to be an “Event of Default” under Article 11.
“Expansion” means an increase in the Commitment made in accordance with Article 4.
“Expansion Loan Documents” means an additional Variable Facility Note or Fixed Facility Note, as the case may be, increasing the amount of such Note to the amount of the Commitment, as increased in accordance with Article 4 and amendments to the Security Instruments, increasing the maximum amount to be secured by such Security Instruments to the amount of the Commitment.
“Expansion Origination Fee” has the meaning set forth in Section 10.03(b).
“Expansion Request” means a written request, substantially in the form of Exhibit O to the Agreement, to obtain an Expansion pursuant to Article 4.
“Facility Debt Service” means —
(a) For use in determining the additional borrowing capacity created by the addition of Additional Mortgaged Properties, the sum of the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date and Advances to be obtained as a result of the Addition of Additional Mortgaged Properties, except that, for these purposes:
(A)
each Variable DMBS Advance Outstanding shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the Three-Month LIBOR rate on the specified date plus (B) the Variable Facility Fee plus (C) up to 300 basis points plus (D) any Monthly Cap Escrow Payment for the succeeding twelve (12) month period) in an amount necessary to fully amortize the original principal amount of the Variable Facility Commitment with respect to a Variable DMBS Advance over the Amortization Period, with such amortization deemed to commence on the first day of the twelve (12) month period; and

Appendix I-9

(B)
each Variable Structured ARM Advance Outstanding shall be deemed to require level monthly payments of principal and interest (at an interest rate equal to (A) the One-Month LIBOR or Three-Month LIBOR rate (as applicable) on the specified date plus (B) the Variable Facility Fee plus (C) the Margin plus (D) up to 300 basis points plus (E) any Monthly Cap Escrow Payment for the succeeding twelve (12) month period) in an amount necessary to fully amortize the original principal amount of the Variable Facility Commitment with respect to a Variable Structured ARM Advance over the Amortization Period deemed to commence on the first day of the twelve (12) month period; and

(C)
each Fixed Advance Outstanding shall require level monthly payments of principal and interest (at the Cash Interest Rate for the Fixed Advance) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period; and

(D)
each Fixed Advance to be obtained shall be deemed to require level monthly payments of principal and interest at a rate equal to the estimated Cash Interest Rate for such Fixed Advance in an amount necessary to fully amortize the original principal amount of such Fixed Advance over the Amortization Period, with such amortization deemed to commence on the first day of the twelve (12) month period.

(b) For use in determining the Aggregate Debt Service Coverage Ratio, for purposes of determining compliance with the Coverage and LTV Tests, for purposes of determining Liquidity and for other ongoing monitoring purposes, and for purposes of determining Release Prices pursuant to Section 3.04(c) as of any specified date, the sum of:
the amount of interest and principal amortization, during the twelve (12) month period immediately succeeding the specified date, with respect to the Advances Outstanding on the specified date, except that, for these purposes:
(A)
each Variable DMBS Advance shall be deemed to require level monthly payments of principal and interest (at the Coupon Rate for such Variable DMBS Advance) in an amount necessary to fully amortize the original principal amount of the Variable DMBS Advance over the Amortization Period, with such amortization deemed to commence on the first day of the twelve (12) month period; and

Appendix I-10

(B)
each Variable Structured ARM Advance shall be deemed to require level monthly payments of principal and interest (at the Adjustable Rate for such Variable Structured ARM Advance) in an amount necessary to fully amortize the original principal amount of the Variable Structured ARM Advance over the Amortization Period, with such amortization deemed to commence on the first day of the twelve (12) month period; and

(C)
each Fixed Advance shall require level monthly payments of principal and interest (at the Cash Interest Rate for such Fixed Advance) in an amount necessary to fully amortize the original principal amount of the Fixed Advance over the Amortization Period, with such amortization to commence on the first day of the twelve (12) month period.

“Facility Termination Document” means the Amendment of the Master Credit Facility Agreement, substantially in the form of Exhibit Q to the Agreement, evidencing the permanent reduction in the Facility Commitment pursuant to Section 5.02.
“Facility Termination Request” means a written request, substantially in the form of Exhibit P to the Agreement, for a permanent reduction in the Variable Facility Commitment or the Fixed Facility Commitment pursuant to Section 5.02.
“Fannie Mae” means the body corporate duly organized under the Federal National Mortgage Association Charter Act, as amended, 12 U.S.C. §1716 et seq. and duly organized and existing under the laws of the United States.
“Fees” means Addition Fee, Additional Collateral Due Diligence Fees, Occupancy Deficiency Origination Fee, Expansion Origination Fee, Initial Due Diligence Fees, Initial Origination Fee, Release Fee, Substitution Fee, Variable Facility Fee, LOC Fee and any and all other fees specified in the Agreement.
“Fifteenth Anniversary” means the date that is fifteen (15) years from the Initial Closing Date.
“First Anniversary” means the date that is one year after the Initial Closing Date.
“Fixed Advance” means a loan made by Lender to Borrower under the Fixed Facility Commitment.
“Fixed Facility” means the agreement of Lender to make Fixed Advances to Borrower pursuant to Section 1.01.
“Fixed Facility Availability Period” means the period beginning on the Initial Closing Date and ending on the date one (1) year after the Initial Closing Date.

Appendix I-11

“Fixed Facility Commitment” means an aggregate amount of $147,861,000 which shall be evidenced by the Fixed Facility Notes plus such amount as is added to or converted to the Fixed Facility Commitment in accordance with Section 1.08 and Article 4 and less such amount by which the Fixed Facility Commitment is reduced in accordance with Article 5.
“Fixed Facility Note” means a promissory note (together with all schedules, riders, allonges, addenda, renewals, extensions, amendments and modifications thereto) which will be issued by Borrower to Lender, concurrently with the funding of each Fixed Advance, to evidence Borrower’s obligation to repay the Fixed Advance, and which promissory note will be the same or substantially similar in form to the promissory note issued by Borrower to Lender in connection with the Fixed Advance made on the Initial Closing Date.
“Future Advance” means an Advance made after the Initial Closing Date.
“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.
“General Conditions” shall have the meaning set forth in Article 6.
“Geographical Diversification Requirements” shall mean:
(a) no more than 10% of the units in the Collateral Pool shall be located at Mortgaged Properties dependent on students from colleges or universities with fewer than 10,000 students; and
(b) no more than 25% of the units in the Collateral Pool shall be located at Mortgaged Properties dependent on students from colleges or universities with fewer than 17,000 students; and
(c) no more than 20% of the then Outstanding Advances shall be allocated to Mortgaged Properties dependent on students from any one college or university; and
(d) the Mortgaged Properties in the Collateral Pool must be located in at least five (5) states.
“Governmental Approval” means an authorization, permit, consent, approval, license, registration or exemption from registration or filing with, or report to, any Governmental Authority.
“Governmental Authority” means any court, board, agency, commission, office or authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
“Gross Revenues” means, for any specified period, with respect to any Rental Property, all income in respect of such Rental Property as reflected on the certified operating statement for such specified period as adjusted to exclude unusual income (e.g. temporary or nonrecurring income), income not allowed by Lender for similar loans anticipated to be sold to Fannie Mae (e.g. interest income, furniture income, etc.), and the value of any unreflected concessions.

Appendix I-12

“Guarantor” means REIT Guarantor and EROP Guarantor, or a substitute Guarantor consented to by Lender.
“Guaranty” means that certain Guaranty executed by Guarantor as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time.
“Hazardous Substance Activity” means, with respect to any Mortgaged Property, any storage, holding, existence, release, spill, leaking, pumping, pouring, injection, escaping, deposit, disposal, dispersal, leaching, migration, use, treatment, emission, discharge, generation, processing, abatement, removal, disposition, handling or transportation of any Hazardous Materials (as defined in the Security Instrument) from, under, into or on such Mortgaged Property in violation of Hazardous Materials Laws (as defined in the Security Instrument), including the discharge of any Hazardous Materials emanating from such Mortgaged Property in violation of Hazardous Materials Laws through the air, soil, surface water, groundwater or property and also including the abandonment or disposal of any barrels, containers and other receptacles containing any Hazardous Materials from or on such Mortgaged Property in violation of Hazardous Materials Laws, in each case whether sudden or nonsudden, accidental or nonaccidental.
“Hedging Arrangement” means any interest rate swap, interest rate cap or other arrangement, contractual or otherwise, which has the effect of an interest rate swap or interest rate cap or which otherwise (directly or indirectly, derivatively or synthetically) hedges interest rate risk associated with being a debtor of variable rate debt or any agreement or other arrangement to enter into any of the above on a future date or after the occurrence of one or more events in the future.
“Impositions” means, with respect to any Mortgaged Property, all (1) water and sewer charges which, if not paid, may result in a lien on all or any part of the Mortgaged Property, (2) premiums for fire and other hazard insurance, rent loss insurance and such other insurance as Lender may require under any Security Instrument, (3) Taxes, and (4) amounts for other charges and expenses which Lender at any time reasonably deems necessary to protect the Mortgaged Property, to prevent the imposition of liens on the Mortgaged Property, or otherwise to protect Lender’s interests.

Appendix I-13

“Indebtedness” means, with respect to any Person, as of any specified date, without duplication, all:
(a) indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than (i) current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and (ii) for construction of improvements to property, if such person has a non-contingent contract to purchase such property);
(b) other indebtedness of such Person that is evidenced by a note, bond, debenture or similar instrument;
(c) obligations of such Person under any lease of property, real or personal, the obligations of the lessee in respect of which are required by GAAP to be capitalized on a balance sheet of the lessee or to be otherwise disclosed as such in a note to such balance sheet;
(d) obligations of such Person in respect of acceptances (as defined in Article 3 of the Uniform Commercial Code of the District of Columbia) issued or created for the account of such Person;
(e) liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment of such liabilities; and
(f) as to any Person (“guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of a primary obligation (as defined below) with respect to which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing, or in effect guaranteeing, any indebtedness, lease, dividend or other obligation (“primary obligations”) of any third person (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, to (1) purchase any such primary obligation or any property constituting direct or indirect security therefor, (2) advance or supply funds for the purchase or payment of any such primary obligation or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (3) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (4) otherwise assure or hold harmless the owner of any such primary obligation against loss in respect of the primary obligation, provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation of any guaranteeing person shall be deemed to be the lesser of (i) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made and (ii) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Contingent Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Contingent Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.
“Initial Advance” means the Fixed Advance and/or Variable Advance made on the Initial Closing Date in the aggregate amount of $197,735,000.

Appendix I-14

“Initial Borrower” means each Borrower under this Agreement as of the Initial Closing Date.
“Initial Closing Date” means the date of the Agreement.
“Initial Commitment Amount” means $222,411,000.
“Initial Due Diligence Deposit” shall have the meaning set forth in Section 10.04(a).
“Initial Due Diligence Fees” shall have the meaning set forth in Section 10.04(a).
“Initial Mortgaged Properties” means the Dedicated Student Housing Properties described on Exhibit A to the Agreement and which represent the Dedicated Student Housing Properties which are made part of the Collateral Pool on the Initial Closing Date.
“Initial Origination Fee” shall have the meaning set forth in Section 10.03(a).
“Initial Security Instruments” means the Security Instruments covering the Initial Mortgaged Properties.
“Initial Valuation” means, when used with reference to specified Collateral, the Valuation initially performed for the Collateral as of the date on which the Collateral was added to the Collateral Pool. The Initial Valuation for each of the Initial Mortgaged Properties is as set forth in Exhibit A to the Agreement.
“Interest Rate Cap” shall have the meaning set forth in Section 1.12.
“Interest Rate Cap Documents” means the Pledge, Interest Rate Cap Agreement and any and all other documents required pursuant thereto or hereto or as Lender shall require from time to time in connection with Borrower’s obligation to maintain an Interest Rate Cap for the term of the Variable Facility Commitment.
“Insurance Policy” means, with respect to a Mortgaged Property, the insurance coverage and insurance certificates evidencing such insurance required to be maintained pursuant to the Security Instrument encumbering the Mortgaged Property.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended. Each reference to the Internal Revenue Code shall be deemed to include (a) any successor internal revenue law and (b) the applicable regulations whether final, temporary or proposed.
“Lease” means any lease, any sublease or subsublease, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Mortgaged Property, and every modification, amendment or other agreement relating to such lease, sublease, subsublease or other agreement entered into in connection with such lease, sublease, subsublease or other agreement, and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

Appendix I-15

“Lender” means Red Mortgage Capital, Inc., an Ohio corporation and any replacement Lender designated by Fannie Mae, and its successors and assigns.
“Letter of Credit” means a letter of credit issued by an LOC Bank satisfactory to Fannie Mae naming Fannie Mae as beneficiary, in form and substance as attached hereto as Exhibit V.
“LIBOR” means the London interbank offered rate for one-month, three-month, six-month, or nine-month (as applicable) U.S. Dollar deposits, as such rate is reported in the Wall Street Journal. In the event that a rate is not published for one-month, three-month, six-month, or nine-month (as applicable) LIBOR, then the nearest equivalent duration London interbank offered rate for U.S. Dollar deposits shall be selected at Lender’s reasonable discretion. If the publication of LIBOR is discontinued, Lender shall determine such rate from another equivalent source selected by Lender in its reasonable discretion.
“Lien” means any mortgage, deed of trust, deed to secure debt, security interest or other lien or encumbrance (including both consensual and non-consensual liens and encumbrances).
“Liquidity” means, at any time, the amount of cash and Cash Equivalents owned by a Person.
“Loan Document Taxes” shall have the meaning set forth in Section 8.10.
“Loan Documents” means the Agreement, the Notes, the Security Documents, the Guaranty, all documents executed by Borrower or Guarantor pursuant to the General Conditions set forth in Section 6.01 of the Agreement and any other documents executed by Borrower or Guarantor from time to time in connection with the Agreement or the transactions contemplated by the Agreement.
“Loan to Value Ratio” means, for a Mortgaged Property, for any specified date, the ratio (expressed as a percentage) of —
(a) the Allocable Facility Amount of the subject Mortgaged Property on the specified date, to
(b) the Valuation most recently obtained prior to the specified date for the subject Mortgaged Property.
“LOC Bank” means any financial institution issuing the Letter of Credit and meeting the requirements set forth in Section 6.15(a).

Appendix I-16

“Margin” means the spread over One-Month LIBOR or Three-Month LIBOR (as applicable) as determined by Lender.
“Material Adverse Effect” means, with respect to any circumstance, act, condition or event of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, or circumstance or circumstances, whether or not related, a material adverse change in or a materially adverse effect upon any of (a) the business, operations, property or condition (financial or otherwise) of Borrower or Guarantor, as applicable, to the extent specifically referred to in the applicable provision of the applicable Loan Document, (b) the present or future ability of Borrower to perform the Obligations for which it is liable, or of Guarantor to perform its obligations under the Guaranty, as the case may be, to the extent specifically referred to in the applicable provision of the applicable Loan Document, (c) the validity, priority, perfection or enforceability of the Agreement or any other Loan Document or the rights or remedies of Lender under any Loan Document, or (d) the value of, or Lender’s ability to have recourse against, any Mortgaged Property.
“Maximum Annual Coupon Rate” shall have the meaning set forth in Section 2.01(b).
“Monthly Cap Escrow Payment” shall have the same meaning as the term “Monthly Deposit” in the Pledge, Interest Rate Cap Agreement.
“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.
“Mortgaged Properties” means, collectively, the Additional Mortgaged Properties, the Substitute Mortgaged Properties, and the Initial Mortgaged Properties, but excluding each Release Mortgaged Property from and after the date of its release from the Collateral Pool.
“Multiemployer Plan” has the meaning set forth in Section 4001(a)(3) of ERISA.
“Multifamily Residential Property” means a residential property, located in the United States, containing five or more dwelling units in which not more than twenty percent (20%) of the net rentable area is or will be rented to non-residential tenants, and conforming to Fannie Mae’s then current guidelines.
“Net Operating Income” means, for any specified period, with respect to any Mortgaged Property, the aggregate net income during such period equal to Gross Revenues during such period less the aggregate Operating Expenses during such period. If a Mortgaged Property is not owned by a Borrower or an Affiliate of a Borrower for the entire specified period, the Net Operating Income for the Mortgaged Property for the time within the specified period during which the Mortgaged Property was owned by a Borrower or an Affiliate of a Borrower shall be the Mortgaged Property’s pro forma net operating income determined by Lender in accordance with the underwriting procedures set forth by Lender for similar loans anticipated to be sold to Fannie Mae.

Appendix I-17

“Net Worth” means, as of any specified date, for any Person, the excess of the Person’s assets over the Person’s liabilities, determined in accordance with GAAP on a consolidated basis, provided that all real property shall be valued on an undepreciated basis.
“Non-Dedicated Student Housing Property” means a residential property, located in the United States, containing five or more dwelling units in which not more than twenty percent (20%) of the net rentable area is or will be rented to non-residential tenants, and conforming to Fannie Mae’s then current guidelines, provided that more than twenty percent (20%) and less than eighty percent (80%) of the dwelling units are leased to undergraduate and or graduate students.
“Note” means any Fixed Facility Note and/or any Variable Facility Note.
“Obligations” means the aggregate of the obligations of Borrower and Guarantor under the Agreement and the other Loan Documents.
“Occupancy Deficiency Origination Fee” means fifty (50) basis points (.5%) multiplied by the Allocated Facility Amount for the Deficient Mortgaged Properties on the Initial Closing Date or for such Deficient Mortgaged Properties as Lender shall determine pursuant to Section 10.02(b).
“One-Month LIBOR” means the London interbank offered rate for One-Month U.S. Dollar deposits, as such rate is reported in the Wall Street Journal. In the event that a rate is not published for One-Month LIBOR, then the nearest equivalent duration London interbank offered rate for U.S. Dollar deposits shall be selected at Lender’s reasonable discretion. If the publication of One-Month LIBOR is discontinued, Lender shall determine such rate from another equivalent source selected by Lender in its reasonable discretion.
“Operating Expenses” means, for any period, with respect to any Mortgaged Property, all expenses in respect of such Mortgaged Property, as determined by Lender based on the certified operating statement for such specified period as adjusted to provide for the following: (i) all appropriate types of expenses, including a management fee, deposits for the replacement reserves (whether funded or not), and deposits for completion/repair reserves are included in the total operating expense figure; (ii) upward adjustments to individual line item expenses to reflect market norms or actual costs and correct any unusually low expense items, which could not be replicated by a different owner or manager (e.g., a market rate management fee will be included regardless of whether or not a management fee is charged, market rate payroll will be included regardless of whether shared payroll provides for economies, etc.); and (iii) downward adjustments to individual line item expenses to reflect unique or aberrant costs (e.g., non-recurring capital costs, non-operating borrower expenses, etc.).

Appendix I-18

“Organizational Certificate” means, collectively, certificates from Borrower and Guarantor to Lender, in the form of Exhibits G-1 and G-2 to the Agreement, certifying as to certain organizational matters with respect to each Borrower and Guarantor.
“Organizational Documents” means all certificates, instruments and other documents pursuant to which an organization is organized or operates, including but not limited to, (i) with respect to a corporation, its articles of incorporation and bylaws, (ii) with respect to a limited partnership, its limited partnership certificate and partnership agreement, (iii) with respect to a general partnership or joint venture, its partnership or joint venture agreement and (iv) with respect to a limited liability company, its articles of organization and operating agreement.
“Outstanding” or “outstanding” means, when used in connection with promissory notes, other debt instruments or Advances, for a specified date, promissory notes or other debt instruments which have been issued, or Advances which have been made, to the extent not repaid in full as of the specified date.
“Ownership Interests” means, with respect to any entity, any ownership interests in the entity and any economic rights (such as a right to distributions, net cash flow or net income) to which the owner of such ownership interests is entitled.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Permits” means all permits, or similar licenses or approvals issued and/or required by an applicable Governmental Authority or any Applicable Law in connection with the ownership, use, occupancy, leasing, management, operation, repair, maintenance or rehabilitation of any Mortgaged Property or any Borrower’s business.
“Permitted Liens” means, with respect to a Mortgaged Property, (i) the exceptions to title to the Mortgaged Property set forth in the Title Insurance Policy for the Mortgaged Property which are approved by Lender (ii) residential Leases for student housing, (iii) the Security Instrument encumbering the Mortgaged Property, (iv) any other Liens approved by Lender, (v) mechanics liens provided the same is removed or bonded within thirty (30) days of notice of filing, and (vi) real estate taxes and water and sewer and other utility charges that are a lien but not yet due and payable.
“Person” means an individual, an estate, a trust, a corporation, a partnership, a limited liability company or any other organization or entity (whether governmental or private).
“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other agreement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five (5) plan years made contributions.

Appendix I-19

“Pledge, Interest Rate Cap Agreement” means that certain Pledge, Interest Rate Cap Reserve and Security Agreement executed by the Borrowers as of the date hereof, as the same may be amended, restated, modified or supplemented from time to time.
“Potential Event of Default” means any event that, with the giving of notice or the passage of time, or both, would constitute an Event of Default.
“Price” means, with respect to an Advance, the proceeds of the sale of the DMBS backed by the Advance.
“Prohibited Person” means (i) a Person that is the subject of, whether voluntary or involuntary, any case, proceeding or other action against such Person under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) any Person with whom Lender or Fannie Mae is prohibited from doing business pursuant to any law, rule, regulation, judicial proceeding or administrative directive, or (iii) any Person identified on the federal “Excluded Parties List System,” the federal “Office of Foreign Assets and Control list, the U.S. Department of Housing and Urban Development’s Limited Denial of Participation, HUD Funding Disqualifications and Voluntary Abstentions List,” or on the Lender’s and/or Fannie Mae’s “Multifamily Applicant Experience Check,” each of which may be amended from time to time and any successor or replacement thereof, or (iv) a Person that is determined by Fannie Mae or Lender to have an unacceptable level of outstanding debt to Fannie Mae, or (v) a Person that has caused any unsatisfactory experience of a material nature with Fannie Mae or Lender, such as a default, fraud, intentional misrepresentation, litigation, arbitration or other similar act, or (vi) a Person that is, or whose senior management is, the subject of any pending criminal indictment or criminal investigation relating to an alleged felony or has ever been convicted of a felony or held liable for fraud in a civil or criminal action or (vii) a Person that does not meet the requirements of Section 57 of the Master Certificate of Borrower Parties.
“Property” means any estate or interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.
“Rate Change Date”, in connection with a particular Advance, has the meaning set forth in the applicable Note.
“Rate Form” means the completed and executed document from Borrower to Lender pursuant to Section 2.01(b), substantially in the form of Exhibit J to the Agreement, specifying the terms and conditions of the DMBS to be issued for the requested Advance.
“Rate Setting Date” shall have the meaning set forth in Section 2.01(b).

Appendix I-20

“Real Estate Tax Letter of Credit” means a letter of credit issued by an LOC Bank satisfactory to Fannie Mae naming Fannie Mae as beneficiary, in form and substance as attached hereto as Exhibit V as described in Section 13.01 of this Agreement.
“REIT Guarantor” shall mean Education Realty Trust, Inc.
“Release Documents” mean instruments releasing the applicable Security Instrument as a Lien on a Mortgaged Property, and UCC-3 Termination Statements terminating the UCC-1 Financing Statements, and such other documents and instruments to evidence the release of such Mortgaged Property from the Collateral Pool.
“Release Fee” means with respect to any Release effected in accordance with Section 3.04(c), a fee in the amount of $10,000 per Release Mortgaged Property.
“Release Mortgaged Property” means the Mortgaged Property to be released pursuant to Article 3.
“Release Price” shall have the meaning set forth in Section 3.04(c).
“Release Request” means a written request, substantially in the form of Exhibit M to the Agreement, to obtain a release of Collateral from the Collateral Pool pursuant to Section 3.04(a).
“Remaining Mortgaged Properties” shall have the meaning set forth in Section 6.05(g).
“Rent Roll” means, with respect to any Rental Property, a rent roll prepared and certified by the owner of the Rental Property, on Fannie Mae Form 4243 or on another form approved by Lender and containing substantially the same information as Form 4243 requires, it being acknowledged that the forms attached hereto as Exhibit X are satisfactory to Lender.
“Rental Property” means a Dedicated Student Housing Property, Non-Dedicated Student Housing Property and/or a Multifamily Residential Property, as applicable.
“Replacement Reserve Agreement” means a Master Replacement Reserve and Security Agreement required by Lender, and satisfying Lender’s requirements, as the same may be amended, modified or supplemented from time to time.
“Request” means an Advance Request, an Addition Request, an Expansion Request, a Release Request, a Substitution Request, a Conversion Request, a Credit Facility Termination Request, or a Facility Termination Request.
“Required Escrow Payments” has the meaning given that term in Section 13.01(a) of this Agreement.
“Rescinded Payment” has the meaning given that term in Section 14.10 of this Agreement.

Appendix I-21

“Rollover Variable Advance” means a Variable Advance made solely to refinance an existing Variable Advance on the maturity date of such outstanding DMBS.
“S&P” shall mean Standard & Poor’s Credit Markets Services, a division of The McGraw-Hill Companies, Inc., a New York corporation, and its successors and assigns, if such successors and assigns shall continue to perform the functions of a securities rating agency.
“Security” means a “security” as set forth in Section 2(1) of the Securities Act of 1933, as amended.
“Security Documents” means the Security Instruments, the Replacement Reserve Agreement, the Completion/Repair and Security Agreement and any other documents executed by Borrower from time to time to secure any of Borrower’s obligations under the Loan Documents.
“Security Instrument” means, for each Mortgaged Property, a Multifamily Mortgage, Deed of Trust or Deed to Secure Debt, Assignment of Leases and Rents and Security Agreement given by a Borrower to or for the benefit of Lender to secure the obligations of Borrower under the Loan Documents. With respect to each Mortgaged Property owned by a Borrower, the Security Instrument shall be substantially in the form published by Fannie Mae for use in the state in which the Mortgaged Property is located. The amount secured by the Security Instrument shall be equal to the Commitment in effect from time to time.
“Senior Management” means Paul O. Bower, Randall H. Brown, Thomas J. Hickey and Craig L. Cardwell or any Person who replaces such individuals.
“Servicer” means a multifamily seller and servicer approved by Fannie Mae, which initially shall be Red Mortgage Capital, Inc., an Ohio corporation, and any permitted successor or assign.
“Single-Purpose” means, with respect to a Person that is any form of partnership or corporation or limited liability company, that such Person at all times since its formation:
(i)	has been a duly formed and existing partnership, corporation or limited liability company, as the case may be;
(ii)	has been duly qualified in each jurisdiction in which such qualification was at such time necessary for the conduct of its business;
(iii)	has complied with the provisions of its organizational documents and the laws of its jurisdiction of formation in all respects;
(iv)	has observed all customary formalities regarding its partnership or corporate existence, as the case may be;

Appendix I-22

(v)	has accurately maintained its financial statements, accounting records and other partnership or corporate documents separate from those of any other Person;

(vi)	has not commingled its assets or funds with those of any other Person;
(vii)
has identified itself in all dealings with creditors (other than trade creditors in the ordinary course of business and creditors for the construction of improvements to property on which such Person has a non-contingent contract to purchase such property) under its own name and as a separate and distinct entity;

(viii)	has been adequately capitalized in light of its contemplated business operations;
(ix)
has not assumed, guaranteed or become obligated for the liabilities of any other Person (except in connection with the Credit Facility or the endorsement of negotiable instruments in the ordinary course of business) or held out its credit as being available to satisfy the obligations of any other Person;

(x)	has not acquired obligations or securities of any other Person;
(xi)	in relation to a Borrower, except for loans made in the ordinary course of business to Affiliates, has not made loans or advances to any other Person;
(xii)
has not entered into and was not a party to any transaction with any Affiliate of such Person, except in the ordinary course of business and on terms which are no less favorable to such Person than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(xiii)	has paid the salaries of its own employees, if any, and maintained a sufficient number of employees in light of its contemplated business operations;
(xiv)	has allocated fairly and reasonably any overhead for shared office space;
(xv)	has not engaged in a non-exempt prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code; and
(xvi)	has complied with the requirements of Section 33 of the Security Instrument.
“Sixth Anniversary” means the date that is six (6) years from the Initial Closing Date.
“Substitution” shall have the meaning set forth in Section 3.05(a).
“Substitution Fee” means with respect to any Substitution effected in accordance with Section 3.05, a fee which is the sum of the Addition Fee and the Release Fee.
“Substitution Request” means the written request to add a Substitute Mortgaged Property to the Collateral Pool pursuant to Section 3.05, Section 3.06 and Section 3.07.

Appendix I-23

“Survey” means the as-built survey of each Mortgaged Property prepared in accordance with Lender’s requirements for similar loans that are anticipated to be sold to Fannie Mae.
“Targeted Entity” means individually and collectively, Borrower and/or any direct or indirect owner of Borrower, including Guarantor.
“Taxes” means all taxes, assessments, vault rentals and other charges, if any, general, special or otherwise, including all assessments for schools, public betterments and general or local improvements, which are levied, assessed or imposed by any public authority or quasi-public authority, and which, if not paid, will become a lien, on the Mortgaged Properties.
“Term of this Agreement” shall be determined as provided in Section 15.10.
“Termination Date” means, at any time during which Fixed Advances are Outstanding, the latest maturity date for any Fixed Advance Outstanding, and, at any time during which Fixed Advances are not Outstanding, the Variable Facility Termination Date.
“Third Anniversary” means the date that is three (3) years from the Initial Closing Date.
“Three-Month LIBOR” means the London interbank offered rate for three-month U.S. dollar deposits, as such rate is reported in The Wall Street Journal. In the event that a rate is not published for Three-Month LIBOR, then the nearest equivalent duration London interbank offered rate for U.S. Dollar deposits shall be selected at Lender’s reasonable discretion. If the publication of Three-Month LIBOR is discontinued, Lender shall determine such rate from another equivalent source selected by Lender in its reasonable discretion.
“Title Company” means First American Title Insurance Company.
“Title Insurance Policies” means the mortgagee’s policies of title insurance issued by the Title Company from time to time relating to each of the Security Instruments, conforming to Lender’s requirements for similar loans anticipated to be sold to Fannie Mae, together with such endorsements, coinsurance, reinsurance and direct access agreements with respect to such policies as Lender may, from time to time, consider necessary or appropriate, including variable credit endorsements, if available, and tie-in endorsements, if available, and with a limit of liability under the policy (subject to the limitations contained in sections of the Stipulations and Conditions of the policy relating to a Determination and Extent of Liability) equal to the Commitment.

Appendix I-24

“Transfer” means
(1) as used with respect to ownership interests in a Targeted Entity (i) a sale, assignment, pledge, transfer or other disposition of any ownership interest in a Targeted Entity, or (ii) the issuance or other creation of new ownership interests in a Targeted Entity or (iii) a merger or consolidation of Targeted Entity into another entity or of another entity into Targeted Entity, as the case may be or (iv) the reconstitution of Targeted Entity from one type of entity to another type of entity, or (v) the amendment, modification or any other change in the governing instrument or instruments of Targeted Entity which has the effect of changing the relative powers, rights, privileges, voting rights or economic interests of the ownership interests in such Targeted Entity.
(2) as used with respect to ownership interests in a Mortgaged Property, (i) a sale, assignment, lease, pledge, transfer or other disposition (whether voluntary or by operation of law) of, or the granting or creating of a lien (other than a Permitted Lien), encumbrance or security interest in, any estate, rights, title or interest in a Mortgaged Property, or any portion thereof. Transfer does not include a conveyance of a Mortgaged Property at a judicial or non-judicial foreclosure sale under any security instrument or the Mortgaged Property becoming part of a bankruptcy estate by operation of law under the Bankruptcy Code.
“Underwriting Requirements” means Lender’s overall underwriting requirements for Dedicated Student Housing Properties in connection with loans anticipated to be sold to Fannie Mae, pursuant to Fannie Mae’s then current guidelines, including, without limitation, requirements relating to Appraisals, physical needs assessments, and environmental site assessments, as such requirements may be amended, modified, updated, superseded, supplemented or replaced from time to time.
“Valuation” means, for any specified date, with respect to a Rental Property, (a) if an Appraisal of the Rental Property was more recently obtained than a Cap Rate for the Rental Property, the Appraised Value of such Rental Property, or (b) if a Cap Rate for the Rental Property was more recently obtained than an Appraisal of the Rental Property, the value derived by dividing —
(i)	the Net Operating Income of such Rental Property, by

(ii)	the most recent Cap Rate determined by Lender.
Notwithstanding the foregoing, any Valuation for a Rental Property calculated for a date occurring before the first anniversary of the date on which the Rental Property becomes a part of the Collateral Pool shall equal the Appraised Value of such Rental Property, unless Lender determines that changed market or property conditions warrant that the value be determined as set forth in the preceding sentence.
“Variable Advance” means any Variable DMBS Advance and any Variable Structured ARM Advance.
“Variable DMBS Advance” means a loan made by Lender to Borrower under the Variable Facility Commitment which is a DMBS execution.
“Variable Facility” means the agreement of Lender to make Variable Advances to Borrower pursuant to Section 1.01.

Appendix I-25

“Variable Facility Availability Period” means the period beginning on the Initial Closing Date and ending on the date one (1) year after the Initial Closing Date.
“Variable Facility Commitment” means an aggregate amount of $74,550,000 which shall be evidenced by the Variable Facility Notes, plus such amount as is added to the Variable Facility Commitment in accordance with Article 4, less such amount as is converted from the Variable Facility Commitment to the Fixed Facility Commitment in accordance with Section 1.08, and less such amount by which the Variable Facility Commitment is reduced in accordance with Article 5.
“Variable Facility Fee” means for any Variable Advance drawn from any portion of the Variable Facility Commitment increased pursuant to Article 4 at any time during the Term of this Agreement, the number of basis points per annum determined at the time of such Variable Advance by Lender as the Variable Facility Fee for such Variable Advance.
“Variable Facility Note” means the promissory notes (together with all schedules, riders, allonges, addenda, renewals, extensions, amendments and modifications thereto), which have been issued by Borrower to Lender to evidence Borrower’s obligation to repay Variable Advances, and with respect to a Variable Structured ARM Advance, the promissory note will be the same or substantially similar in form to the promissory note issued by Borrower to Lender in connection with the Variable Structured ARM Advance made on the Initial Closing Date and with respect to a Variable DMBS Advance, the promissory note will be in the then current form of promissory note utilized by Fannie Mae for loans with a DMBS execution.
“Variable Facility Termination Date” means the earlier of (i) the date specified in a Facility Termination Request, delivered by Borrower pursuant to Section 5.02 of this Agreement for a Complete Variable Facility Termination or (ii) December 31, 2023.
“Variable Structured ARM Advance” means a loan made by lender to Borrower under the Variable Facility Commitment which is a cash execution.
“Wind Down Notice” shall have the meaning set forth in Section 6.01(a).

Appendix I-26